Exhibit 99.1

CONSOLIDATED FINANCIAL STATEMENTS AT 31 MARCH 2016

CONSOLIDATED FINANCIAL STATEMENTS

• CONSOLIDATED INCOME STATEMENT

(EUR thousands)	Notes	31 March 2016	31 March 2015
Net sales	Note 25	1,105,184	1,048,423
Cost of sales	Note 26	(824,062)	(794,062)
Gross profit		281,122	254,361
% of Sales		25.4%	24.3%
Administrative costs		(102,460)	(88,997)
Sales and marketing costs		(53,457)	(46,667)
Research and development costs		(18,405)	(17,019)
Other operating income	Note 27	4,288	6,797
Other expenses	Note 27	(25,445)	(18,084)
Profit from recurring operations		85,643	90,391
% of Sales		7.7%	8.6%
Restructuring costs	Note 28	(6,814)	(1,597)
Gain/(loss) on disposal of property, plant and equipment and intangible assets	Note 28	(38)	(66)
OPERATING PROFIT		78,791	88,728
% of Sales		7.1%	8.5%
Share of profit of joint ventures	Note 8	5,561	6,551
Operating profit after share of profit of equity-accounted entities		84,352	95,279
% of Sales		7.6%	9.1%
Amortisation and depreciation charges included in operating profit		19,702	17,446
Operating profit before amortisation and depreciation charges		104,054	112,725
Net cost of financial debt		(9,890)	(10,970)
Other financial income		39,574	33,097
Other financial expenses		(36,846)	(35,994)
NET FINANCIAL EXPENSE	NOTE 29	(7,162)	(13,867)
PROFIT BEFORE TAX		77,190	81,412
Income tax	Note 30	(21,189)	(28,535)
PROFIT FOR THE YEAR FROM CONTINUING OPERATIONS		56,001	52,877
Profit of discontinued operations	Note 31	0	0
CONSOLIDATED NET PROFIT		56,001	52,877
attributable to:
Minority interests		4,711	(2,769)
NET PROFIT - GROUP SHARE		51,290	55,645
% of Sales		4.6%	5.3%
Earnings per share, in EUR :	Note 33
Basic earnings per share		3.56	3.88
Diluted earnings per share		3.50	3.86
Earnings per share, in EUR – Continuing operations:
Basic earnings per share		3.56	3.88
Diluted earnings per share		3.50	3.86

The attached Notes 1 to 40 form an integral part of the consolidated financial statements.

• CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(EUR thousands)	Notes	31 March 2016	31 March 2015
NET PROFIT FOR THE YEAR		56,001	52,877
Translation adjustment	Note 17	(20,237)	42,334
Financial assets available for sale		—	—
Gains (losses) on financial hedge instruments	Note 21	(787)	1,057
Other items that can be reclassified		(29)	126
Taxes on items that can be reclassified		271	(364)
ITEMS THAT CAN BE RECLASSIFIED TO PROFIT OR LOSS		(20,782)	43,153
of which Share of joint ventures in items that can be reclassified		(2,553)	4,401
Actuarial gains and losses on post-employment benefits	Note 19	1,085	(10,313)
Taxes on items that cannot be reclassified		(548)	2,037
ITEMS THAT CANNOT BE RECLASSIFIED TO PROFIT OR LOSS		537	(8,276)
of which Share of joint ventures in items that cannot be reclassified		—	—
ITEMS OF OTHER COMPREHENSIVE INCOME, AFTER TAX		(20,245)	34,877
of which Share of joint ventures		(2,553)	4,401
TOTAL COMPREHENSIVE INCOME		35,756	87,754
Attributable to:
• parent company shareholders		33,524	83,239
• minority interests		2,232	4,515

The attached Notes 1 to 40 form an integral part of the consolidated financial statements.

• CONSOLIDATED STATEMENT OF FINANCIAL POSITION

ASSETS (EUR thousands)	Notes	31 March 2016 Net	31 March 2015 Net
Goodwill	Note 5	688,572	697,112
Intangible assets	Note 6	63,565	58,314
Property, plant and equipment	Note 7	—	—
Land		5,575	5,670
Buildings		19,152	19,175
Plant and machinery		34,603	32,063
Other property, plant and equipment		18,350	13,695
Equity interests in equity-accounted entities	Note 8	—	—
Shareholdings in equity-accounted joint ventures		20,742	21,817
Shareholdings in other equity-accounted entities		—	—
Other non-current financial assets	Note 9	—	—
Shareholdings in unconsolidated subsidiaries		255	255
Other long-term financial investments		2,644	3,049
Deferred tax assets	Note 10	62,274	66,429
TOTAL NON-CURRENT ASSETS (I)		915,732	917,579
Inventories	Note 11	161,222	167,665
Work-in-progress on projects	Note 12	123,425	121,703
Advances and prepayments paid on orders		2,323	2,625
Trade receivables	Note 13	215,806	224,130
Other current assets	Note 13	37,902	24,718
Taxation receivable		18,018	17,796
Current financial assets	Note 14	33,911	42,849
Short-term investments	Note 15	15,021	14,824
Cash	Note 15	221,048	222,021
Assets held for sale	Note 16	7,527	7,123
TOTAL CURRENT ASSETS (II)		836,203	845,454
TOTAL ASSETS (I+II)		1,751,935	1,763,033

The attached Notes 1 to 40 form an integral part of the consolidated financial statements.

EQUITY AND LIABILITIES (EUR thousands)	Notes	31 March 2016	31 March 2015
Shareholders’ equity	Note 17
Share capital		14,614	14,614
Share premium		97,305	94,297
Translation difference		6,860	24,549
Consolidated reserves		486,683	436,629
Net profit for the period		51,290	55,645
Total equity – group share		656,752	625,734
Minority interests	Note 18
Share of reserves		27,397	34,781
Share of net profit		4,711	(3,063)
Total minority interests		32,108	31,716
TOTAL CONSOLIDATED EQUITY (I)		688,860	657,450
Non-current provisions	Note 19	43,136	48,084
Deferred tax liabilities	Note 10	51,120	50,854
Non-current borrowings and financial debt	Note 20	360,930	396,510
TOTAL NON-CURRENT LIABILITIES (II)		455,186	495,448
Current provisions	Note 19	112,387	101,810
Short-term borrowings and financial debt	Note 20	57,682	54,630
Advances and prepayments received on orders		158,698	140,243
Current liabilities	Note 22	269,574	303,935
Tax payable		9,548	9,515
TOTAL CURRENT LIABILITIES (III)		607,889	610,134
TOTAL EQUITY AND LIABILITIES (I+II+III)		1,751,935	1,763,033

The attached Notes 1 to 40 form an integral part of the consolidated financial statements.

• CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

(EUR thousands)	Share capital	Share premium	Reserves	Translation adjustment	Profit for the period	Total Group share	Minority interests	Total
AT 31 MARCH 2014	14,614	90,250	405,522	(10,501)	50,110	549,995	27,653	577,648
Allocation of 2013/2014 net profit	—	—	50,110	—	(50,110)	—	—	—
Dividends paid	—	—	(11,454)	—	—	(11,454)	(256)	(11,710)
Share capital increase	—	—	—	—	—	—	—	—
Issue of shares (stock options)	—	—	—	—	—	—	—	—
Treasury shares	—	4,048	(3,231)	—	—	817	—	817
Shares issued to Group employees	—	—	—	—	—	—	—	—
Stock option plans reserved for employees (value of services provided by staff)	—	—	2,162	—	—	2,162	—	2,162
Other movements	—	—	1,220	—	—	1,220	—	1,220
Other changes in consolidation scope	—	—	(243)	—	—	(243)	(196)	(439)
Net profit for the period	—	—	—	—	55,645	55,645	(2,770)	52,875
Items of other comprehensive income	—	—	(7,457)	35,049	—	27,592	7,285	34,877
Total income and expenses recognised in Comprehensive Income	—	—	(7,457)	35,049	55,645	83,237	4,515	87,752
AT 31 MARCH 2015	14,614	94,298	436,629	24,549	55,645	625,734	31,716	657,450
Allocation of 2014/2015 net profit	—	—	55,645	—	(55,645)	—	—	—
Dividends paid	—	—	(12,977)	—	—	(12,977)	(1,800)	(14,777)
Share capital increase	—	—	—	—	—	—	—	—
Treasury shares	—	3,007	—	—	—	3,007	—	3,007
Stock option plans reserved for employees (value of services provided by staff)	—	—	7,582	—	—	7,582	—	7,582
Other movements and changes in consolidation scope	—	—	(187)	69	—	(118)	(40)	(158)
Net profit for the period	—	—	—	—	51,290	51,290	4,711	56,001
Items of other comprehensive income	—	—	(9)	(17,758)	—	(17,767)	(2,479)	(20,246)
Total income and expenses recognised in Comprehensive Income	—	—	(9)	(17,758)	51,290	33,523	2,232	35,755
AT 31 MARCH 2016	14,614	97,305	486,684	6,860	51,290	656,752	32,108	688,860

The attached Notes 1 to 40 form an integral part of the consolidated financial statements.

• CONSOLIDATED CASH FLOW STATEMENT

Cash flow statement (EUR thousands)	Notes	31 March 2016	31 March 2015
Net profit - Group share		51,290	55,645
Net profit - Minority interests		4,711	(2,769)
Adjustments for non-cash items:		—	—
• Depreciation and amortisation charges		19,702	17,446
• Cost of performance-based shares		7,582	2,162
• Asset impairment (including goodwill)		—	—
• Unrealised gains and losses on derivative instruments and revaluation of monetary assets and liabilities		386	3,392
• Movement in provisions for current assets and liabilities and charges		15,097	6,125
• Other calculated income and expenses		(44)	—
• Net loss/(gain) on asset disposals		104	45
• Grant income		—	(248)
• Share of profit of equity-accounted entities	Note 8	(5,561)	(6,551)
• Dividends received from equity-accounted joint ventures		2,463	3,214
• Dilution profit		—	—
Net cost of financial debt		9,890	10,970
Income tax charge (including deferred tax)		21,189	28,535
SELF-FINANCING CAPACITY BEFORE INTEREST AND TAX		126,809	117,966
Change in current assets and liabilities		(26,588)	4,414
Decrease (+) increase (-) in inventories		3,960	(13,071)
Decrease (+) increase (-) in trade and other receivables		(9,675)	(9,379)
Increase (+) decrease (-) in trade and other payables		(17,883)	29,094
Increase (+) decrease (-) in income tax		(2,990)	(2,230)
Income tax paid		(14,693)	(25,799)
Net financial interest paid		(8,886)	(9,830)
CASH FLOW FROM OPERATING ACTIVITIES		76,641	86,751
Purchase of intangible assets		(13,402)	(9,446)
Purchase of property, plant and equipment		(22,628)	(14,298)
Proceeds from capital grants		—	88
Proceeds from disposal of PPE and intangible assets		79	169
Purchase of non-current financial assets		(2,915)	(237)
Proceeds from sale of non-current financial assets		728	544
Free cash flow(1) (2)		38,503	63,571
Cash outflows/inflows related to acquisitions of subsidiaries and minority interests		(1,281)	(1,880)
Cash outflows/inflows related to disposals of subsidiaries and minority interests		—	—
Impact of changes in consolidation scope		—	—
CASH FLOW FROM INVESTMENT ACTIVITIES		(39,419)	(25,060)
Proceeds from new shares issue		—	—
Buyback of treasury shares		3,021	817
Movement in share and merger premiums		—	—
Dividends paid to parent company shareholders	Note 36	(12,977)	(11,248)
Dividends paid to minority interests		(1,800)	(256)
Proceeds from new borrowings		8,337	16
Repayment of borrowings		(33,983)	(36,710)
CASH FLOW FROM FINANCING ACTIVITIES		(37,402)	(47,381)
Net foreign exchange difference		(581)	(17,574)
Net increase/(decrease) in total cash and cash equivalents		(761)	(3,265)
Cash and cash equivalents at beginning of the year		234,675	237,935
CASH AND CASH EQUIVALENTS AT END OF THE YEAR	NOTE 15	233,914	234,675

(1)	Free cash flow is defined as cash flow from operating activities plus cash flow from investment activities excluding cash flow from acquisitions/disposals of subsidiaries.
(2)	The impact on free cash flow linked to the combination with Wabtec was EUR (4,322) thousands.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1	GENERAL INFORMATION

Faiveley Transport is a French public limited company (société anonyme) with a Management Board and a Supervisory Board. At 31 March 2016, its registered office was located at:

Immeuble le Delage, Hall Parc, Bâtiment 6A

3 rue du 19-Mars-1962

92230 - GENNEVILLIERS

The consolidated financial statements are prepared by the Management Board and submitted for approval to the shareholders at the General Meeting.

The 2014/2015 consolidated financial statements have been submitted for approval at the Shareholders’ General Meeting of 18 September 2015.

The financial statements for 2015/2016 were approved by the Management Board at its Meeting of 25 May 2016. They were presented to and reviewed by the Supervisory Board at its Meeting of 25 May 2016.

The financial statements have been prepared on the basis that the Faiveley Transport Group operates as a going concern.

The Group’s functional and presentation currency is the Euro. Figures are expressed in thousands of Euros unless indicated otherwise.

NOTE 2	HIGHLIGHTS

Significant events

•	On 28 May 2015, during the presentation of its 2014/2015 annual results, Faiveley Transport Group presented its strategic plan for the next three years: Creating Value 2018. A dedicated press release is available on the Group’s website.

•	On 27 July 2015, Faiveley Transport announced it had begun exclusive negotiations with Wabtec Corporation. Following consultation with employee representative bodies, on 6 October 2015 the Faiveley family and Wabtec Corporation signed the share transfer agreement as well as a shareholder agreement; Faiveley Transport and Wabtec Corporation signed the agreement related to the public offering.

Wabtec’s firm offer relates to the acquisition of the entire Faiveley Transport share capital, valuing it at an enterprise value of approximately EUR 1.7 billion, and would give rise to one of the world’s leading rail equipment manufacturers with combined sales of approximately EUR 4 billion.

Finalisation of this project is subject to the fulfilment of standard closing conditions and specifically to the approval of the competent competition authorities (the European Commission and the US Department of Justice, as well as Russia’s Federal Antimonopoly Services).

The project has already been approved by the Russian competition authority. The process for applying to the European Commission for authorisation is ongoing. Following the formal notification submitted on 4 April 2016, on 12 May 2016 the European Commission opened an in-depth investigation (Phase 2) regarding certain segments which could be affected by the combination.

In the United States, the Department of Justice is continuing the additional information (“second request”) proceedings in relation to the planned acquisition.

In this context, the acquisition of a controlling interest from the Faiveley family by Wabtec is not expected before the fourth quarter of 2016 and the proposed public offer will be filed with the Autorité des Marchés Financiers (AMF – French financial markets authority) in the weeks following this change in control.

•	The Autorité des Marchés Financiers (“AMF”), the French regulatory authority for listed companies, had launched an investigation at the end of 2011 into Faiveley Transport’s financial information and market price from 1 April 2011 onwards.

Following the investigative procedure, in March 2014 the Board of the AMF notified Faiveley Transport of certain complaints in respect of which Faiveley Transport may have failed in its obligation of public disclosure at the end of the 2011/2012 financial year.

The Enforcement Committee issued its final decision on 27 July 2015, imposing a fine of EUR 300,000 on the Company. The only complaint upheld against the Company by the Committee was that of a late disclosure to the market between March and April 2012, the other complaints being deemed unfounded.

•	On 8 October 2015, the Group ended the liquidity contract dated 1 October 2012 awarded by Faiveley Transport to Exane BNP Paribas.

NOTE 3	ACCOUNTING PRINCIPLES AND METHODS

Basis of preparation

In application of regulation 1606/2002 of the European Union (EU), the consolidated financial statements of the Faiveley Transport Group are prepared in accordance with IFRS (International Financial Reporting Standards), as adopted by the European Union.

CHANGES IN ACCOUNTING POLICIES DUE TO NEW STANDARDS AND INTERPRETATIONS OF MANDATORY APPLICATION FOR INTERIM PERIODS AND FINANCIAL YEARS STARTING ON OR AFTER 1 APRIL 2015

New standards of mandatory application

•	Levies (IFRIC 21): levies charged by public authorities.

•	Employee benefits: employee contributions (amendments to IAS 19).

•	Annual improvements to IFRS 2010-2012, IFRS 2011-2013.

These mandatory texts applicable from 1 April 2015 had no significant impact on the Group’s financial statements.

New standards and interpretations adopted by the European Union, the application of which is not yet mandatory

•	Equity method in separate financial statements (amendments to IAS 27).

•	Disclosure initiative (amendments to IAS 1 “Presentation of financial statements”).

•	Recognition of acquisitions of interests in joint operations (amendments to IFRS 11).

•	Clarification of acceptable methods of depreciation and amortisation (amendments to IAS 16 – Property, plant and equipment and IAS 38 – Intangible assets).

• Annual improvements to IFRS 2012-2014.

The impact of these new texts on the consolidated financial statements is currently being analysed by the Group.

New standards and interpretations not yet adopted by the European Union the application of which is not yet mandatory

•	Classification and measurement of financial assets (IFRS 9).

•	Regulatory deferral accounts (IFRS 14).

•	Revenue from contracts with customers (IFRS 15).

•	Investment entities: Application of the consolidation exemption, (Amendments to IFRS 10 and IAS 28).

•	Recognition of deferred tax assets for unrealised losses (IAS 12).

•	Amendment to IAS 7 “Cash flow statement”.

•	IFRS 16 “Leases”.

•	Sale or contribution of assets between an investor and its associate or joint venture (amendments to IAS 28 and IFRS 10).

The impact of these new texts on the consolidated financial statements is currently being analysed by the Group.

Consolidation scope and methods

Pursuant to IFRS 10, companies over which the Group directly or indirectly exercises exclusive control are consolidated using the full consolidation method.

In application of IFRS 11, the financial statements of jointly controlled entities are consolidated using the equity method when they qualify as joint ventures and according to the percentage of each entity’s interest in each balance sheet item and income statement line when they qualify as joint operations.

Other associate companies over which Faiveley Transport Group exercises significant influence over financial and operational policies are accounted for using the equity method. Significant influence is presumed when the Group holds more than 20% of the voting rights of a company.

Acquisitions or disposals arising during the financial year are reflected in the consolidated financial statements from the date on which effective control is transferred, unless the impact is not material to the income statement in the case of acquisitions carried out at the end of the financial year.

Intra-Group balances and transactions are eliminated for all consolidated companies.

Faiveley Transport Group companies that are consolidated are listed in Note 38. Note 9 lists companies that are not consolidated due to their insignificant impact on the Faiveley Transport Group’s financial statements.

Use of estimates

As part of the preparation of the consolidated financial statements and in accordance with IFRS, Faiveley Transport Group Management must make certain estimates and use assumptions that it considers realistic and reasonable. These estimates and assumptions affect the book value of the assets, liabilities, equity and results, and any contingent assets and liabilities, as presented at the balance sheet date. Group Management regularly reviews its estimates on the basis of the information available to it. When events and circumstances are not in line with expectations, actual results may differ from such estimates.

The main accounting methods whose application necessitates the use of estimates relate to the following items:

RECOGNITION OF THE MARGIN ON LONG-TERM BUILDING AND SERVICE CONTRACTS AND RELATED PROVISIONS (SEE § BELOW – PRESENTATION OF INCOME STATEMENT – 1)

Revenue from long-term building and service contracts is recognised in proportion to the stage of completion of the contracts, in accordance with IAS 11. Project reviews are organised on a regular basis so that the stage of completion and finalisation of the contract can be monitored. If the project review identifies a negative gross margin, a provision is immediately raised in respect of the loss relating to the work not yet carried out.

The total estimated income and expenses in respect of the contract reflect the best estimate of the future benefits and obligations under the contract. The assumptions used to determine the current and future obligations take into account technological, commercial and contractual constraints measured on a contract-by-contract basis.

Obligations under building contracts may result in penalties for delays in a contract’s implementation schedule or an unexpected cost increase due to amendments to the project, a supplier’s or subcontractor’s failure to comply with its obligations or delays caused by unforeseen events or circumstances. Similarly, warranty obligations are affected by product failure rates, equipment wear and tear and the cost of actions needed to return to normal service.

Although the Group measures risks on a contract-by-contract basis, the actual costs resulting from the obligations associated with a contract may prove to be greater than the amount initially estimated. It may therefore be necessary to re-estimate the costs to completion when a contract is still in progress or to re-estimate provisions when a contract is completed.

MEASUREMENT OF DEFERRED TAX ASSETS

The determination of the book values of deferred tax assets and liabilities and the amount of deferred tax assets to be recognised requires management to exercise its judgement as to the level of future taxable profits to be taken into consideration.

MEASUREMENT OF ASSETS AND LIABILITIES IN RESPECT OF RETIREMENT AND OTHER BENEFITS (SEE § BELOW – PROVISIONS FOR LIABILITIES AND CHARGES – 1)

The measurement by the Group of the assets and liabilities relating to defined benefit schemes in accordance with IAS 19 requires the use of statistical data and other parameters used to predict future trends. Such parameters include discount rate, expected return on plan assets, salary increase rate, staff turnover rate and mortality rate. When circumstances where actuarial assumptions prove to be significantly different from actual data subsequently observed, this could result in a substantial amendment to the charge for retirement and similar benefits, actuarial gains and losses and assets and liabilities stated in the balance sheet relating to these commitments.

MEASUREMENT OF PROPERTY, PLANT AND EQUIPMENT AND INTANGIBLE ASSETS (SEE § BELOW – AMORTISATION AND DEPRECIATION OF NON-CURRENT ASSETS)

Pursuant to IAS 36, goodwill, including intangible assets with an indefinite useful life, is tested for impairment each year on 31 March or more frequently if there are indications of impairment. The discounted future cash flow model used to determine the fair value of the Cash Generating Units utilises a certain number of parameters including estimated future cash flows, discount rates and other variables, and consequently requires the exercise of judgment to a significant degree.

The assumptions used to carry out impairment tests are the same for property, plant and equipment and intangible assets. Any future deterioration in market conditions or operating performances could result in the inability to recover the net book value of such assets.

INVENTORIES AND WORK-IN-PROGRESS

Inventories and work-in-progress are measured at the lower of cost and net estimated realisable value. Writedowns are calculated on the basis of an analysis of foreseeable trends in demand, technology and market conditions, the aim of which is to identify inventories and work-in-progress that are obsolete or surplus to requirements. If market conditions worsen to a greater degree than was forecast, additional writedowns of inventories and work-in-progress may prove necessary.

STOCK-OPTIONS AND FREE SHARES

Share subscription and/or purchase options as well as free shares granted to certain senior executives and employees of the Group are recognised in accordance with IFRS 2.

Options are measured at the allocation date. The fair value of options is a function of the expected life, exercise price, current price of underlying shares, expected volatility and share price.

The fair value of free shares is estimated on the allocation date, specifically based on their expected life, current price of the underlying shares, expected volatility and share price and takes into account the terms and conditions attached to the share allocation.

This value is recognised as personnel cost between the date of grant and the end of the vesting period and offset under equity.

Translation method

The consolidated financial statements are presented in Euro, the Group’s reporting currency.

FOREIGN CURRENCY-DENOMINATED TRANSACTIONS

Transactions not denominated in the functional currency are translated at the exchange rate on the date when the transaction was first recorded.

At the balance sheet date:

•	foreign currency-denominated monetary items are converted at the closing rate;

•	foreign currency-denominated non-monetary items valued at historical cost are converted at the foreign exchange rate on the transaction date; and

•	foreign currency-denominated non-monetary items valued at fair value are converted using the foreign exchange rate on the date fair value was determined.

FOREIGN CURRENCY-DENOMINATED SUBSIDIARY FINANCIAL STATEMENTS

Subsidiary financial statements are prepared in the currency that is most representative of their economic environment. This currency is deemed to be their functional currency pursuant to IAS 21.

Subsidiary financial statements are translated into Euros using the following exchange rates:

•	closing rate for all balance sheet items, with the exception of the components of equity which continue to be translated at historical exchange rates (translation rates used on the date the subsidiary was acquired by the Group);

•	average rate for the period for income statement and cash flow statement items.

Translation differences arising in respect of the profit or loss and shareholders’ equity are recognised directly in shareholders’ equity under the heading “Translation differences” in the case of the Group’s share, with the portion attributable to third parties being recorded in minority interests.

On the disposal of a foreign subsidiary, the translation differences relating to such disposal and recognised in shareholders’ equity after 1 April 2004 are accounted for in the income statement.

• TRANSLATION EXCHANGE RATES USED IN THE CONSOLIDATION

		Closing rate		Average rate
		31 March 2016	31 March 2015	31 March 2016	31 March 2015
THB	Thai Baht	EUR 0.024989	EUR 0.028557	EUR 0.025891	EUR 0.024283
SEK	Swedish Krona	EUR 0.108398	EUR 0.107641	EUR 0.107066	EUR 0.108360
CZK	Czech Koruna	EUR 0.036967	EUR 0.036320	EUR 0.036849	EUR 0.036255
USD	US Dollar	EUR 0.878349	EUR 0.929454	EUR 0.906351	EUR 0.788550
AUD	Australian Dollar	EUR 0.675356	EUR 0.706514	EUR 0.666297	EUR 0.690302
HKD	Hong Kong Dollar	EUR 0.113273	EUR 0.119872	EUR 0.116838	EUR 0.101700
SGD	Singapore Dollar	EUR 0.653424	EUR 0.676865	EUR 0.653744	EUR 0.613296
TWD	Taiwan Dollar	EUR 0.027346	EUR 0.029536	EUR 0.028219	EUR 0.025757
CHF	Swiss Franc	EUR 0.914829	EUR 0.955749	EUR 0.931474	EUR 0.849768
GBP	Pound Sterling	EUR 1.263424	EUR 1.374948	EUR 1.364940	EUR 1.273290
IRR	Iranian Rial	EUR 0.000029	EUR 0.000033	EUR 0.000031	EUR 0.000030
BRL	Brazilian Real	EUR 0.242872	EUR 0.286058	EUR 0.252340	EUR 0.320736
RUB	Russian Rouble	EUR 0.013105	EUR 0.016015	EUR 0.014114	EUR 0.017617
INR	Indian Rupee	EUR 0.013257	EUR 0.014865	EUR 0.013842	EUR 0.012911
KRW	Korean Won	EUR 0.000772	EUR 0.000839	EUR 0.000783	EUR 0.000745
CNY	Chinese Yuan	EUR 0.136029	EUR 0.149903	EUR 0.142487	EUR 0.127297
PLN	Polish Zloty	EUR 0.234874	EUR 0.244774	EUR 0.236636	EUR 0.238848

Balance sheet date

All companies are consolidated on the basis of financial statements drawn up at 31 March 2016.

Income statement presentation

1 - SALES REVENUE AND COST OF SALES RECOGNITION

In accordance with IAS 18.20, sales arising from contracts of less than one year in duration, which primarily relate to the sale of spare parts, are recorded upon transfer of risks and rewards, which is generally at the time of delivery to the customer. The same applies to short-term service provisions, carried out from time to time.

For services provided over a longer period, sales are recognised based on the percentage of completion of services.

Sales arising from equipment manufacturing contracts or sales of services of more than one year in duration are recognised using the percentage of completion method in accordance with IAS 11. A construction contract consists of two phases: an engineering phase relating to product design and a production phase relating to their manufacture. Contractually, engineering work is invoiced to customers on the basis of the stage of technical completion. Manufactured products are subsequently delivered and invoiced to the customers in accordance with the delivery dates provided for in the contract. Percentage of completion is measured in the large majority of cases on the basis of relating actual sales billed and delivered to the total sales value of the contract. The total estimated cost of completion includes direct costs (such as raw materials, labour and engineering) relating to the contracts. This includes costs already committed and future costs, including warranty costs and costs specific to the probable risks. Provision charges for losses to completion and other provisions on contracts are recorded as cost of sales in the income statement if, during the review of the contracts, it seems probable that the costs to which they relate will arise.

Changes in the conditions of contract fulfilment and all changes to margins at completion are recorded as cost of sales in the income statement in the period in which they are identified.

Warranty provisions are valued based on contract terms and an assessment of risks based on sector knowledge.

2 - OPERATING PROFIT AFTER SHARE OF PROFIT OF EQUITY-ACCOUNTED ENTITIES

This aggregate includes gross profit, research and development costs, sales, marketing and administrative costs and other operating income and expenses. It also includes the share of retirement and other benefits corresponding to the cost of services provided during the period, the cost of employee share-based payments and profit-sharing plans, as well as foreign exchange gains and losses related to operating activities. Lastly, it includes the share of profit of equity-accounted entities.

Adjusted Group operating profit is the indicator used to present a level of operational profitability that can be used to forecast recurring performance. It corresponds to operating profit after share of profit of equity-accounted entities, excluding restructuring costs, and costs relating to the Wabtec transaction.

3 - FINANCIAL INCOME AND EXPENSES

Financial income and expenses include:

•	interest income and expense on the consolidated net debt, which consists of borrowings, other financial liabilities (including liabilities in respect of finance leases) and cash and cash equivalents;

•	dividends received from unconsolidated equity investments;

•	the effect of discounting financial provisions;

•	changes in financial instruments;

•	foreign exchange gains and losses on financial transactions.

4 - INCOME TAX

The Group calculates its income tax in accordance with tax laws applicable in the country where profits are taxable and in accordance with IAS 12.

The current tax liability is calculated using the tax laws that have been enacted or substantively enacted by the balance sheet date in the countries where the Group’s subsidiaries and associates operate and generate taxable profits. Management periodically assesses tax positions taken in light of applicable tax regulations, where the latter are subject to interpretation, and determines, if applicable, the amounts it expects to pay to tax authorities.

Temporary differences between the book value of assets and liabilities and their tax base, tax losses carried forward and unused tax credits are identified in each taxable entity (or tax group, if applicable). The corresponding deferred tax is calculated using the tax rates that have been enacted or substantively enacted for the financial year during which assets will be realised or liabilities settled (see § Deferred tax).

Pursuant to the Conseil National de la Comptabilité (CNC) communication of 14 January 2010 relating to the accounting treatment of the component based on value added (CVAE) of the CET tax (Contribution Economique Territoriale) introduced in France by the 2010 Finance Act of 31 December 2009, following an analysis carried out by the Group and in light of its specific features, it was decided to treat the value-added based CVAE as income tax, in order to remain consistent with the classification of similar taxes in Germany and Italy (Gewerbesteuer and IRAP, respectively).

5 - PROFIT OR LOSS OF OPERATIONS HELD FOR DISPOSAL AND DISCONTINUED OPERATIONS

The net of tax profit or loss from discontinued operations as defined by IFRS 5 is presented under a separate heading in the income statement. It includes the net profit or loss of such activities during the year and up to their date of disposal, as well as the net gain or loss on the disposal itself.

6 - EARNINGS PER SHARE

Basic earnings per share is calculated based on the profit attributable to holders of ordinary shares of the parent company, divided by the weighted average number of ordinary shares outstanding during the financial period. Since the shares of the consolidating entity held by itself are deducted from shareholders’ equity, these shares are excluded from the weighted average number of outstanding shares.

Diluted earnings per share is calculated based on the weighted average number of shares outstanding during the financial period adjusted for the number of shares that would be generated by the exercise of share subscription options or purchase options granted by the Group as per the conditions of IAS 33.45 and subsequent.

Intangible assets

1 - GOODWILL

On each acquisition, the Group identifies and assesses the fair value of all assets and liabilities acquired, particularly intangible assets and property, plant and equipment, brands, inventories, work-in-progress and all provisions for liabilities and charges.

The unallocated difference between the cost of securities in companies acquired and consolidated and the fair value of assets and liabilities is recorded as goodwill. Where this difference is negative, it is taken directly to the income statement. When this difference is positive, it is recognised in the balance sheet.

In case of the partial acquisition of a company, goodwill will either be recognised based on the percentage of ownership of this new entity or fully consolidated, i.e. taking account of the share attributable to minority interests.

Acquisitions of minority interests in subsidiaries that are already fully consolidated

Prior to the application of revised IAS 27, the Group had elected to recognise additional goodwill, which corresponded to the difference between the acquisition cost of securities and the additional share in consolidated equity that these securities represented.

Since the implementation of this standard, acquisitions of minority interests are now recognised as a deduction from the Group’s share of shareholders’ equity.

Accounting treatment of put options on minority interests

Similar to the accounting treatment used for acquisitions of minority interests, the Group elected to use the option to recognise additional goodwill as part of the accounting treatment of put options on minority interests that existed prior to 1 April 2010. Put options granted after revised IFRS 3 and IAS 27 became applicable are recognised as a deduction from equity (see below Financial Assets and Liabilities - § 6).

2 - INTANGIBLE ASSETS ACQUIRED SEPARATELY OR PURSUANT TO A BUSINESS COMBINATION

Intangible assets acquired separately are recorded in the balance sheet at their historical cost.

Intangible assets (primarily brands) resulting from the valuation of assets of acquired companies are recorded in the balance sheet at their fair value, determined generally on the basis of appraisals by external experts when significant in value.

Intangible assets, other than those with indefinite useful lives, are amortised on a straight-line basis over their estimated useful lives, which are as follows:

• software	1 to 10 years;
• patents	5 to 15 years;
• development costs	3 years.

3 - INTERNALLY-GENERATED INTANGIBLE ASSETS

Research costs are expensed immediately when incurred.

Development costs on new projects are capitalised if all of the following criteria are met:

•	the project is clearly identifiable and its related costs are separately identified and reliably measured;

•	the technical feasibility of the project has been demonstrated and the Group has the intent and the financial capability to complete the project and to use or to sell the products derived from this project;

•	it is probable that the project developed will yield future economic benefits for the Group.

These costs relate to the purchase of raw materials and labour. Capitalised project development costs are amortised on a straight-line basis over 3 years.

Property, plant and equipment

Property, plant and equipment are measured at their acquisition cost or at their fair value when new subsidiaries are acquired. Depreciation is calculated separately for every asset component that has a distinct useful life. The useful lives of the assets concerned are generally deemed to be as follows:

• buildings	15 to 25 years;
• fixtures and fittings	10 years;
• industrial machinery and equipment	5 to 20 years;
• tools	3 to 5 years;
• vehicles	3 to 4 years;
• office equipment and furniture	3 to 10 years.

Assets acquired under finance leases are recorded as assets when the lease agreement transfers substantially all the risks and rewards inherent in ownership of an asset to the Group. At each balance sheet date, a finance lease recognised as an asset gives rise to a depreciation charge (consistent with the depreciation policy applicable to other depreciable assets of the same nature). Lease agreements for which the risks and rewards of ownership are not transferred to the Group are treated as operating leases, with corresponding lease payments expensed on a straight-line basis over the lease term.

Impairment of asset values

Goodwill and intangible assets with indefinite useful lives are tested for impairment each year.

Intangible assets and property, plant and equipment with finite useful lives are tested for impairment as soon as there is any indication that such assets may have become impaired. Where relevant, impairment is recognised.

Impairment testing involves comparing the recoverable amount of the asset with its net book value. The recoverable amount is the higher of fair value less costs to sell the asset and its value in use.

Tests are carried out on the basis of Cash Generating Units (CGUs) to which these assets can be allocated. A CGU is a consistent group of assets whose continuous utilisation generates cash inflows that are largely independent of cash inflows generated by other groups of assets.

The value in use of a CGU is determined based on the present value of the estimated future cash flows to arise from these assets, within the framework of economic assumptions and operating conditions anticipated by Group Management. The measurement carried out is based mainly on the Group’s three-year plan. Cash flows beyond that timeframe are extrapolated by applying a stable growth rate.

The recoverable amount is the sum of the present value of the cash flows and the present value of the terminal residual value. The discount rate is determined using the sector’s weighted average cost of capital.

When this value is less than the book value of the CGU, an impairment loss, first allocated to goodwill, is recognised.

In the event of an indication of a recovery in value, this impairment loss may eventually be reversed to the extent that it does not exceed the net book value of the asset at the same date had it not been subject to a writedown. Impairment losses recorded on goodwill may not be reversed.

Financial assets and liabilities

Pursuant to IAS 32 and IAS 39, financial assets and liabilities comprise operating receivables and liabilities, financial loans and liabilities, shareholdings in unconsolidated companies, marketable securities, borrowings and other financial liabilities and derivative financial instruments.

On initial recognition, a financial instrument is valued at fair value, adjusted for issue costs:

•	fair value, as defined by the applicable IAS, corresponds as a general rule to transaction value, with exceptions discussed below;

•	under the IAS, the term “issue costs” is used to mean all of the ancillary costs directly attributable to the acquisition or implementation of the financial instruments.

Specific cases where fair value differs from the value on initial recognition in the balance sheet include loans, borrowings, operating receivables and liabilities which are interest-free or at beneficial rates. In such specific cases, fair value is calculated by discounting the cash flows associated with the financial instrument, using the market rate increased by a risk premium.

At future balance sheet dates, financial assets and liabilities are recorded at either their amortised cost or fair value depending on the class of assets or liabilities to which they belong.

The accounting treatment of identified financial assets and liabilities is as follows:

1 - OPERATING RECEIVABLES

At each balance sheet date, the Group assesses whether there is an objective indication of impairment of a receivable. If there are objective indications of impairment in respect of assets recognised at amortised cost, the book value of the asset is reduced via the use of an impairment account. The amount of the impairment is recognised in the income statement.

If the amount of the impairment reduces during a subsequent accounting period, and if such reduction can be objectively linked to an event that occurred after the recognition of the impairment, the impairment loss previously recognised is reversed to the extent that the book value of the asset does not exceed the amortised cost on the date the impairment loss is reversed. Any subsequent reversal is recognised in the income statement.

Regarding doubtful trade receivables, a provision is raised when there is an objective indication of the Group’s inability to recover all or part of the amounts due under the terms contractually laid down in respect of the transaction. Significant financial difficulties encountered by the debtor, the probability that the debtor will become bankrupt or undergo a financial restructuring or payment default are indications of the impairment of a receivable. The book value of the trade receivable is reduced via the use of a value adjustment account.

Within the framework of the factoring of trade receivables, an analysis of the risks and rewards relating to the transfer of such receivables must be conducted pursuant to IAS 39 (credit risk and interest rate risk primarily):

•	if the risks and rewards are substantially transferred, the receivables are deconsolidated from the balance sheet against cash;

•	if the risks and rewards are substantially retained, the receivables are maintained on the balance sheet with a corresponding liability being recognised, the transaction being accounted for as a borrowing guaranteed by receivables.

2 - FINANCIAL RECEIVABLES AND LOANS

These financial instruments are also recorded at their amortised cost. They are subject to valuation tests, which are realised when there is an indication that their recoverable amount is less than their book value, in accordance with the same principles as those described in Paragraph “1 - operating receivables”. The impairment loss is recorded in the income statement as are any loss reversals.

3 - SHAREHOLDINGS IN UNCONSOLIDATED COMPANIES

These financial instruments are classified as assets held for sale. They are unlisted shares for which the fair value cannot be reliably determined and therefore the book value at which they are recognised is their acquisition cost.

In the event of an objective indication of impairment of the financial asset (notably a significant and sustained drop in its value), the impairment loss is recognised in the income statement and may not be reversed in a subsequent period other than on the sale of the shareholding concerned.

4 - CASH, MARKETABLE SECURITIES AND CASH EQUIVALENTS

Cash and marketable securities reflected in the balance sheet include cash balances, bank accounts, term deposits maturing in less than three months and securities that can be traded on official exchanges. These short-term instruments comprise money market funds and certificates of deposit. They are considered by the Group as financial assets held for trading and are valued at their fair value, with any movements in fair value recorded to the income statement.

In the case of highly liquid short-term investments (maturity not exceeding three months), it is assumed that their fair value is equal to their book value (capitalised interest included). Such items are therefore classified as cash equivalents.

5 - BORROWINGS AND OTHER FINANCIAL LIABILITIES

Borrowings are initially recognised net of related expenses. Their cost is amortised using the effective interest rate method. Other financial liabilities are recognised at amortised cost.

6 - PUT OPTIONS HELD BY MINORITY SHAREHOLDERS IN GROUP SUBSIDIARIES

If the put options held by minority shareholders in Group subsidiaries have an impact on the transfer of risks and rewards associated with underlying securities, the put option gives rise to the recognition of a firm and immediate acquisition of the securities, with their payment being deferred.

In accordance with IAS 32, put options are recognised as financial liabilities if they have no impact on the transfer of risks and rewards. The amount reflected in the balance sheet corresponds to the present value of the exercise price of put options, measured according to the discounted future cash flow method. This liability is offset under equity.

Subsequent fair value movements are recognised:

•	in equity, for the estimated change in value of the exercise price;

•	in net financial income (expense) for the reversal of debt discounting.

Derivative financial instruments

The Group uses derivative financial instruments to manage its exposure to movements in interest rates and in the exchange rates of foreign currencies. As part of its hedging policy, the Group uses interest rate swaps and contracts for forward purchases and sales of currencies. The Group may also use option contracts.

1 - FOREIGN EXCHANGE RISK

The Group operates in foreign countries and is therefore exposed to exchange risk as a result of various foreign currency exposures. The management of exchange risk is centralised by the parent company’s Treasury Department and comprises two parts:

•	exchange risk management relating to tenders in foreign currencies (uncertain risk);

•	exchange risk management relating to commercial contracts (certain risk).

The Group’s policy is to hedge all expected future transactions in each major currency.

2 - INTEREST RATE RISK

The Group manages its interest rate cash flow risk through the use of swaps or options. From an economic point of view, the effect of these interest rate swaps or caps is to convert variable rate borrowings into fixed rate borrowings. The Group may also use structured instruments that do not qualify for hedge accounting.

A detailed description of the exchange and interest rate risks is provided in Note 20: management of financial risks.

3 - DERIVATIVE FINANCIAL INSTRUMENTS GENERAL ACCOUNTING RULES

The derivative instruments used by the Group qualify for accounting purposes as hedges if the derivative is eligible for hedge accounting and if the hedging relationship is documented in accordance with the principles of IAS 39.

The derivative hedge instruments are recorded in the balance sheet at their fair value. The recognition of movements in the fair value of derivative instruments depends on the following three classifications:

•	fair value hedges: movements in the fair value of the derivative are taken to the income statement and offset, to the extent of the effective part, the movements in fair value of the underlying asset, liability or firm commitment, also recorded in the income statement. Forward exchange transactions and exchange swaps that cover certain commercial contracts and financial assets and liabilities denominated in foreign currencies are considered as fair value hedges;

•	hedging future flows: movements in fair value are recorded in equity for the effective part and reclassified in income when the item covered affects the latter. The ineffective part is taken directly to financial income and expense. Interest rate derivative instruments, as well as budget cash flow hedges are treated as future cash flow hedges;

•	transaction derivatives: the movements in the fair value of the derivative are recorded in financial income and expenses.

Inventories and work-in-progress

Inventories and work-in-progress include raw materials, work-in-progress and finished products. They are stated at the lower of production cost and estimated net realisable value.

Raw materials are measured using the weighted average cost method.

Work-in-progress and finished products are measured at their production cost. The cost of inventories includes direct raw material costs and, where relevant, direct labour costs as well as overheads incurred in bringing the inventories to their present location and condition.

Writedown is recognised to take account of obsolescence risks (see § above Use of estimates – inventories and work-in-progress).

Non-current assets held for disposal and discontinued operations

IFRS requires the separate disclosure in the balance sheet of the total value of assets and liabilities of operations held for disposal without any offset. IFRS also requires the separate disclosure in the income statement of the total after tax profit realised from discontinued operations.

Non-current assets held for disposal may no longer be depreciated or amortised. They are valued at the lower of their book value and fair market value net of disposal costs.

Treasury shares

Faiveley Transport parent company shares held by the subsidiaries or the parent company are deducted from consolidated equity, with any gains or losses on their disposal being directly allocated to equity.

Provisions for liabilities and charges

1 - PROVISIONS FOR RETIREMENT BENEFITS AND OTHER EMPLOYEE COMMITMENTS

In accordance with the laws and practices of each country, Faiveley Transport Group participates in retirement benefit plans, social security plans, medical plans and employment termination indemnity schemes, with benefits based on several factors including seniority, wages and payments made into mandatory general plans.

These plans may be defined-benefit or defined-contribution plans.

Post-employment benefits – defined benefits

Following retirement, Group employees receive benefits (pension or allowance) funded by a number of Group companies. These defined benefit plans primarily concern the United Kingdom, Germany, France and Italy.

In the United Kingdom and Germany, the majority of these plans involve supplementary pension plans. In the United Kingdom, commitments are pre-financed by plan assets.

In France, employees are granted by law a retirement benefit for an amount that varies according to the applicable collective agreement, seniority of employment and end-of-career salary. This benefit is paid by the employer when the employee retires.

In Italy, the law provides for the payment by companies of the “Trattamento di Fine Rapporto” (Severance pay) or TFR for the benefit of employees. The TFR is funded by a 7.4% contribution paid by the employer and is accumulated so as to provide the employee with a lump sum when leaving the Company. The impact of the TFR reforms has been integrated since 31 March 2008. The provision established in the Company’s financial statements relates to rights acquired prior to 1 January 2007. For rights acquired subsequently, the employer’s commitment is limited to the payment of contributions to external funds.

Commitments for defined benefit plans are calculated based on the projected unit credit method. From the financial year beginning 1 April 2013, actuarial gains and losses are recognised under items of other comprehensive income in accordance with revised IAS 19.

Post-employment benefits – defined contributions

Contributions into defined contribution plans are expensed when made.

Other long-term benefits

Other long-term benefits primarily concern Germany (seniority bonuses and early retirement schemes) and France (seniority awards).

Actuarial differences for this type of plan are expensed when they arise.

The net expense for retirement commitments and similar benefits is broken down between cost of sales and structure costs, according to the distribution of the Company workforce.

2 - OTHER PROVISIONS FOR LIABILITIES AND CHARGES

In accordance with IAS 37, Faiveley Transport Group recognises a provision when an obligation to a third party arises that will result in a probable loss or liability that can be reasonably measured. The Group reports a contingent liability as an off-balance sheet commitment when there is only a possibility of a resulting loss or liability or when it cannot be reasonably measured.

These provisions are determined based on the best knowledge available concerning risks incurred and their probability of realisation and are allocated to specific risks. They cover, in particular:

•	probable after sales service expenditure arising from mechanical warranties;

•	probable expenditure for industrial risks covered by contractual guarantees. The measurement of the provision amount is based on such factors as the products’ technical complexities, their innovative nature, geographical proximity, etc.;

•	litigation risks;

•	losses on completion for the part exceeding the amounts due by the customers;

•	restructuring costs when the restructuring has been officially announced and is the subject of a detailed plan or whose execution has already begun.

These provisions are valued at their present value when their impact is significant and their measurement reasonably reliable.

Provisions for guarantees are calculated according to the percentage related to the type of product manufactured and experience gained of its reliability over time. The percentages vary from 1% to 6% according to the products and are applied to the total production costs of products on a project-by-project basis.

Deferred tax

In accordance with IAS 12, deferred tax is calculated using the balance sheet liability method (use of tax rates adopted or virtually adopted at the balance sheet date) for all temporary differences between the accounting and tax treatments of assets and liabilities of each Group entity noted at the balance sheet date.

Deferred tax assets arising from tax losses carried forward are recognised when it is probable that the Group will realise taxable profits in the financial years during which the unused tax losses can be offset.

Deferred tax is recorded in the income statement, unless it relates to items directly posted to other items of comprehensive income, in which case it is also recognised under other items of comprehensive income.

Segment reporting

In light of criteria defined by IFRS 8 and given the Group’s internal organisation (steering of activities by project, with projects generally comprising several products and involving the participation of several Group subsidiaries) and the structure of the market, the Group opted for a presentation similar to IAS 14, pursuant to IFRS 8, consisting of presenting information for the rail segment. In addition, it was deemed appropriate to retain an analysis by geographic region.

Segment reporting is presented in Note 24.

NOTE 4	CHANGES IN CONSOLIDATION SCOPE

Newly-created companies

On 9 April 2015, Faiveley Transport Group and the subsidiary of SMRT, Singapore Rail Engineering (SRE), signed a joint venture agreement for the marketing and provision of maintenance, repair and overhaul (MRO) services for rolling stock in South-East Asia (excluding Thailand, Taiwan and Hong Kong). The new company, called Faiveley Rail Engineering Singapore Pte Ltd, will market and supply MRO Services for brakes, access doors, platform screen doors, heating, ventilation and air conditioning (HVAC) systems, and auxiliary power supply (APS) systems. A review of the joint venture agreement established that Faiveley Transport has joint control over this company, which is consolidated according to the equity method.

Acquisitions

ACQUISITION OF MINORITY INTERESTS

•	In application of the terms and conditions of the agreement of 23 December 2014 between Faiveley Transport and the minority shareholders in Faiveley Transport Schweiz AG, the legal and financial transfer of 10% of shares held by minority shareholders to Faiveley Transport took place on 12 June 2015, thereby increasing Faiveley Transport’s equity investment in Faiveley Transport Schweiz AG to 90%. The legal and financial transfer of the outstanding 10% equity interest will take place in the first quarter of the 2016/2017 financial year.

•	Pursuant to the terms of an agreement with Beitel Holdings Inc. dated 2 October 2015, Graham-White Manufacturing Co. purchased 40% of the minority interests in ATR Investments LLC, raising the Group’s interest in ATR Investments LLC to 100%.

Disposals and companies no longer consolidated

Nil.

Movements in goodwill during the allocation period

Nil.

NOTE 5	GOODWILL

Goodwill mainly arose from the acquisition of subsidiaries and the purchase of minority interests in Faiveley SA by the holding company Faiveley Transport in 2008; these two companies have since merged into the current Faiveley Transport parent company.

This goodwill was calculated in accordance with the partial goodwill method.

Faiveley Group Management monitors its business performance by entity or group of entities, which generally correspond to a major area of specialisation. Goodwill has been allocated to the companies or groups acquired, except for goodwill arising from the purchase of minority interests which is monitored as a whole at Group level.

The following tables provide details of opening and closing goodwill balances for the reported periods, their change during the period and their allocation to the various companies or groups of companies corresponding to the cash generating units or groups of cash generating units used by Faiveley Transport for in-house monitoring:

The following table provides details of goodwill as at 31 March 2016:

	Gross	Accumulated impairment	Net 31 March 2016	Net 31 March 2015
Faiveley Transport minority interests	265,778	—	265,778	265,778
Sab Wabco Group (brakes and couplers)	234,004		234,004	234,004
Graham-White Manufacturing Co. (compressed air drying and brake components)	86,275	—	86,275	91,295
Amsted Rail-Faiveley LLC/Ellcon National Inc. (brake components)	39,575	—	39,575	41,878
Faiveley Transport NSF (air conditioning)	10,057	—	10,057	10,057
Nowe GmbH (sanding systems)	3,273	—	3,273	3,273
Faiveley Transport Tours(1)	6,061	—	6,061	6,061
Faiveley Transport Schweiz AG (formerly Urs Dolder AG) (heating)	2,662	—	2,662	2,781
Faiveley Transport Gennevilliers (sintered brakes)	13,470	—	13,470	13,470
Schwab Verkehrstechnik AG	24,571	—	24,571	25,670
Other	2,846	—	2,846	2,845
TOTAL	688,572		688,572	697,112

2015/2016 CHANGE

	Net 31 March 2015	Adjustments to opening goodwill	Acquisitions	Disposals	Impairment	Other movements		Net 31 March 2016
Faiveley Transport minority interests	265,778	—	—	—	—	—		265,778
Sab Wabco Group (brakes and couplers)	234,004	—	—	—	—	—		234,004
Graham-White Manufacturing Co. (compressed air drying and brakes)	91,295	—	—	—	—	(5,020	)(1)	86,275
Amsted Rail-Faiveley LLC/Ellcon National Inc.	41,878	—	—	—	—	(2,303	)(1)	39,575
Faiveley Transport NSF (air conditioning)	10,057	—	—	—	—	—		10,057
Nowe GmbH (sanding systems)	3,273	—	—	—	—	—		3,273
Faiveley Transport Tours	6,061	—	—	—	—	—		6,061
Faiveley Transport Schweiz AG (heating)	2,781	—	—	—	—	(119	)(2)	2,662
Faiveley Transport Gennevilliers (sintered brakes)	13,470	—	—	—	—	—		13,470
Schwab Verkehrstechnik AG	25,670	—				(1,099	)(2)	24,571
Other	2,845	—	—	—	—			2,846
TOTAL	697,112	—	—	—	—	(8,541)		688,572

(1)	These movements are due to the translation difference on goodwill recognised in US Dollars: Graham-White Manufacturing Co. (USD 98,224 thousand) and Amsted Rail-Faiveley LLC/Ellcon National Inc. (USD 45,057 thousand).
(2)	These movements are due to the translation difference on goodwill recognised in CHF: Faiveley Transport Schweiz AG (CHF 2,910 thousand) and Schwab Verkehrstechnik AG (CHF 26,859 thousand).

2014/2015 CHANGE

	Gross 31 March 2014	Adjustments to opening goodwill	Acquisitions	Disposals	Impairment	Other movements		Gross 31 March 2015
Faiveley Transport minority interests	265,778	—	—	—	—	—		265,778
Sab Wabco Group (brakes and couplers)	234,004	—	—	—	—	—		234,004
Graham-White Manufacturing Co. (compressed air drying and brakes)	71,239	—	—	—	—	20,056	(1)	91,295
Amsted Rail-Faiveley LLC/Ellcon National Inc.	32,678	—	—	—	—	9,200	(1)	41,878
Faiveley Transport NSF (air conditioning)	10,057	—	—	—	—	—		10,057
Nowe GmbH (sanding systems)	3,298	—	—	—	—	(25	)(2)	3,273
Faiveley Transport Tours	6,061	—	—	—	—	—		6,061
Faiveley Transport Schweiz AG (heating)	2,386	—	—	—	—	395	(3)	2,781
Faiveley Transport Gennevilliers (sintered brakes)	13,470	—	—	—	—	—		13,470
Schwab Verkehrstechnik AG	22,027	—				3,644	(3)	25,670
Other	2,841	—	—	—	—	4		2,845
TOTAL	663,838	—	—	—	—	33,274		697,112

(1)	These movements are due to the translation difference on goodwill recognised in US Dollars: Graham-White Manufacturing Co. (USD 98,224 thousand) and Amsted Rail-Faiveley LLC/Ellcon National Inc. (USD 45,057 thousand).
(2)	Adjustment to the goodwill of Nowe GmbH following the discounting of the put option on shares held by minority interests.
(3)	These movements are due to the translation difference on goodwill recognised in CHF: Faiveley Transport Schweiz AG (CHF 2,910 thousand) and Schwab Verkehrstechnik AG (CHF 26,859 thousand).

At least once a year, at year-end, the Group carries out an impairment test on groups of cash generating units to which goodwill has been allocated. This test involves comparing their book value and their recoverable amount. Should the recoverable amount fall below the book value, impairment is recognised for the difference. No impairment was recognised in the current period nor in the previous period.

The recoverable amount of all groups of cash generating units to which goodwill has been allocated was determined based on their estimated value in use.

The value in use is measured based on future cash flow forecasts approved by Management and covering a period of 3 years. This period includes the budget prepared for the year that follows the year for which financial statements have been prepared and the following two years for the business plan. The Group benefits from very high visibility regarding future business activity. Its order book at 31 March 2016 equates to 32 months of sales for Original Equipment and about 9 months for Services.

In determining the value in use, cash flows are determined based on standard WCRs, not taking account of potential restructuring and capital expenditures that may improve asset performance.

Future cash flow forecasts estimated beyond the three-year period are extrapolated using a growth rate of 1.5% to infinity:

Future cash flows are discounted using the Weighted Average Cost of Capital (WACC) as discount rate. This rate differs depending on the geographic location of the groups of CGUs:

	France	United States	Other countries
Discount rate before tax	11.4%	11.7%	11.5%

The discount rate is determined based on the following market data:

Market data	France	United States	Other countries
Risk-free rate on 10-year French government bonds	0.9%	2.1%	2.2%
Beta of sector	1.22	1.22	1.22
Market risk premium	7%	7%	7%

In addition to market data, the discount rate calculation also includes the standardised estimated cost of the Company’s debt: 1.27%. This rate includes, proportionally to the weighting of variable rate debt in total debt, an average spread of 0.84% and a swap rate of -0.11%.

Given the Group’s business model, the key assumptions that make it possible to determine the recoverable amount are the growth rate and the discount rate. The Group considers that no reasonably likely change in key assumptions could lead the recoverable amount of the assets tested to fall below the book value. Sensitivity tests have been performed on the two items of goodwill with the largest values, as well as on the goodwill relating to Faiveley Transport Gennevilliers (sintered brakes), which has been identified as sensitive:

•	for the Faiveley Transport minority shareholders’ groups of CGUs, the recoverable amount was estimated at EUR 1,298 million, with a net book value of EUR 913 million:

•	an increase or a decrease of 1% in the 1.5% growth rate to infinity would have a positive impact of 7.3% and negative impact of 6.0% on the recoverable amount. Therefore, the recoverable amount would be EUR 1,392 million and EUR 1,221 million respectively. An increase or a decrease of 1% in the 11.5% discount rate would have a negative impact of 9.3% and a positive impact of 11.5% on the recoverable amount. Therefore, the recoverable amount would be EUR 1,177 million and EUR 1,447 million respectively;

•	for the Sab Wabco Group of CGUs, the recoverable amount has been estimated at EUR 668 million, for a net book value of EUR 329 million:

•	an increase or a decrease of 1% in the 1.5% growth rate to infinity would have a positive impact of 7.3% and negative impact of 6.0% on the recoverable amount. Therefore, the recoverable amount would be EUR 717 million and EUR 628 million respectively,

•	an increase or a decrease of 1% in the 11.5% discount rate would have a negative impact of 9.3% and a positive impact of 11.6% respectively on the recoverable amount. Therefore, the recoverable amount would be EUR 606 million and EUR 745 million;

•	in the case of the Faiveley Transport Gennevilliers (sintered brakes) CGU, the recoverable amount has been estimated at EUR 25 million based on a 10-year business plan, compared with a net book value of EUR 19 million. An increase or a decrease of 1% in the 1.5% growth rate to infinity would have a positive impact of 6.7% and negative impact of 5.2% on the recoverable amount. Therefore, the recoverable amount would be EUR 27 million and EUR 24 million respectively. An increase or a decrease of 1% in the 10.8% discount rate would have a negative impact of 12.4% and a positive impact of 14.2% on the recoverable amount. Therefore, the recoverable amount would be EUR 22 million and EUR 29 million. The 2.5% decrease in gross margin provided for in the business plan would result in a 17% decrease in the recoverable amount (which would be EUR 21 million). The use of a 10-year business plan to determine the recoverable amount for the Faiveley Transport Gennevilliers CGU is consistent with the former methods used by the Group in order to determine that amount.

NOTE 6	INTANGIBLE ASSETS

	Gross	Depreciation and amortisation charges	Net 31 March 2016	Net 31 March 2015
Development costs	30,191	13,323	16,868	13,901
Patents, trademarks and licences	40,665	26,206	14,459	6,716
Other intangible assets	35,508	3,270	32,238	37,697
TOTAL	106,364	42,799	63,565	58,314

At 31 March 2016, intangible assets were broken down as follows:

•	development costs: development costs incurred as part of technical innovation projects that comply with the IAS 38 capitalisation criteria. These costs are amortised over a period of 3 years;

•	patents, trademarks and licences: this heading primarily includes:

•	the costs relating to software developed in-house and rolled out at the sites (primarily M3). These costs are amortised over a period of 10 years,

•	patents acquired as part of the acquisition of Carbone Lorraine’s sintered brake business (EUR 4,000 thousand) and computer software amortised over a maximum of 10 years;

•	other intangible assets: primarily includes:

•	intangible assets identified and valued (in particular, sales agency agreements) as part of the creation of the Amsted Rail-Faiveley LLC joint venture, at a gross amount of EUR 10.2 million (USD 11.5 million),

•	the value of the customer portfolio contributed by the acquisition of Graham-White Manufacturing Co. of a gross amount of EUR 2.9 million (USD 3.3 million).the value of the customer portfolio contributed by the acquisition of Schwab, of a gross amount of EUR 5.7 million (CHF 6.2 million) and expertise of EUR 0.9 million (CHF 0.9 million),

•	costs incurred of EUR 14.5 million corresponding to the implementation of a major IT system integration programme, whose objective is to optimise organisations, processes, tools and the sharing of technical data within Faiveley Transport Group.

2015/2016 CHANGE

	Development costs	Patents, trademarks and licences	Other intangible assets	Total
Gross 31 March 2015	24,475	30,708	40,257	95,440
Restatement	—	—	—	—
Gross 31 March 2015	24,475	30,708	40,257	95,440
Changes in consolidation scope	—	—	—	—
Acquisitions	5,884 (1)	409	7,119	13,413
Disposals	(28)	(855)	(26)	(909)
Other movements	(140)	10,415	(11,854)	(1,579)
GROSS 31 MARCH 2016	30,192	40,677	35,496	106,364
Accumulated amortisation at 31 March 2015	(10,574)	(23,992)	(2,560)	(37,126)
Restatement	—	—		—
Accumulated amortisation at 1 April 2015	(10,574)	(23,992)	(2,560)	(37,126)
Changes in consolidation scope	—	—	—	—
Charges to provision	(2,805)	(3,277)	(885)	(6,968)
Reversal of provision	28	856	26	910
Other movements	28	207	150	385
ACCUMULATED AMORTISATION AT 31 MARCH 2016	(13,324)	(26,206)	(3,269)	(42,799)
NET AMOUNTS	16,868	14,470	32,227	63,565

(1)	Development costs capitalised over the period.

NOTE 7	PROPERTY, PLANT AND EQUIPMENT

	Gross	Depreciation charges	Net 31 March 2016	Net 31 March 2015
Land	5,826	250	5,576	5,670
Buildings	78,097	58,945	19,152	19,175
Plant and machinery	168,566	133,964	34,602	32,063
Other PPE	45,483	36,725	8,758	8,127
Under construction	9,592	—	9,592	5,568
TOTAL	307,565	229,884	77,681	70,603

2015/2016 CHANGE

	Land	Buildings	Plant and machinery	Other property, plant and equipment	Under construction	Total
Gross 1 April 2015	5,920	77,760	167,906	43,259	5,568	300,414
Changes in consolidation scope	—	—	—	—	—	—
Acquisitions	—	3,229	10,521	3,292	5,798	22,840
Disposals	(3)	(212)	(7,156)	(1,066)	(4)	(8,441)
Other movements	(91)	(2,680)	(2,705)	(3)	(1,769)	(7,248)
GROSS 31 MARCH 2016	5,826	78,097	168,566	45,482	9,592	307,565
Accumulated depreciation at 1 April 2015	(250)	(58,586)	(135,842)	(35,133)	—	(229,811)
Changes in consolidation scope	—	—	—	—	—	—
Charges to provision	(4)	(1,845)	(8,278)	(2,607)	—	(12,734)
Reversal of provision	2	212	7,012	1,110	—	8,337
Other movements	—	1,274	3,144	(95)	—	4,325
ACCUMULATED DEPRECIATION AT 31 MARCH 2016	(251)	(58,945)	(133,964)	(36,724)	—	(229,883)
NET AMOUNTS	5,575	19,152	34,603	8,758	9,592	77,681

The majority of Group sites are owned outright or through operating leases, except the property assets of Faiveley Transport Ibérica, which are leased financed.

PROPERTY, PLANT AND EQUIPMENT ACQUIRED UNDER FINANCE LEASES

The following table provides an analysis of property, plant and equipment acquired under finance leases:

	Gross	Amort. & depr. charges	Net 31 March 2016	Net 31 March 2015
Software licences	1,079	68	1,011	1,011
Land	—	—	—	—
Buildings	3,111	900	2,211	2,264
Plant and machinery	—	—	—	—
TOTAL	4,190	968	3,222	3,275

FINANCE LEASES

Finance lease contracts relate to the property assets of Faiveley Transport Ibérica and software licences. The future minimum lease payments on non-cancellable leases are shown in the table below based on their maturity dates:

	31 March 2016	31 March 2015
Less than 1 year	223	202
1 to 5 years	937	865
More than 5 years	—	233
TOTAL FUTURE LEASE PAYMENTS	1,160	1,300
Less financial interest	—	—
FINANCIAL LIABILITIES ATTACHED TO FINANCE LEASES	1,160	1,300

The value of these financial liabilities is less than the amounts listed under non-current assets since the repayment period of these liabilities is shorter than the depreciation period of the corresponding assets.

NOTE 8	INVESTMENTS IN EQUITY-ACCOUNTED ENTITIES

Joint ventures are entities over which Faiveley Group exercises joint control.

ASSUMPTIONS AND JUDGMENT HAVING LED TO CLASSIFYING THESE ENTITIES AS EQUITY ACCOUNTED

A review of partnership agreements with these entities demonstrated that control and decision-making powers were distributed between the partners and Faiveley Transport Group, which led to their consolidation using the equity method.

SUMMARY OF EQUITY INTERESTS IN JOINT VENTURES

	% control and interest	Gross	Impairment	31 March 2016 Net	31 March 2015 Net
• Qingdao Faiveley SRI Rail Brake Co. Ltd	50.00%	14,492	—	14,492	15,057
• Datong Faiveley Railway Vehicle Equipment Co., Ltd.	50.00%	681	—	681	650
• Shijiazhuang Jiaxiang Precision Machinery Co. (“SJPM”)	50.00%	5,570	—	5,570	6,110
• Faiveley Rail Engineering Singapore Pte Ltd	50.00%	—	—	—	—
TOTAL EQUITY INTERESTS IN EQUITY-ACCOUNTED JOINT VENTURES	—	—	—	20,742	21,817

2015/2016 CHANGE IN THE EQUITY VALUE OF JOINT VENTURES

	31 March 2016	31 March 2015
Net value of securities at beginning of the year	21,817	12,337
Share of profit of equity-accounted entities	5,561	6,551
Dividends	(3,761)	(1,115)
Other movements(1)	(2,875)	4,044
Writedowns	—	—
NET VALUE OF SECURITIES AT YEAR-END	20,742	21,817

(1)	Of which translation adjustment of EUR (2,553) thousand and elimination of intra-Group margins of EUR (323) thousand for the period.

In light of the Group’s major key indicators (consolidated net profit, net profit after share of profit of equity-accounted entities, equity - Group share and total assets), no equity interest in any equity-accounted joint venture is individually material.

RISKS ASSOCIATED WITH INTERESTS IN JOINT VENTURES

Commitments given by the Group in respect of its joint ventures and contingent liabilities incurred by its joint ventures are presented in Note 37 “Off-balance sheet commitments”.

NOTE 9	OTHER NON-CURRENT FINANCIAL ASSETS

2015/2016 CHANGE

	Shareholdings in unconsolidated subsidiaries	Other financial investments	Total
Gross 1 April 2015	932	3,074	4,006
Changes in consolidation scope	—	—	—
Acquisitions	—	395	395
Disposals	—	(606)	(606)
Other movements	(0)	(194)	(194)
GROSS 31 MARCH 2016	932	2,669	3,601
Accumulated writedowns at 1 April 2015	677	25	702
Changes in consolidation scope	—	—	—
Charges to provision	—	—	—
Reversal of provision	—	—	—
Other movements	(0)	—	(0)
ACCUMULATED WRITEDOWNS AT 31 MARCH 2016	677	25	702
NET AMOUNTS	255	2,644	2,899

MATURITY DATE OF OTHER FINANCIAL INVESTMENTS

	1 to 5 years	More than 5 years	Gross 31 March 2016	Gross 31 March 2015
Other non-current investments	140	—	140	156
Loans	569	420	989	953
Guaranteed deposits and securities	1,458	44	1,502	1,221
Other financial receivables	—	38	38	744
TOTAL	2,167	502	2,669	3,074

FINANCIAL INFORMATION ON UNCONSOLIDATED SECURITIES

		Net book value of securities
(EUR thousands)	% interest	Gross	Impairment	Net
Suecobras (Brazil)(1)	100	865	(666)	197
Sab Wabco Sharavan Ltd. (Iran)(2)	49	11	(11)	—
Sofaport (France)(1)	59.50	47	—	47
Faiveley Transport Service Maroc	100	8	—	8
Faiveley Transport South Africa(2)	100	—	—	—
TOTAL	—	932	(677)	255

(1)	Companies undergoing liquidation.
(2)	Dormant companies.

The unconsolidated securities had an overall net book value of EUR 0.3 million at 31 March 2016, which was representative of their fair value.

NOTE 10	DEFERRED TAX

	Amount at 1 April 2015	Reclassifications	Impact on income statement		Currency conversions	Items of other comprehensive income	Amount at 31 March 2016
Provisions for inventory	3,015	(655)	(301)		(95)	—	1,964
Provisions for trade and other receivables	361	114	66		(14)	—	526
Provisions for contracts	11,964	(2,025)	1,832		(201)	—	11,570
Provisions for restructuring	94	—	(57)		—	—	37
Provisions for retirement benefits and seniority awards	9,566	—	(326)		(203)	(548)	8,489
Other provisions for liabilities	702	3,116	(12)		(8)	—	3,798
Percentage of completion method (IAS 11)	1,196	106	(1,495)		22	—	(170)
Elimination of inventory margins (intra-Group)	1,160	—	(75)		—	—	1,085
Restatements under IAS 32-39 (cash flow)	7,875	(6)	(2,992)		3	271	5,152
Leases	183	—	35		—	—	218
Property, plant and equipment and intangible assets	2,412	—	(188)		(47)	—	2,178
Current assets and liabilities	3,670	348	106		(186)	—	3,938
Exchange differences	3,742	—	375		(65)	—	4,052
Tax losses carried forward	17,388	(600)	809		(763)	—	16,833
Tax losses carried forward but not recognised(1)	(2,920)	(500)	153		212	—	(3,055)
Other restatements	6,022	398	(340)		(420)	—	5,660
TOTAL DEFERRED TAX – ASSETS	66,429	296	(2,411	)(a)	(1,763)	(277)	62,274
Provisions for inventory	—	—	—		—	—	—
Provisions for trade and other receivables	23	—	(6)		(1)	—	16
Provisions for contracts	—	—	—		—	—	—
Provisions for retirement benefits and seniority awards	—	—	—		—	—	—
Other provisions and restatements	5,781	76	3,215		(200)	—	8,871
Regulated provisions	1,661	—	(3)		—	—	1,657
Percentage of completion method (IAS 11)	16,395	96	(820)		(406)	—	15,266
Capitalisation of development costs	4,149	27	837		(6)	—	5,007
Restatements under IAS 32-39 (cash flow)	6,541	—	(2,104)		(65)	—	4,371
Valuation difference	7,270	—	2,004		(430)	—	8,844
Property, plant and equipment and intangible assets	2,907	—	(45)		(128)	—	2,734
Current assets	6	97	(78)		(9)	—	16
Exchange differences	5,427	—	(1,796)		(0)	—	3,631
Leases	694	—	12		—	—	706
TOTAL DEFERRED TAX – LIABILITIES	50,854	296	1,216	(b)	(1,244)	—	51,120
Impact on income statement (a)-(b)			(3,627)

(1)	Amount of deferred tax assets corresponding to tax losses not recognised due to the risk of non-recovery.

NOTE 11	INVENTORIES

	Gross	Writedowns	Net 31 March 2016	Net 31 March 2015
Raw materials	120,140	16,580	103,560	105,304
Work-in-progress	21,390	1,102	20,288	24,517
Finished products	31,501	4,182	27,319	28,190
Merchandise	10,950	895	10,055	9,654
TOTAL	183,981	22,759	161,222	167,665

2015/2016 movements in provisions

	Provisions at 1 April 2015	Changes in consolidation scope	Charges to provision	Reversals provisions used	Reversals provisions unused	Other movements(1)	Provisions at 31 March 2016
Raw materials	18,820	—	5,214	(6,196)	(705)	(553)	16,579
Work-in-progress	1,163	—	573	(562)	(73)	1	1,102
Finished products	4,886	—	413	(879)	(227)	(10)	4,183
Merchandise	1,016	—	455	(563)	34	(47)	895
TOTAL	25,885	—	6,655	(8,200)	(971)	(609)	22,759

(1)	Translation adjustment for the period and reclassifications.

During the 2015/2016 financial year, old inventories and inventories that had become totally obsolete were scrapped. Provisions of 83% of the gross value of these inventories had previously been raised. The impact on the income statement for the period was a loss of EUR 1.7 million.

NOTE 12	WORK-IN-PROGRESS ON PROJECTS

At 31 March 2016, net work-in-progress on projects was valued at EUR 123.4 million, compared with EUR 121.7 million in the previous year. This primarily includes engineering costs on long-term contracts. At each balance sheet date, the Group assesses the recoverable amount. In the event of a loss-making contract, a writedown is recognised as a reduction of contracts in progress.

Gross work-in-progress on projects was EUR 145.2 million at 31 March 2016, compared with EUR 139.9 million at 31 March 2015.

Provisions for losses on completion, presented as a reduction of work-in-progress on projects, totalled EUR 21.9 million at 31 March 2016 as against EUR 18.4 million at 31 March 2015.

NOTE 13	CURRENT RECEIVABLES

Trade receivables

	Gross	Writedowns	Net 31 March 2016	Net 31 March 2015
Trade receivables	316,653	5,178	311,475	321,846
Assignment of receivables (factoring and ad hoc assignments)	(95,669)	—	(95,669)	(97,716)
TOTAL	220,984	5,178	215,806	224,130

MOVEMENTS IN PROVISIONS FOR DOUBTFUL TRADE RECEIVABLES

Financial years ended:	Opening balance of provision	Changes in consolidation scope	Charges to provision	Reversals provisions used	Reversals provisions unused	Other movements	Closing balance of provision
31 MARCH 2016	4,652		1,624	(0)	(950)	(147)	5,178
31 March 2015	4,496		1,813	(1,432)	(601)	377	4,652

TRADE RECEIVABLES AT YEAR-END

				Receivables due
	Total balance sheet	Receivables not yet due	Total due	Less than 60 days	Between 60 and 120 days	Between 120 and 240 days	More than 240 days
Gross value	220,984	169,673	51,310	28,698	9,386	4,180	9,046
Writedowns	(5,178)	(1,107)	(4,071)	(280)	(279)	(149)	(3,437)
NET VALUE	215,806	168,566	47,239	28,417	9,107	4,030	5,610

Receivables remaining unpaid beyond the contractual due date represent, in most cases, amounts confirmed by customers but in respect of which payment is subject to the retentions identified when work was inspected.

Other current assets

	Gross	Writedowns	Net 31 March 2016	Net 31 March 2015
Supplier credit notes pending	630	—	630	373
Social security and tax receivables	15,085	—	15,085	13,113
Prepaid expenses	10,147	—	10,147	5,605
Accrued income	2,623	—	2,623	1,733
Other receivables	9,417	—	9,417	3,894
TOTAL	37,902	—	37,902	24,718

NOTE 14	CURRENT FINANCIAL ASSETS

	31 March 2016	31 March 2015
Guaranteed deposits and securities(1)	8,034	5,854
Other financial receivables	65	65
Current accounts	1,002	923
Fair value of derivatives - assets	24,810	36,006
TOTAL	33,911	42,849

(1)	Under factoring programmes, in order to guarantee the repayment of amounts for which the Group may become liable, a non-interest bearing escrow account has been established representing 10% of factored receivables outstanding. This rate may potentially be adjusted in the event of an increase in disallowed receivables (credit notes, disputes, non-payment or discounts). The outstanding guarantees totalled EUR 5,438 thousand at 31 March 2016 and EUR 5,575 thousand at 31 March 2015.

NOTE 15	CASH AND CASH EQUIVALENTS

	31 March 2016	31 March 2015
Short-term investments	15,021	14,824
Cash	221,048	222,021
Bank overdrafts	(12)	(1,396)
Invoices factored and not guaranteed	(2,143)	(777)
TOTAL	233,914	234,672

The Group does not hold a share portfolio but invests excess cash balances. At 31 March 2016, it had money market funds and certificates of deposits of EUR 0.5 million and fixed-term deposits of EUR 14.5 million. These investments meet the criteria specified by IAS 7, which allows them to be classified as cash equivalents.

NOTE 16	ASSETS HELD FOR SALE

Assets held for sale primarily include a building belonging to the Leipzig Company, with a net value of EUR 1,658 thousand, together with a second building owned by Faiveley Transport North America Inc. which has been transferred to this category, with a net value of EUR 5,210 thousand.

NOTE 17	GROUP EQUITY

Share capital

At 31 March 2016, the Company’s share capital totalled EUR 14,614,152 divided into 14,614,152 shares of EUR 1 each, fully paid up. Shares registered in the name of the same shareholder for at least two years have double voting rights.

The Group manages its capital by ensuring that it maintains financial ratios within the limits defined by its credit agreements (see Note 19).

COMPOSITION OF THE SHARE CAPITAL

Shares	Par value	1 April 2015	New shares issued	Voting rights granted	31 March 2016
Ordinary	1	6,893,152	—	59,234	6,952,386
Redeemed	—	—	—	—	—
With preferred dividends	—	—	—	—	—
With double voting rights	1	7,721,000	—	(59,234)	7,661,766
TOTAL	1	14,614,152	—	—	14,614,152

TREASURY SHARES

Faiveley Transport held 155,390 treasury shares as at 31 March 2016.

TRANSLATION DIFFERENCES

Translation differences comprise mainly the gains and losses resulting from the translation of the equity of subsidiaries the functional currency of which is not the Euro.

The translation differences presented in the consolidated statement of comprehensive income primarily reflect the movement in the US dollar (EUR 5.8 million), the Pound Sterling (EUR 4.1 million) and the Chinese Yuan (EUR 3.8 million) against the Euro over the financial year ended 31 March 2016.

RESERVES AND NET PROFIT

	31 March 2016	31 March 2015
Legal reserve	1,461	1,461
Distributable reserves	—	—
Reserves for derivative instruments	(25)	(271)
Other reserves	485,248	435,439
Net profit - Group share	51,290	55,645
TOTAL RESERVES AND NET PROFIT - GROUP SHARE	537,973	492,274

Share-based payments

SHARE PURCHASE OR SUBSCRIPTION OPTION PLANS

Plan features

Allocation	Share purchase option plan	Share subscription option plan
Date of Management Board meeting	16/07/2008	23/11/2009
Exercise price in EUR*	40.78	54.91
Date from which options can be exercised	16/07/2010	22/11/2013
Expiry date	16/07/2015	22/11/2017
Number of options remaining to be exercised at 31 March 2015	8,447	116,000
Options granted during the period	—	—
Options cancelled during the period	—	(7,000)
Options exercised during the period	(8,447)	(35,000)
Number of options remaining to be exercised at 31 March 2016	—	74,000

*	The exercise price is equal to the average price of the 20 trading days preceding the date of the Management Board meeting that decided to grant the options, less a discount of 5%.

The exercise of the 35,000 subscription options of the plan dated 23/11/2009 automatically resulted in a EUR 35,000 increase in the share capital of Faiveley Transport SA through the issue of 35,000 new shares.

On 23/07/2015, the Management Board decided to cancel 22,500 treasury shares and reduce the share capital by EUR 22,500 to return it to the amount at which it stood prior to the exercise of the subscription options.

On 05/02/2016, the Management Board decided to cancel 7,000 treasury shares and reduce the share capital by EUR 7,000 to return it to the amount at which it stood prior to the exercise of the subscription options.

On 26/11/2015, the Management Board decided to cancel 5,500 treasury shares and reduce the share capital by EUR 5,500 to return it to the amount at which it stood prior to the exercise of the subscription options.

Summary and valuation of plans

Allocation	Share purchase option plan	Share subscription option plan
Date of Management Board	16/07/2008	23/11/2009
Initial fair value of the plan (EUR millions)		2.8
Charge for the financial year (EUR millions)	—	—

FREE PERFORMANCE-BASED SHARE ALLOCATION PLANS AND FREE SHARE PLANS

New plans allocated during the 2015/2016 financial year:

Free performance-based share allocation plan of 10 August 2015

On 10 August 2015, the Management Board decided to allocate free shares subject to performance criteria pursuant to the authorisation granted at the Extraordinary General Meeting of 12 September 2014. This involved allocating a total of 5,400 shares to 3 beneficiaries. This allocation is subject to the beneficiary remaining employed by the Group and to performance conditions identical to those of the free performance-based share allocation plan of 2 July 2014 (see Notes to the consolidated financial statements, Note 16, included in the 2014/2015 Registration Document).

Free performance-based share allocation plan of 1 October 2015

On 1 October 2015, the Management Board decided to allocate free performance-based shares to certain employees pursuant to the authorisation granted at the Extraordinary General Meeting of 18 September 2015. This involved allocating a total of 140,275 shares to 356 beneficiaries. The delivery of these free shares is subject to the beneficiaries remaining employed by the Group and to performance criteria applicable over a one-year period. For reasons of confidentiality, the levels expected in relation to performance criteria are not disclosed, but are based on:

•	a profit from recurring operations target for the 2015/2016 financial year;

•	a cash flow generation target for the 2015/2016 financial year;

•	two specific targets as part of the rollout of the Group’s strategic plan.

Free performance-based share allocation plan of 27 January 2016

On 27 January 2016, the Management Board decided to allocate free shares subject to performance criteria pursuant to the authorisation granted at the Extraordinary General Meeting of 18 September 2015. This involved allocating a total of 4,500 shares to 3 beneficiaries. This allocation is subject to the beneficiary remaining employed by the Group and to performance conditions identical to those of the free performance-based share allocation plan of 1 October 2015 (see above).

Plan features

Allocation	Free performance-based shares					Free shares
Date of authorisation by the AGM	12/09/2013	12/09/2014	12/09/2014	18/09/2015	18/09/2015	14/09/2011	14/09/2012
Date of Management Board	02/07/2014	27/03/2015	10/08/2015	01/10/2015	27/01/2016	05/03/2012	15/01/2013
Date ownership of free shares transferred to French tax residents	02/07/2016	27/03/2017	10/08/2017	01/10/2016	27/01/2017	05/03/2014	15/01/2015
Date ownership of free shares transferred to non-French tax residents	02/07/2018	27/03/2019	N/A	01/10/2016	27/01/2017	05/03/2016	15/01/2017
Vesting date of free shares	02/07/2018	27/03/2019	10/08/2019	01/10/2017	27/01/2018	05/03/2016	15/01/2017
Total number of shares allocated at 31 March 2015	132,406	4,000	—	—	—	25,042	30,640
Number of shares allocated during the period	—	—	5,400	140,275	4,500	—	—
Number of shares cancelled during the period	(7,360)	—	—	(1,000)	—	(260)	(136)
Total number of shares vested during the period under this plan	—	—	—	—	—	(24,782)	—
Total number of shares allocated at 31 March 2016	125,046	4,000	5,400	139,275	4,500	—	30,504
Terms and conditions of share allocation under the plan	Determination of % of shares vested at 02/07/2016	Determination of % of shares vested at 27/03/2017	Determination of % of shares vested at 10/08/2017	Determination of % of shares vested at 01/10/2016	Determination of % of shares vested at 27/01/2017	Allocation subject to personal investment by beneficiaries, with two free shares granted for every share bought	Allocation subject to personal investment by beneficiaries, with two free shares granted for every share bought

Plan valuation

Allocation	Free performance-based shares					Free shares
Date of Management Board	02/07/2014	27/03/2015	10/08/2015	01/10/2015	27/01/2016	05/03/2012	15/01/2013
Initial fair value of the plan (EUR millions)	2.9	0.1	0.3	8.8	0.3	2.3	1.8
Charge for the financial year (EUR millions)	2.3	0.1	0.1	4.5	0.2	0.3	0.4

NOTE 18	MINORITY INTERESTS

Summary of minority interests included in equity

	31 March 2016	31 March 2015
Shanghai Faiveley Railway Technology	8,098	9,972
Amsted Rail - Faiveley LLC	22,677	20,987
Other minority interests	1,333	757
TOTAL	32,108	31,716

In light of the Group’s major key indicators (consolidated net profit, net profit after share of profit of equity-accounted entities, equity - Group share and total assets), no minority interest is individually material.

NOTE 19	ANALYSIS OF PROVISIONS

Non-current provisions

	Amount at 1 April 2015	Changes in consolidation scope	Charges to provision	Reversals provisions used	Items of other Comprehensive Income	Reversals provisions unused	Other movements(1)	Amount at 31 March 2016
Provisions for retirement commitments and employee benefits	45,809	—	2,223	(4,071)	(1,085)	—	(681)	42,195
Provisions for liabilities	2,275	—	103	(1,133)	—	(200)	(104)	941
TOTAL	48,084	—	2,325	(5,204)	(1,085)	(200)	(785)	43,136

(1)	Including exchange differences of EUR (747) thousand.

Actuarial gains and losses generated over the financial year result from changes in the actuarial assumptions used in the valuation of commitments, differences between market conditions actually observed and those originally assumed, as well as experience. These actuarial gains are recognised under items of other comprehensive income and are net of tax.

Provisions for retirement commitments and employee benefits

SUMMARY OF PROVISIONS

The provisions as at 31 March 2016, of those countries with the most significant commitments are shown in the following table:

	31 March 2016					31 March 2015
(EUR millions)	France	Germany	United Kingdom	Other countries	Total	Total
Post-employment benefits	11.3	16.3	6.0	6.0	39.7	43.3
Provisions for other long-term benefits	0.5	1.0	—	1.0	2.5	2.5
TOTAL	11.8	17.3	6.0	7.1	42.2	45.8

INFORMATION REGARDING THE ACTUARIAL LIABILITY

Movements in actuarial liability by geographic region

	31 March 2016					31 March 2015
	France	Germany	United Kingdom	Other countries	Total	Total
Actuarial liability at beginning of period	12.2	17.7	71.3	14.2	115.4	90.1
Cost of services provided	1.0	0.0	0.1	0.3	1.4	1.0
Interest on actuarial liability	0.2	0.2	2.2	0.2	2.8	3.4
Employee contributions	—	—	0.0	0.2	0.3	0.2
Benefits paid	(0.4)	(1.0)	(2.1)	(0.2)	(3.8)	(3.8)
Settlement of liability	—	—	—	—	—	—
Scheme amendments	—	—	—	—	—	—
Acquisitions/Transfers/Companies joining the Group	—	—	—	0.3	0.3	—
Actuarial (gains)/losses	(1.6)	(0.6)	(3.5)	0.6	(5.1)	15.0
of which experience (gains)/losses	(0.2)	(0.4)	(0.2)	(0.3)	(1.1)	(0.3)
Exchange differences	—	—	(5.6)	(0.5)	(6.1)	9.8
Other	—	—	—	—	—	—
ACTUARIAL LIABILITY AT END OF PERIOD	11.3	16.3	62.5	15.0	105.1	115.4
of which:
Funded schemes	—	—	62.5	11.9	74.4	82.1
Unfunded schemes	11.3	16.3	—	3.1	30.8	33.3

Movements in plan assets by geographic region

	31 March 2016					31 March 2015
	France	Germany	United Kingdom	Other countries	Total	Total
Fair value of assets at beginning of period	—	—	63.6	8.6	72.2	55.5
Employer contributions	—	—	2.1	0.3	2.4	2.7
Employee contributions	—	—	0.0	0.2	0.3	0.1
Benefits paid	—	—	(2.1)	(0.0)	(2.2)	(2.1)
Settlement of liability	—	—	—	—	—	—
Expected financial income	—	—	2.0	0.1	2.1	2.4
Actuarial gains/(losses)	—	—	(4.0)	(0.0)	(4.0)	4.7
of which experience gains/(losses)	—	—	(4.0)	(0.0)	(4.0)	4.7
Acquisitions/Transfers/Companies joining the Group	—	—	—	0.3	0.3	—
Exchange differences	—	—	(5.0)	(0.5)	(5.5)	8.9
FAIR VALUE OF ASSETS AT END OF PERIOD	—	—	56.7	9.0	65.7	72.2

The actual return on investments was a negative EUR 1.9 million in the year to 31 March 2016 (compared with a positive return of EUR 7.1 million to end March 2015). The implicit return on investments is estimated at EUR 2.1 million in 2016.

Provision for retirement commitments

	31 March 2016					31 March 2015
	France	Germany	United Kingdom	Other countries	Total	Total
Actuarial liability	11.3	16.3	62.5	15.0	105.2	115.5
Fair value of plan assets	—	—	56.7	9.0	65.7	72.2
Financial cover	11.3	16.3	5.9	6.0	39.5	43.2
Impact of capping of assets	—	—	0.2	—	0.2	0.1
NET PROVISION	11.3	16.3	6.0	6.0	39.7	43.3
of which provisions for commitments	11.3	16.3	6.0	6.0	39.7	43.3
of which surplus plan assets	—	—	0.2	—	0.2	0.1

Past data relating to financial cover and actuarial experience differences for the current and the previous four financial years

	31 March 2016	31 March 2015	31 March 2014	31 March 2013	31 March 2012
	Total	Total	Total	Total	Total
Present value of the commitment	105.1	115.4	89.8	82.3	77.9
Fair value of plan assets	65.7	72.2	55.5	48.4	44.7
FUNDING SHORTFALL	39.4	43.1	34.3	33.9	33.2
Experience gains/(losses) in relation to liabilities	(1.1)	(0.3)	(0.3)	2.5	(0.1)
Experience gains/(losses) in relation to assets	(4.0)	4.7	(0.9)	3.8	0.5
Experience gains/(losses) in relation to liabilities, as % of commitment	-1%	0%	0%	3%	0%
Experience gains/(losses) in relation to assets, as % of plan assets	-6%	7%	-2%	8%	1%

INCOME STATEMENT ITEMS

Breakdown of net pension cost

	31 March 2016					31 March 2015
	France	Germany	United Kingdom	Other countries	Total	Total
Cost of services provided	1.0	0.0	0.1	0.3	1.4	1.0
Interest on actuarial liability	0.2	0.2	2.2	0.2	2.8	3.4
Financial income	—	—	(2.0)	(0.1)	(2.1)	(2.4)
Reduction/liquidation/transfer of the plan	—	—	—	—	—	—
Impact of capping of assets	—	—	0.2	—	0.2	—
Other	—	—	—	—	—	—
Net charge	1.1	0.2	0.5	0.4	2.2	2.0

In addition, charges for the year in respect of defined contribution schemes totalled EUR 24.7 million at 31 March 2016, compared with EUR 23.9 million for the year to 31 March 2015.

Actuarial assumptions

The actuarial assumptions used to measure commitments take into account the demographic and financial conditions specific to each country or Group company.

Discount rates are determined by reference to the yields on AAA bonds with similar durations to those of the commitments as at the valuation date (Bloomberg Corporate AA 15 years for France and Germany and Iboxx 15+ for the UK).

The assumptions used for those countries with the most significant commitments are shown in the following table:

	31 March 2016			31 March 2015
	France	Germany	United Kingdom	France	Germany	United Kingdom
Discount rate	1.45%	1.45%	3.45%	1.30%	1.30%	3.20%
Inflation rate	2.00%	2.00%	2.90%	2.00%	2.00%	2.95%
Average rate of salary increases	[2% - 2.5%]	2.22%	3.30%	2.50%	2.22%	3.30%

The sensitivity of commitments at 31/03/2016 and the cost of services rendered for the next year to a 25 basis point change in the discount rate are summarised as follows:

(EUR millions)	0.25% increase in discount rate	0.25% decrease in discount rate
Effect on the value of commitments	(4.0)	4.3
Effect on the cost of services provided	(0.1)	0.1

The sensitivity of commitments at 31/03/2016 and the cost of services rendered for the next year to a 25 basis point change in the salary increase rate are summarised as follows:

(EUR millions)	0.25% increase in salary rate	0.25% decrease in salary rate
Effect on the value of commitments	0.6	(0.5)
Effect on the cost of services provided	0.1	(0.1)

Currently the investment portfolio contains no Group securities.

The structure of the investment portfolio is as follows:

	31 March 2016	31 March 2015
Shares	7.0%	9.4%
Bonds	38.2%	43.7%
Other assets	54.8%	46.9%
TOTAL	100.0%	100.0%

Plan assets are primarily comprised of financial assets which are actively traded on organised financial markets.

Current provisions

	Amount at 1 April 2015	Changes in consolidation scope	Charges to provision	Reversals provisions used	Reversals provisions unused	Items of other Comprehensive Income	Other movements		Amount at 31 March 2016
Provisions for risks, warranty and penalties	96,100	—	59,867	(38,046)	(13,618)	—	(5,336)		98,966
Provisions for losses on completion	2,405	—	—	—	—	—	(496)		1,909
TOTAL CONTRACT PROVISIONS	98,505	—	59,867	(38,046)	(13,618)	—	(5,832)		100,875
Provisions for restructuring	386	—	5,893	(1,220)	(11)	—	—		5,048
Provisions for other risks	2,919	—	5,341	(551)	(1,195)	—	(51)		6,463
TOTAL OTHER PROVISIONS	3,305	—	11,234	(1,770)	(1,206)	—	(51)		11,511
TOTAL	101,810	—	71,101	(39,817)	(14,824)	—	(5,884	)(1)	112,386

(1)	Including exchange differences of EUR (2,885) thousand and reclassifications of EUR (3,103) thousand.

Current provisions primarily relate to provisions for liabilities, guarantees and after-sales service granted to our customers and litigations and claims on completed contracts. The methods underlying the recognition of these provisions are specified in Note 3 – “Provisions for liabilities and charges”.

Provisions for losses on completion are shown here for the amount not allocated as a reduction of work-in-progress on projects. Provisions for losses on completion, presented as a reduction of work-in-progress on projects, totalled EUR 21.9 million at 31 March 2016 as against EUR 18.4 million at 31 March 2015.

Note 28 sets out the restructuring costs incurred during the financial year.

NOTE 20	BORROWINGS AND FINANCIAL DEBT

In respect of all its sources of financing, Faiveley Transport Group must now comply with the following three financial conditions (as defined in the various financing agreements):

•	leverage ratio “Consolidated Net Debt/Consolidated EBITDA”, which must be below 3;

•	gearing ratio “Consolidated Net Debt/Equity”, which must be below 1.5;

•	“Consolidated EBITDA/Cost of Consolidated Net Financial Debt”, which must exceed 3.5.

Non-compliance with one of these covenants may result in the debt becoming immediately repayable.

At 31 March 2016, ratios were as follows for the various sources of financing:

At 31 March 2016	Syndicated credit	US private placement	Schuldschein loan
“Consolidated Net Debt/Consolidated EBITDA” ratio	1.32	1.42	1.38
“Net Financial Debt/Equity” ratio	n/a	0.23	0.23
“Consolidated EBITDA/Cost of Consolidated Net Financial Debt” ratio	11.98	11.42	11.42

Analysis and maturity of non-current and current financial debt

	31 March 2016
	Current portion	Non-current portion
	Under 1 year	1 to 5 years	Over 5 years	Total	31 March 2015
Borrowings	38,781	210,297	149,682	398,760	427,468
Leases	209	951	—	1,160	1,301
Employee profit sharing	65	—	—	65	65
Other financial liabilities	3	—	—	3	6
Guarantees and deposits received	56	—	—	56	56
Credit current accounts	75	—	—	75	96
Bank overdrafts	12	—	—	12	1,396
Short-term facilities (credit balance)	—	—	—	—	—
Invoices factored and not guaranteed	2,143	—	—	2,143	777
TOTAL EXCLUDING FAIR VALUE OF DERIVATIVES	41,344	211,248	149,682	402,274	431,165
Fair value of derivatives - liabilities	14,705	1,633		16,338	19,975
TOTAL	56,049	212,881	149,682	418,612	451,140

Breakdown of non-current and current financial debt by currency

	Total 31 March 2016	Total 31 March 2015
Euro	344,208	380,831
US Dollar	65,740	69,550
Hong Kong Dollar	200	68
Brazilian Real	51	72
Chinese Yuan	8,341	241
Indian Rupee	59	35
Czech Koruna	13	4
Korean Won	—	339
Russian Rouble	—	—
TOTAL	418,612	451,140

Breakdown of non-current and current financial debt by interest rate

BEFORE IMPLEMENTING HEDGE INSTRUMENTS

	At 31 March 2016	At 31 March 2015
Fixed rate financial debt	138,104	137,209
Variable rate financial debt	264,170	293,956
TOTAL FINANCIAL DEBT(1)	402,274	431,165

(1)	Excluding fair market value of derivatives – liabilities.

AFTER IMPLEMENTING HEDGE INSTRUMENTS

	At 31 March 2016	At 31 March 2015
Fixed rate financial debt	273,104	317,209
Variable rate financial debt	129,170	113,956
TOTAL FINANCIAL DEBT(1)	402,274	431,165

(1)	Excluding fair market value of derivatives – liabilities.

Calculation of net financial debt

	At 31 March 2016	At 31 March 2015
Non-current financial debt	360,930	396,510
Current financial debt	39,189	32,482
Bank overdrafts	12	1,396
Invoices factored and not guaranteed	2,143	777
TOTAL FINANCIAL DEBT (A)	402,274	431,165
Receivables from investments	—	—
Loans	1,054	1,018
Guaranteed deposits and securities paid	7,077	7,075
Other financial receivables	2,611	875
Current accounts	1,002	923
TOTAL NET FINANCIAL RECEIVABLES (B)	11,744	9,891
Cash (C)	236,069	236,845
NET FINANCIAL DEBT (A-B-C)	154,461	184,429
Equity	688,860	657,450
Net debt/equity ratio	22.4%	28.1%

In economic terms, net debt should be reduced by the value of treasury shares held for sale as part of the share purchase/subscription option and free share allocation plans.

The liquidation value of these shares was EUR 4.1 million at 31 March 2016, given the exercise prices granted for share purchase/subscription options and the average share price prevailing during the month preceding the balance sheet date for shares not allocated to these plans.

For accounting purposes, the value of treasury shares held is deducted from equity under IFRS; this amounted to EUR 9.4 million at 31 March 2016 and EUR 13.5 million at 31 March 2015.

NOTE 21	FINANCIAL RISK MANAGEMENT

The Faiveley Transport Group’s treasury policy is based on overall financial risk management principles and provides specific strategies for areas such as foreign exchange risk, interest rate risk, raw materials risk, credit risk and liquidity risk.

Within this framework, the Group also uses derivative instruments, mainly forward purchases and sales of currencies, exchange rate and interest rate swaps, interest rate options and raw material swaps. The aim of these instruments is to manage the exchange, interest rate and raw material risks associated with the Group’s activities and financing.

The Group’s policy is not to invest in derivative instruments for speculative purposes.

The Supervisory Board of Faiveley Transport examines risk management principles as well as policies covering certain specific fields such as exchange risk, interest rate risk, raw materials risk, credit risk and liquidity risk. These policies are summarised below.

The market values of interest rate and foreign exchange derivative instruments have been determined based on period-end market prices. They have been appraised by an independent expert.

Financial instruments for the year ended 31 March 2016

Main valuation methods used for financial assets and liabilities:

•	since most of Faiveley Transport’s financial debt bears a variable rate, its fair value (rounded to the nearest credit spread) is equal to nominal values supplemented by interest not yet due;

•	due to their short maturity profile, the fair value of trade and other receivables, other current assets, current financial debt, cash and cash equivalents and short-term investments is deemed identical to their book value.

		Breakdown by category of instrument					Fair value classification of instruments(1)
At 31 March 2016	Book value	Non financial assets and liabilities	Loans, receivables and liabilities	Fair value through profit and loss	Assets available for sale	Fair value	Level 1	Level 2	Level 3
Shareholdings in unconsolidated subsidiaries	255	—	—	—	255	255	—	—	255
Equity interests in equity-accounted entities	20,742	20,742				20,742
Other long-term financial investments	2,644	—	2,644	—	—	2,644	—	—	—
NON-CURRENT ASSETS	23,641	20,742	2,644	—	255	23,641	—	—	255
Trade receivables	215,806	5,326	210,480	—	—	215,806	—	—	—
Other current assets	37,902	12,770	25,132	—	—	37,902	—	—	—
Current financial assets	9,101		9,101	—	—	9,101	—	—	—
Fair value of derivatives - Assets	24,810	—	—	24,810	—	24,810	—	24,810	—
Short-term investments	15,021	—	—	15,021	—	15,021	15,021	—	—
Cash	221,048	—		221,048	—	221,048	—	—	—
CURRENT ASSETS	523,688	18,096	244,713	260,879	—	523,688	15,021	24,810	—
TOTAL ASSETS	547,329	38,838	247,357	260,879	255	547,329	15,021	24,810	255
Non-current borrowings and financial debt	360,930	—	360,930	—	—	360,930	—	—	—
NON-CURRENT LIABILITIES	360,930	—	360,930	—	—	360,930	—	—	—
Current borrowings and financial debt	41,344	—	41,344	—	—	41,344	—	—	—
Fair value of derivatives - Liabilities	16,340	—	—	16,340	—	16,340	—	15,213	1,127	(2)
Current liabilities	269,575	18,737	250,838	—	—	269,575	—	—	—
CURRENT LIABILITIES	327,259	18,737	292,182	16,340	—	327,259	—	15,213	1,127
TOTAL LIABILITIES	688,189	18,737	653,112	16,340	—	688,189	—	15,213	1,127

(1)	Revised IFRS 7 requires that fair value measurements be classified on three levels. The levels of fair value hierarchy reflect the significance of data used for the measurements:
•	Level 1: prices (unadjusted) of identical assets or liabilities listed on active markets;
•	Level 2: data other than listed prices covered by Level 1, that can be noted for the asset or liability concerned, either directly (i.e. prices) or indirectly (i.e. data derived from prices);
•	Level 3: data relating to the asset or liability, not based on observable market data (unobservable data).
(2)	This amount corresponds to the financial commitment accounted for as part of the recognition of put options held by minority shareholders in Faiveley Transport Schweiz AG (formerly called Urs Dolder AG) at 31 March 2016.

Financial instruments for the year ended 31 March 2015

		Breakdown by category of instrument					Fair value classification of instruments(1)
At 31 March 2015	Book value	Non financial assets and liabilities	Loans, receivables and liabilities	Fair value through profit and loss	Assets available for sale	Fair value	Level 1	Level 2	Level 3
Shareholdings in unconsolidated subsidiaries	255	—	—	—	255	255	—	—	255
Equity interests in equity-accounted entities	21,817	21,817				21,817
Other long-term financial investments	4,077	—	4,077	—	—	4,077	—	—	—
NON-CURRENT ASSETS	26,149	21,817	4,077	—	255	26,149	—	—	255
Trade receivables	224,130	8,395	215,735	—	—	224,130	—	—	—
Other current assets	24,718	7,338	17,380	—	—	24,718	—	—	—
Current financial assets	6,843		6,843	—	—	6,843	—	—	—
Fair value of derivatives - Assets	36,006	—	—	36,006	—	36,006	—	36,006	—
Short-term investments	14,824	—	—	14,824	—	14,824	14,824	—	—
Cash	222,021	—		222,021	—	222,021	—	—	—
CURRENT ASSETS	528,542	15,733	239,958	272,851	—	528,542	14,824	36,006	—
TOTAL ASSETS	554,691	37,550	244,035	272,851	255	554,691	14,824	36,006	255
Non-current borrowings and financial debt	396,510	—	396,510	—	—	396,510	—	—	—
NON-CURRENT LIABILITIES	396,510	—	396,510	—	—	396,510	—	—	—
Current borrowings and financial debt	34,655	—	34,655	—	—	34,655	—	—	—
Fair value of derivatives - Liabilities	19,975	—	—	19,975	—	19,975	—	17,845	2,130	(2)
Current liabilities	303,935	12,881	291,054	—	—	303,935	—	—	—
CURRENT LIABILITIES	358,565	12,881	325,709	19,975	—	358,565	—	17,845	2,130
TOTAL LIABILITIES	755,075	12,881	722,219	19,975	—	755,075	—	17,845	2,130

(1)	Revised IFRS 7 requires that fair value measurements be classified on three levels. The levels of fair value hierarchy reflect the significance of data used for the measurements:
•	Level 1: prices (unadjusted) of identical assets or liabilities listed on active markets;
•	Level 2: data other than listed prices covered by Level 1, that can be noted for the asset or liability concerned, either directly (i.e. prices) or indirectly (i.e. data derived from prices);
•	Level 3: data relating to the asset or liability, not based on observable market data (unobservable data).
(2)	This amount corresponds to the financial commitment accounted for as part of the recognition of put options held by minority shareholders in Faiveley Transport Schweiz AG (formerly called Urs Dolder AG) at 31 March 2015.

Market risks

FOREIGN EXCHANGE RISK

The Group operates in foreign countries and is therefore exposed to exchange risk as a result of various foreign currency exposures.

The main currencies concerned are the US Dollar, the Hong Kong Dollar, the Czech Koruna, the Swedish Krona, the Pound Sterling and the Chinese Yuan.

The management of the exchange risk of commercial contracts is centralised by the Group Treasury Department and comprises two parts: the certain and the uncertain risk.

Exchange risk management relating to tenders in foreign currencies (uncertain risk)

Faiveley Transport Group is required to submit tenders denominated in foreign currencies. The Group’s hedging policy is not to use hedge instruments during the offer phase, unless specifically authorised by Management. The aim is to manage the exchange risk through normal commercially available means. If necessary, the Group Treasury Department would mainly use exchange options.

Exchange risk management relating to commercial contracts (certain risk)

Commercial contracts in foreign currencies (most often successful tenders) are hedged by the Group Treasury Department from contractual commitment. The instruments used primarily include forward purchases and exchange rate swaps. Treasury may also use options.

Exchange risk management relating to other transactions

The Group’s policy is to systematically hedge the full value of future transactions expected in every major currency. The minimum trigger threshold for a foreign exchange hedge is EUR 250 thousand.

Various cash flows are hedged for a minimum of 80% of the annual budget.

In addition to commercial contracts, all financial positions and management fees deemed significant are hedged.

Group exposure resulting from commercial contracts at 31 March 2016

(amounts in currency thousands)	Trade receivables [a]	Trade payables [b]	Commitments [c]	Net position before hedging [d] = [a]-[b]-[c]	Hedge instruments [e]	Net unhedged position [f] = [d]-[e]
Australian Dollar	549	—	2,947	3,496	3,487	9
Canadian Dollar	—	—	(7,730)	(7,730)	(7,729)	(1)
Swiss Franc	—	(151)	(2,266)	(2,416)	(2,412)	(4)
Chinese Yuan	32,731	(8,094)	(47,662)	(23,025)	(28,416)	5,392
Czech Koruna	—	(57,971)	(505,931)	(563,902)	(559,963)	(3,939)
Pound Sterling	626	(268)	(2,003)	(1,646)	(1,623)	(23)
Hong Kong Dollar	16,983	(36,328)	57,510	38,165	37,327	838
Norwegian Krone	—	—	1,360	1,360	1,360	(0)
Polish Zloty	564	—	1,986	2,550	2,549	1
Russian Rouble	—	—	42,169	42,169	42,169	(0)
Swedish Krona	8,974	(37,159)	(32,451)	(60,636)	(61,390)	754
Singapore Dollar	992	(554)	68,468	68,906	68,906	—
US Dollar	7,909	(8,057)	(5,026)	(5,174)	1,961	(7,135)

Forward sales hedging financial and commercial transactions at 31 March 2016

	EUR thousands	Currency thousands	Fair value
Norwegian Krone	289	2,720	—
Swedish Krona	19,900	185,174	(180,521)
Czech Koruna	8,562	231,462	13,273
Australian Dollar	22,615	34,027	(1,509,613)
Hong Kong Dollar	150,381	1,306,793	3,822,338
Singapore Dollar	46,077	70,516	—
US Dollar	335,828	370,164	11,393,168
Swiss Franc	458	495	5,084
Pound Sterling	19,038	14,544	668,330
Indian Rupee	14,663	1,230,968	551,559
Russian Rouble	1,399	106,756	—
Chinese Yuan	51,989	394,720	1,825,372
Polish Zloty	849	3,661	(7,054)
TOTAL	672,048	—	16,581,936

Forward purchases hedging financial and commercial transactions at 31 March 2016

	EUR thousands	Currency thousands	Fair value
Norwegian Krone	144	1,360	—
Swedish Krona	57,356	535,774	771,309
Czech Koruna	36,954	998,563	175,652
Australian Dollar	10,987	17,076	561,447
Hong Kong Dollar	186,359	1,632,356	(2,684,497)
Singapore Dollar	1,051	1,608	—
US Dollar	174,408	194,835	(3,584,402)
Swiss Franc	2,972	3,194	(45,721)
Canadian Dollar	5,244	7,729	—
Pound Sterling	58,766	45,387	(1,486,931)
Indian Rupee	26,206	1,979,170	25,871
Russian Rouble	846	64,587	—
Korean Won	2,600	3,326,604	55,336
Chinese Yuan	106,532	783,748	11,269
Polish Zloty	3,236	13,988	39,738
TOTAL	673,661		(6,160,929)

Sensitivity analysis

The following table shows a breakdown of the impact of a change of +/-10% in the US dollar and CNY spot exchange rates (the main currencies to which the Group is exposed after hedging) against all currencies compared with the closing rate on 31 March 2016.

the effect on pre-tax profit only applies to financial assets and liabilities recognised in the balance sheet, which are denominated in a currency other than the functional currency of their controlling entity and which are not hedged against.

	Impact on income statement
Sensitivity at 31 March 2016	USD		CNY
(EUR millions)	+10%	-10%	+10%	-10%
Trade receivables/payables	(0.62)	0.57	0.02	(0.02)
Cash	0.09	(0.09)	0.04	(0.03)
Loans/borrowings	—	—	—	—
NET IMPACT	(0.53)	0.48	0.06	(0.05)

INTEREST RATE RISKS

The syndicated debt, excluding the revolving facility, is indexed on Euribor variable rates. The “SSD Schuldschein” private placement includes several maturities, some of which are indexed on a variable rate, others bearing a fixed rate. This debt may be hedged in accordance with the Group’s interest rate risk policy. All revolving facilities, drawn or undrawn, bear a variable rate and are not subject to interest hedges. The same applies to the US private placement bond issue, which bears a fixed rate.

To manage its risk, the Treasury Department has implemented a hedging strategy using interest rate swaps, tunnels, caps and options.

The exposure of interest rates on loans in Euros is hedged for between 70% and 74%, depending on interest rate fluctuations for the period 2016/2017.

The US dollar denominated debt comprising the “US Private Placement” bond issue exclusively bears fixed rates.

The estimated cost of the Euro-denominated syndicated debt and “Schuldschein” loan is 1.58% for the 2016/2017 period, hedges and spreads included. The estimated cost of the US-denominated debt is estimated at 4.85%. The total cost of the Group’s debt for 2016/2017 is therefore estimated at 2.15%.

Considering the amortisation profile of the syndicated facility, the “Schuldschein” loan and interest rate hedges, the net exposure of the Euro-denominated debt at 31 March 2016 was as follows:

	Financial liabilities		Hedge instruments		Net hedged variable rate exposure
Euro-denominated debt	Fixed rate	Variable rate	Fixed rate	Variable rate	Fixed rate	Variable rate
Under 1 year	—	30,000	30,000	—	30,000	—
1 to 2 years	—	30,000	30,000	—	30,000	—
2 to 3 years	8,500	55,000	50,000	—	58,500	5,000
More than 3 years	59,000	142,500	50000	—	109,000	92,500
TOTAL EUR	67,500	257,500	160,000	—	227,500	97,500	(1)

(1)	Sensitivity analysis of net exposure (EUR 97.5 million): A 100 basis points increase in both the reference “Euribor 1 months” and “Euribor 6 months” interest rates would result in a full-year increase of EUR 1.0 million in the interest expense.

Given the amortisation profile of the syndicated credit, the US private placement and interest rate hedges, the net exposure of the US dollar-denominated debt at 31 March 2016 was as follows:

	Financial liabilities		Hedge instruments		Net hedged variable rate exposure
USD-denominated debt	Fixed rate	Variable rate	Fixed rate	Variable rate	Fixed rate	Variable rate
Under 1 year	—	—	—	—	—	—
1 to 2 years	3,600	—	—	—	3,600	—
2 to 3 years	3,600	—	—	—	3,600	—
More than 3 years	67,800	—	—	—	67,800	—
TOTAL USD	75,000	—	—	—	75,000	—

The following table summarises the interest rate risk exposure for the 2016/2017 period:

Amount of debt (EUR thousands)	Currency	Maximum exposure	Estimated cost of debt
325,000	EUR	30%	1.58%
75,000	USD	0%	4.85%

Instruments recognised in equity

	On EUR loans			On USD loans
	Nominal (EUR thousands)	Fair value (EUR thousands)	Nominal (currency thousands)	Fair value (currency thousands)	Nominal (EUR thousands)	Fair value (EUR thousands)
Swap	135,000	-747	—	—	—	—
Tunnel	—		—	—	—	—
Cap	30,000	-39	—	—	—	—
TOTAL	165,000	-786	—	—	—	—

Sensitivity analysis

The Group has implemented a diversified interest rate risk management policy aimed at limiting the impact of potential interest rate increases on its cash flow. As at 31 March 2016, the servicing of projected debt, net of hedges put in place, would limit the impact of a 1% increase in interest rates on debt and hedges to EUR 0.8 million.

The positive impact on equity is EUR 0.8 million with a 0.5% interest rate increase.

RAW MATERIAL RISK

The Faiveley Transport Group is exposed to changes in the cost of raw materials such as steel, aluminium and copper, as well as to increases in transportation costs. The table below shows the amounts of each raw material bought annually through purchase of components:

(EUR millions)	Aluminium	Ferrous	Rubber	Copper
2015/2016 amount	18.6	43.2	12.6	4.7

The Group has already anticipated these effects, through both its procurement policy and the preparation of its commercial offers. Certain contracts relating to projects include price indexation clauses which enable the Group to pass on a part of the increases in raw material costs.

DERIVATIVE FINANCIAL INSTRUMENTS

Fair value of derivative instruments

The fair value of derivative instruments for hedging exchange, interest rate and raw materials risks reflected in the balance sheet was as follows:

At 31 March 2016	Financial instruments assets	Financial instruments liabilities	Unrealised gains/(losses) equity
Interest rate hedges(1)	793	1,564	(731)
Raw material hedges(1)	12	—	12
Foreign exchange hedges	24,005	13,649	(482)
• fair value hedges	9,501	6,683	—
• cash flow hedges	673	1,158	(482)
• not eligible for hedge accounting	13,831	5,808	—
TOTAL	24,810	15,213	(1,201)

(1)	Cash flow hedges.

At 31 March 2015	Financial instruments assets	Financial instruments liabilities	Unrealised gains/(losses) equity
Interest rate hedges(1)	-	849	(566)
Raw material hedges(1)	41	-	41
Foreign exchange hedges	35,965	16,998	112
• fair value hedges	17,685	10,190	—
• cash flow hedges	363	263	112
• not eligible for hedge accounting	17,917	6,545	—
TOTAL	36,006	17,847	(413)

(1)	Cash flow hedges.

Movement in equity reserve (excl. deferred tax)

	Amount 1 April 2015	Movement in the year	Amounts reclassified to the income statement	Amount 31 March 2016
Interest rate hedges	(566)	(577)	412	(731)
Foreign exchange hedges	112	(299)	(295)	(482)
Raw material hedges	41	(29)	—	12
TOTAL	(413)	(905)	117	(1,201)

Future release of amounts recorded in equity at 31 March 2016

The amount of EUR (482) thousand recorded in equity in respect of exchange rate derivatives will be transferred to the income statement in the year ending 31 March 2017.

The amount of EUR (731) thousand recorded in equity in respect of interest rate derivatives will be released to the income statement between 1 April 2016 and 31 March 2019 according to the maturity of the flows hedged.

The amount of EUR (12) thousand recorded in equity in relation to raw material derivatives will be transferred to the income statement in the year ending 31 March 2017.

Credit risk

Owing to its commercial activities, Faiveley Transport Group is exposed to credit risk, in particular the risk of default on the part of its customers.

The Group only enters into commercial relationships with third parties whose financial position is known to be healthy. The Group’s policy is to verify the financial health of those customers wishing to obtain credit.

In the case of derivative instruments and cash transactions, counterparties are limited to the high-quality financial institutions that currently finance the Group.

Faiveley Transport Group makes use of factoring arrangements in France, Germany, Spain, Italy and China. In addition, at the request of major customers, the Group participates in two reverse factoring programmes in Canada, Germany, the UK and the US.

Factoring enables the Group to sell, without recourse, part of its receivables to various factoring companies and banks. This selling without recourse has enabled the Group to improve trade receivables recovery and to transfer the risk of default or bankruptcy on the part of customers or other debtors to the factors.

At 31 March 2016, receivables sold without recourse totalled EUR 98.8 million, including EUR 22.3 million for reverse factoring programmes implemented at the request of customers.

The amount of receivables factored and not guaranteed was EUR 2.1 million.

As regards the risk associated with financial assets, the Group’s maximum exposure is equal to their book value.

Liquidity risk

Prudent liquidity risk management requires the Group to retain a sufficient level of cash and securities that can be traded in a market, to have adequate financial resources due to the implementation of appropriate credit facilities and to be in a position to unwind positions in the market.

The Group has carried out a specific review of its liquidity risk and considers that it is in a position to meet its maturities.

At 31 March 2016, the Group had EUR 125 million in undrawn confirmed credit facilities.

At 31 March 2016, the Group complied with all financial conditions required by all credit agreements.

The Group considers that the cash flows generated by its operating activities, cash and funds available via existing credit lines will be sufficient to cover the expenditure and investment necessary for its operations, to service its debt and to pay dividends. Conversely, the Group may have to borrow to finance potential acquisitions.

AVAILABLE CASH AND CASH EQUIVALENTS

	31 March 2016	31 March 2015
Available credit lines and bank overdrafts (a)	168,859	197,502
Parent company cash (b)	50,744	12290
Subsidiaries cash and cash equivalents (c)	183,182	223,778
AVAILABLE CASH AND CASH EQUIVALENTS (1) = (A+B+C)	402,785	433,570
Borrowings due in less than one year (d)	39,189	32,482
Available credit lines maturing in less than one year and bank overdrafts (e)	81,760	80,138
NET CASH AND CASH EQUIVALENTS AVAILABLE IN MORE THAN ONE YEAR (D)	281,836	320,950

Cash and cash equivalents include unused factoring cash of EUR 67 million (net of non-guaranteed receivables factored).

The decrease in available cash and cash equivalents was primarily due to the voluntary waiver of a confirmed but undrawn EUR 25 million credit facility, which was decided by the Group during the first half-year.

Financial debt of less than one year is detailed in Note 20 (excluding bank overdraft, fair value of derivatives and invoices factored and not guaranteed).

Available credit facilities represent credit facilities granted by the banks and available immediately to the subsidiaries or the parent company.

MATURITY DATES OF FINANCIAL LIABILITIES AT 31 MARCH 2016

		Maturity dates of financial liabilities			Non-financial
At 31 March 2016	Book value	Under 1 year	1 to 5 years	Over 5 years	liabilities
Liability financial instruments:
Borrowings	396,943	36,964	210,297	149,682
Interest on liabilities	1,817	1,817	—	—	—
Leases	1,160	209	951	—	—
Employee profit sharing	65	65	—	—	—
Other financial liabilities	3	3	—	—	—
Guarantees and deposits received	56	56		—	—
Credit current accounts	75	75	—	—	—
Bank overdrafts	12	12	—	—	—
Fair value of derivatives – liabilities	16,338	14,705	1,633	—	—
Invoices factored and not guaranteed	2,143	2,143	—	—	—
Financial liabilities	418,612	56,049	212,881	149,682	—
Operating liabilities	269,575	250,838	—	—	18,737
TOTAL	688,187	306,887	212,881	149,682	18,737
Future cash flow
At 31 March 2016	Value	Under 1 year	1 to 2 years	2 to 3 years	Over 3 years
Borrowings	398,760	38,781	32,831	66,311	260,837
Leases	1,160	209	281	216	454
Employee profit sharing	65	65	—	—	—
Other financial liabilities	3	3	—	—	—
Guarantees and deposits received	56	56	—	—	—
Credit current accounts	75	75	—	—	—
Forecast undiscounted future cash flow of interest and interest rate hedges
At 31 March 2016	Value	Under 1 year	1 to 2 years	2 to 3 years	Over 3 years
Interest on liabilities	36,879	7,208	6,898	6,676	16,097
Cash flow from liability financial instruments	991	400	264	189	138
MATURITY DATES OF FINANCIAL LIABILITIES AT 31 MARCH 2015
At 31 March 2015	Book value	Under 1 year	1 to 5 years	Over 5 years	Non-financial liabilities
Liability financial instruments:
Borrowings	425,560	30,155	242,682	152,723	—
Interest on liabilities	1,908	1,908	—	—	—
Leases	1,301	196	874	231	—
Employee profit sharing	65	65	—	—	—
Other financial liabilities	6	6	—	—	—
Guarantees and deposits received	56	56		—	—
Credit current accounts	96	96	—	—	—
Bank overdrafts	1,396	1,396	—	—	—
Fair value of derivatives – liabilities	19,975	19,975	—	—	—
Invoices factored and not guaranteed	777	777	—	—	—
Financial liabilities	451,140	54,630	243,556	152,954	—
Operating liabilities	291,054	278,173	—	—	12,881
TOTAL	742,194	332,803	243,556	152,954	12,881

Future cash flow

At 31 March 2015	Value	Under 1 year	1 to 2 years	2 to 3 years	Over 3 years
Borrowings	427,468	32,063	30,330	34,284	330,791
Leases	1,301	196	226	209	670
Employee profit sharing	65	65	—	—	—
Other financial liabilities	6	6	—	—	—
Guarantees and deposits received	56	56	—	—	—
Credit current accounts	96	96	—	—	—
Forecast future cash flow of interest and interest rate hedges
At 31 March 2015	Value	Under 1 year	1 to 2 years	2 to 3 years	Over 3 years
Interest on liabilities	47,424	7,890	7,643	7,512	24,379
Cash flow from liability financial instruments	1,913	899	541	282	191

Contribution to net financial income/(expense)

			Revaluation			Exchange	Net financial
At 31 March 2016	Interest	Dividends	Income	Losses	Disposals	gain or loss and other	income/ (expense)
Loans and receivables	1,122	—	—	—	—
						(11,198)	(21,585)
Payables at amortised cost	(11,509)	—	—	—	—
Instruments measured at fair value through profit and loss	597	—	7,466	(4,902)	13	12,622	15,796
Assets available for sale	—	—	—	—	—	—	—
Other	(1,556)	26	—	—	—	158	(1,372)
TOTAL	(11,346)	26	7,466	(4,902)	13	1,582	(7,161)

			Revaluation			Exchange	Net financial
At 31 March 2015	Interest	Dividends	Income	Losses	Disposals	gain or loss and other	income/ (expense)
Loans and receivables	1,007	—	—	—	—
						15,635	4,070
Payables at amortised cost	(12,573)	—	—	—	—
Instruments measured at fair value through profit and loss	(1,551)	—	12,460	—	474	(26,997)	(15,614)
Assets available for sale	—	—	—	—	—	—	—
Other	(2,347)	24	—	—	—	—	(2,323)
TOTAL	(15,464)	24	12,460	—	474	(11,362)	(13,868)

NOTE 22	CURRENT LIABILITIES

	31 March 2016	31 March 2015
Trade payables	171,640	209,619
Tax and social security liabilities	72,338	68,187
Accrued credit notes	1,375	1,458
Deferred income	593	168
Accrued expenses	18,144	12,713
Non-current assets suppliers	650	441
Dividends payable	—	55
Other operating liabilities	4,835	11,295
TOTAL	269,575	303,935

At 31 March 2016, “Trade payables” included EUR 42.9 million of credit work-in-progress on projects (compared with EUR 32.7 million at 31 March 2015).

The increase in “Accrued expenses” was due to the billing of lawyers’ services relating to the planned merger with Wabtec.

The decrease in “Other operating liabilities” is primarily due to the exposure of project portfolios to the exchange risk, which decreased due to the significant movements in exchange rates over the financial year. This exchange risk is hedged by the financial instruments presented under “Current financial assets” and “Short-term financial borrowings and liabilities” (under “Fair market value of derivatives – liabilities”).

NOTE 23	FACTORING

In order to diversify the Group’s sources of financing and reduce the credit risk, several subsidiaries factor their receivables. At 31 March 2016, the assignment of receivables to the various factors resulted in a EUR 95,669 thousand reduction in “Trade receivables”. These transactions include factoring contracts without recourse as requested by two Group customers, totalling EUR 22,337 thousand.

In addition, available and uncalled cash with the factoring companies amounted to EUR 67,416 thousand and is included in cash and cash equivalents. Conversely, the portion of receivables factored and not guaranteed was recorded as financial debt under “Current borrowings and financial liabilities” for an amount of EUR 2,143 thousand. The risk incurred by the Group in respect of receivables factored and not guaranteed relates to the non-collection of these receivables.

NOTE 24	SEGMENT REPORTING

The Group opted for a presentation similar to IAS 14, pursuant to IFRS 8, consisting of presenting information for the rail operating segment.

Income statement

	31 March 2016	31 March 2015
Continuing activities:
Sales	1,105,184	1,048,423
Operating profit after share of profit of equity-accounted entities	84,352	95,279
Net financial expense	(7,162)	(13,867)
Income tax	(21,189)	(28,535)
Share of profit of other equity-accounted entities	—	—
NET PROFIT FROM CONTINUING OPERATIONS	56,001	52,877
CONSOLIDATED NET PROFIT	56,001	52,877
Depreciation and amortisation for the period	19,702	17,446

BALANCE SHEET

	31 March 2016	31 March 2015
Property, plant and equipment and intangible assets, net	829,817	796,715
Non-current financial assets	23,641	22,977
Deferred tax assets	62,274	53,079
SUB-TOTAL NON-CURRENT ASSETS	915,732	872,771
Inventories and receivables (excluding tax)	502,776	472,900
Other current assets	89,831	67,999
Cash	236,069	228,753
Assets held for sale	7,527
SUB-TOTAL CURRENT ASSETS	836,203	769,652
TOTAL ASSETS	1,751,935	1,642,424
Equity	688,860	602,756
Employee benefits and other non-current provisions	43,136	41,525
Deferred tax liabilities	51,120	36,434
Non-current financial debt	360,930	396,352
SUB-TOTAL NON-CURRENT LIABILITIES	455,186	474,311
Current provisions	112,387	92,997
Current financial debt	57,682	65,618
Advances, prepayments and non-financial liabilities (excluding tax)	428,272	396,281
Other current liabilities	9,548	10,460
SUB-TOTAL CURRENT LIABILITIES	607,889	565,356
TOTAL EQUITY AND LIABILITIES	1,751,935	1,642,424
Acquisitions of property, plant and equipment and intangible assets (excluding goodwill) for the period	36,253	9,416
Workforce	5,635	5,431

Information by geographic region

Main contribution figures by geographic region of origin:

2015/2016 FY

	France	Europe (excl. France)	Americas	Asia/Pacific	Total Rail business
Sales	228,971	456,850	197,816	221,547	1,105,184
Closing balance of property, plant and equipment and intangible assets (excluding goodwill)	55,432	41,815	30,725	13,274	141,246
Acquisition of property, plant and equipment and intangible assets (excluding goodwill)	15,504	10,625	4,515	5,609	36,253
Amortisation and depreciation of property, plant and equipment and intangible assets (excluding goodwill)	8,156	6,802	2,603	2,141	19,702
2014/2015 FY
	France	Europe (excl. France)	Americas	Asia/Pacific	Total
Sales	241,779	463,920	158,654	184,070	1,048,423
Closing balance of property, plant and equipment and intangible assets (excluding goodwill)	48,118	38,487	31,353	10,959	128,917
Acquisition of property, plant and equipment and intangible assets (excluding goodwill)	10,666	7,516	1,826	3,559	23,568
Amortisation and depreciation of property, plant and equipment and intangible assets (excluding goodwill)	7,275	6,226	2,152	1,794	17,446

Principal customers

During the 2015/2016 financial year, the Group achieved 30.7% of its sales with the three largest European manufacturers (Alstom, Bombardier and Siemens) and 51.7% with its top ten customers (including Hitachi, Indian Railways, Stadler, SNCF, Trenitalia, General Electric and CAF).

NOTE 25	SALES

	31 March 2016	31 March 2015
Sales of products and services associated with contracts > 1 year	1,053,043	1,009,231
Sales of products and services associated with contracts < 1 year	52,141	39,192
TOTAL(1)	1,105,184	1,048,423

(1)	Of which sales related to the “Services” division: EUR 494.5 million at 31 March 2016 and EUR 436.0 million at 31 March 2015.

NOTE 26	GROSS PROFIT AND COST OF SALES

Gross profit is defined as sales less cost of sales.

Gross profit for the financial year totalled EUR 281.1 million, representing 25.3% of sales compared with 24.3% in 2014/2015 (restated figures).

Cost of sales can be analysed as follows:

	31 March 2016	31 March 2015
Direct labour	(102,876)	(96,228)
Raw materials and components	(405,454)	(418,498)
Structure costs	(81,462)	(77,815)
Procurement costs	(57,895)	(51,110)
Engineering costs	(53,338)	(56,332)
Other direct costs	(63,665)	(55,534)
Change in projects in progress	(3,661)	1,187
Net change in project provisions (charge/reversal)	(51,966)	(37,944)
Net change in provisions for losses on completion	(3,746)	(1,789)
TOTAL COST OF SALES	(824,062)	(794,062)

NOTE 27	OTHER INCOME AND EXPENSES FROM RECURRING OPERATIONS

	31 March 2016	31 March 2015
Royalties	1,850	1,982
Doubtful debts	—	—
Reversal of provisions for other liabilities	1,395	3,882
Insurance compensation	3	17
Other operating income	1,040	918
TOTAL OTHER INCOME	4,288	6,798
Royalties	0	0
Doubtful debts	(952)	(1,146)
Charges to provisions for other liabilities	(444)	(2,338)
Inventory writedowns	(4,465)	(6,555)
Employee profit sharing	(683)	(884)
Costs related to the combination with Wabtec Corporation	(17,308)	—
Other expenses	(1,592)	(7,161)
TOTAL OTHER EXPENSES	(25,445)	(18,084)
NET TOTAL	(21,157)	(11,286)

The costs relating to the merger with Wabtec Corporation, which are considered as non-recurring, primarily consist of advisors’ (EUR 6 million) and lawyers’ (EUR 7.5 million) fees, as well as of the additional cost of the latest performance share plan relating to the impact of the transaction.

NOTE 28	RESTRUCTURING COSTS AND GAINS AND LOSSES ON DISPOSAL OF PROPERTY, PLANT AND EQUIPMENT AND INTANGIBLE ASSETS

Restructuring costs

Restructuring costs for the period totalled EUR 6.8 million, compared with EUR 1.6 million in the previous financial year. Over the period, these restructuring costs primarily related to FT Witten for EUR 5.0 million and Shanghai Faiveley Railway Technology for EUR 0.9 million.

Disposal of non-current assets

	31 March 2016	31 March 2015
Sales price of assets sold	67	148
Net book value of assets sold	(105)	(214)
TOTAL	(38)	(66)

NOTE 29	NET FINANCIAL INCOME/(EXPENSE)

	31 March 2016	31 March 2015
Gross cost of financial debt	(10,679)	(12,226)
Income from cash and cash equivalents	789	1,255
NET COST OF FINANCIAL DEBT	(9,890)	(10,971)
Financial instrument income	20,089	1,101
Income linked to exchange differences	19,115	31,776
Proceeds from sale of marketable securities	12	21
Reversal of financial provisions	—	2
Dividends received	26	24
Other financial income	333	173
OTHER FINANCIAL INCOME	39,575	33,097
Financial instrument charges	(4,902)	(14,319)
Charges linked to exchange differences	(29,716)	(19,013)
Interest charges on retirement commitments	(628)	(1,262)
Net book value of financial assets sold		—
Charges on bank guarantees	(915)	(1,055)
Reversal of discounting the value of put options held by minority shareholders	—	(18)
Other financial expenses	(686)	(327)
OTHER FINANCIAL EXPENSES	(36,847)	(35,994)
NET FINANCIAL EXPENSE	(7,162)	(13,868)

The net financial expense for the year was primarily due to:

•	the net cost of financial debt for the year, i.e. EUR 9.9 million compared with EUR 11 million in the previous year. This decrease was primarily due to the positive effect of the decrease in floating interest-rate indices, and to better interest-rate hedges with lower costs;

•	a foreign exchange gain of EUR 4.5 million, which is partly explained by the unrealised forward points of the financial instruments used to hedge projects;

•	a positive interest amount on pension commitments, resulting from the increase in the discount rate.

NOTE 30	INCOME TAX

Analysis by type

	31 March 2016	31 March 2015
Current tax - continuing operations	(17,562)	(23,109)
Deferred tax - continuing operations	(3,627)	(5,426)
TOTAL INCOME TAX - CONTINUING OPERATIONS	(21,189)	(28,535)
Tax on discontinued operations	—	—
TOTAL TAX	(21,189)	(28,535)

The income tax charge was EUR 21.2 million, compared with EUR 28.5 million for the year to 31 March 2015. The effective tax rate was 29.6%, compared with 38.1% for the year to 31 March 2015. This change was mainly due to transaction costs related to the combination with Wabtec and a favourable country mix.

Effective tax rate

	31 March 2016	31 March 2015
Profit before tax from continuing operations	77,191	81,412
Of which share of profit of joint ventures	5,561	6,551
Profit before tax and share of profit of joint ventures from continuing operations	71,630	74,859
Statutory tax rate of the parent company	38.0%	38.0%
THEORETICAL TAX CREDIT/(CHARGE)	(27,219)	(28,447)
Impact of:
Permanent differences	(1,150)	(1,703)
Difference in tax rates of other countries	7,535	3,705
Impact of other taxes (CVAE in France, IRAP in Italy and withholding taxes)	(3,667)	(3,034)
Deferred tax adjustments related to changes in tax rates	(33)	(1,620)
Use of previous tax losses not capitalised	—	—
Change in valuation allowance of deferred tax assets on tax losses carried forward	(0)	1,591
Change in deferred tax assets not recognised	—	1,788
Less tax credits	—	—
Current tax adjustments in respect of earlier periods	1,219	(1,070)
Other	2,127	252
TAX CHARGE	(21,189)	(28,536)
Effective tax rate	29.6%	38.1%

NOTE 31	PROFIT OR LOSS OF OPERATIONS HELD FOR DISPOSAL AND DISCONTINUED OPERATIONS

Nil.

NOTE 32	PAYROLL COSTS AND WORKFORCE

	31 March 2016	31 March 2015
Salaries	237,458	214,093
Social security charges	60,624	55,981
Retirement and other post-employment benefits	16,311	13,803
Charges associated with share-based payments	7,632	2172
TOTAL PAYROLL COSTS	322,025	286,049
TOTAL WORKFORCE	5,635	5,431

NOTE 33	EARNINGS PER SHARE

The table below shows the reconciliation between earnings per share and diluted earnings per share:

	31 March 2016	31 March 2015
Net profit - Group share used in the calculation of basic and diluted earnings per share (EUR thousands)	51,290	55,645
Average number of shares (a)	14,614,152	14,614,152
Average number of treasury shares (b)	(205,692)	(282,158)
Average number of outstanding shares (a-b = c)	14,408,460	14,331,994
Average number of dilutive instruments (d)	264,899	85,928
Diluted average number of shares (c+d)	14,673,359	14,417,922
Basic earnings per share	3.56	3.88
Diluted earnings per share	3.50	3.86

NOTE 34	POST-BALANCE SHEET EVENTS

•	The process for applying to the European Commission for authorisation is ongoing. Following the formal notification submitted on 4 April 2016, on 12 May 2016 the European Commission opened an in-depth investigation (Phase 2) regarding certain segments which could be affected by the combination:

•	in the United States, the Department of Justice is continuing the additional information (“second request”) proceedings in relation to the planned acquisition;

•	in this context, the acquisition of a controlling interest from the Faiveley family by Wabtec is not expected before the fourth quarter of 2016 and the proposed public offer will be filed with the Autorité des Marchés Financiers (AMF – French financial markets authority) in the weeks following this change in control.

•	In application of the terms and conditions of the agreement of 23 December 2014 between Faiveley Transport and the minority shareholders in Faiveley Transport Schweiz AG, the legal and financial transfer of 10% of the share capital held by minority shareholders to Faiveley Transport took place in April 2016. As a result of this transaction, Faiveley Transport Group controls 100% of Faiveley Transport Schweiz AG.

NOTE 35	TRANSACTIONS WITH RELATED PARTIES

The aim of this note is to present the material transactions entered into between the Group and its related parties as defined by IAS 24.

The parties related to the Faiveley Transport Group are the consolidated companies (including the companies that are proportionally consolidated and those consolidated using the equity method), the entities and individuals that control Faiveley Transport and the Group’s senior management.

Transactions entered into between the Faiveley Transport Group and its related parties are at arm’s length terms.

Transactions with related companies

A list of consolidated companies is provided in Note 38.

Transactions carried out and balances outstanding with fully consolidated companies at the balance sheet date are fully eliminated on consolidation.

Only the following are included in the notes below:

•	data relating to such intra-Group transactions, when they involve joint ventures (equity accounted) concerning the portion not eliminated on consolidation;

•	material transactions with other Group companies.

TRANSACTIONS WITH CONSOLIDATED COMPANIES

Transactions with joint ventures not eliminated on consolidation

Joint ventures are equity consolidated:

•	Qingdao Faiveley SRI Rail Brake Co. Ltd.;

•	Datong Faiveley Railway Vehicle Equipment Co., Ltd.;

•	Shijiazhuang Jiaxiang Precision Machinery Co. Ltd.;

•	Faiveley Rail Engineering Singapore Pte Ltd.

The consolidated financial statements include transactions carried out by the Group with its joint ventures as part of its normal business activities.

These transactions are normally carried out at arm’s length.

(EUR thousands)	31 March 2016	31 March 2015
Sales	18,142	32,610
Operating receivables	8,297	13,925
Operating liabilities	(1,479)	(2,206)

WITH THE COMPANIES THAT CONTROL FAIVELEY TRANSPORT

With FAMILLE FAIVELEY PARTICIPATIONS

CONTRACT OF ASSISTANCE:

The strategic support and service agreement with Famille Faiveley Participations specifies all the services provided by Famille Faiveley Participations, particularly in terms of strategic consultancy and the Faiveley Transport Group development policy.

Under the terms of the contract of assistance and the rebilling of rent and services provided, Faiveley Transport recognised the following amounts as expenses and income for the financial year:

(EUR)	Expenses for Faiveley Transport	Income for Faiveley Transport
Contract of assistance, provision of services	386,342	—
Rebilling of rent and services	—	3,170

FRACTION OF FINANCIAL INVESTMENTS, RECEIVABLES, DEBTS, EXPENSES AND INCOME PERTAINING TO THESE RELATED COMPANIES

(EUR thousands)	31 March 2016	31 March 2015
Trade receivables	1	1
Borrowings and other financial liabilities	—	—
Trade payables	(116)	(114)
Rebilling	3	3
Provision of services	(386)	(381)
Financial income	—	—
Financial expenses	—	—

Senior management and non-executive officers’ remuneration

The Group considers that, within the meaning of IAS 24, the Group’s senior management comprise mainly the members of the Management Board, the Supervisory Board and the Executive Committee.

The Remuneration Committee determines the remuneration to be allocated to members of the Management Board; it is responsible for assessing and determining the variable portion of the remuneration of the members of the Management Board, which is based on performance targets and the financial statements audited by the Statutory Auditors.

The following table provides details, in aggregate and for each category, of the components of remuneration of senior management:

(EUR)	2015/2016	2014/2015
Short-term benefits(1)	6,566,665	5,135,691
Termination benefits(4)	—	688,000
Post-employment benefits(2)	42,728	(26,128)
Share-based remuneration(3)	—	—
Other long-term benefits	188	(655)
Directors’ fees(5)	211,012	226,059
TOTAL	6,820,593	6,022,967

(1)	This category comprises fixed and variable remuneration (including employer contributions), profit sharing and incentive payments, supplementary contributions and benefits in kind paid during the year.
(2)	Change in retirement provisions.
(3)	Expense recognised in the income statement.
(4)	In the year to 31 March 2015, termination benefits concerned Thierry Barel for EUR 688 thousand.
(5)	Amount costed out after deduction of withholding taxes.

Agreements entered into with senior management

With Stéphane RAMBAUD-MEASSON

Pursuant to the provisions of Articles L. 225-90-1 and R. 225-60-1 of the Commercial Code, the Supervisory Board at the Meeting of 27 May 2014, on the proposal of the Remuneration Committee, set the terms and conditions of the termination benefits of Stéphane Rambaud-Measson, Chairman of the Management Board and Chief Executive Officer of Faiveley Transport Group since 7 April 2014.

Stéphane Rambaud-Measson will be entitled to special compensation not exceeding eighteen (18) months of fixed and variable remuneration, in the event of his dismissal, except in the event of serious or gross misconduct.

The calculation being based on the average monthly amount of gross fixed and variable remuneration received by Stéphane Rambaud-Measson during the twelve (12) months prior to departure.

This base will be affected by a coefficient equal to the average share of variable remuneration received during the 3 years prior to departure.

The Supervisory Board at the Meeting of 27 May 2014 authorised, on the proposal of the Remuneration Committee, an adjustment related to the termination of Stéphane Rambaud-Measson’s employment contract, consisting of the taking out unemployment insurance (insured risk of EUR 15,000 per month for 12 months).

Agreements entered into with companies that have control over Faiveley Transport, and certain corporate officers

With Famille Faiveley Participations, Financière Faiveley, Erwan Faiveley, and François Faiveley

At its Meeting of 27 July 2015, the Supervisory Board reviewed the planned bid from Wabtec Corporation, in which Wabtec Corporation irrevocably undertakes to:

(i)	purchase the shares that make up the Controlling Block (the shares in the Company held by Financière Faiveley, Famille Faiveley Participations, Erwan Faiveley and François Faiveley); and

(ii)	launch a mandatory public tender offer for the shares in the Company that it does not hold following the sale of the Controlling Block, in accordance with the provisions of Article L. 433-3 of the French Monetary and Financial Code, and of Articles 234-1 et seq. of the French Financial Markets Authority’s General Regulations.

The Board reviewed the documents enclosed with the bid letter, which had been previously discussed, including a draft Tender Offer Agreement (the “TOA”). In exchange for the bid letter from Wabtec Corporation received by the Company and the shareholders of the Controlling Block, the latter must sign an exclusivity agreement with Wabtec Corporation.

After assessing the terms of the exclusivity undertaking, and noting that the TOA determines the main terms and conditions of the bid, and sets out certain principles of conduct to be followed by the parties as part of the bid, the Board decided to authorise the signing of the exclusivity undertaking by the Chairman of the Executive Board, under the terms presented to it, together with any other documents relating to the transactions described in that undertaking, in accordance with the provisions of Articles L. 225-86 et seq. of the French Commercial Code regarding regulated agreements.

The Supervisory Board also approved the terms of the draft TOA, subject to the employee representative body information and consultation process, and authorised the Company to sign it, where applicable, at the end of the employee representative body information and consultation process.

The Company signed the TOA on 6 October 2015, following the employee representative body information and consultation process. The exclusivity undertaking expired on the same date.

NOTE 36	DIVIDENDS

Approval was granted at the General Meeting of 18 September 2015 for the payment of a dividend (including treasury shares) in respect of the 2014/2015 financial year totalling EUR 13,152,736.80:

•	EUR 12,976,581.60 in respect of the EUR 0.90 dividend per share paid on 5 October 2015 to 14,418,424 shares for the 2014/2015 financial year;

•	EUR 176,155.20 in unpaid dividends, corresponding to the 195,728 treasury shares held by Faiveley Transport at the time of the ex-dividend date, i.e. 2 October 2015.

	Number of shares	Treasury shares	Number of shares to which dividends have been paid	Dividends approved
Ordinary shares	6,978,642	195,728	6,782,914	6,104,623
Shares with double voting rights	7,635,510	—	7,635,510	6,871,959
	14,614,152	195,728	14,418,424	12,976,582	(1)

(1)	Including EUR 5,683,871 to Financière Faiveley and EUR 1,043,359 to François Faiveley Participation (FFP).

This dividend was paid on 5 October 2015.

Given the current proposed combination between Faiveley Transport and Wabtec Corporation, Faiveley Transport has undertaken not to pay any dividend other than that decided by the Shareholders’ General Meeting of 18 September 2015.

NOTE 37	OFF-BALANCE SHEET COMMITMENTS

Leases

OPERATING LEASES

The operating leases entered into by the Faiveley Transport Group relate mainly to various buildings and furnishings.

The income and expenses recognised in respect of operating leases over the last two financial years break down as follows:

	2015/2016	2014/2015	2013/2014
Operating lease expenses	(13,916)	(12,018)	(11,148)
Sub-letting income	588	525	511
TOTAL	(13,328)	(11,493)	(10,637)

The future minimum payments to be made in respect of operating leases that are non-cancellable and had not expired as at 31 March 2016 are as follows:

	Less than 1 year	1 to 5 years	More than 5 years
Total future lease payments	11,423	35,457	21,757

Other commitments given

	31 March 2016	31 March 2015
Deposits, securities and bank guarantees given to customers	251,524	234,024
Of which given by joint ventures	—	—
Guarantees and securities given by the parent company to customers and banks *	518,726	496,694
Of which on behalf of joint ventures	10,604	14,036
Borrowings guaranteed by pledges:	—	—
Mortgages of buildings	—	—

*	Amount restated for parent company securities included in bank deposits, securities and guarantees given.

The off-balance sheet commitments above entitled “Deposits, securities and bank guarantees” is related to guarantees or securities provided to the banks essentially in favour of customers with whom commercial contracts have been signed. These guarantees are generally issued for defined periods and for defined amounts. These are principally guarantees for the repayment of deposits and guarantees for the satisfactory completion of contracts. Bank counter-guarantees may be issued for the benefit of banks supplying credit lines, and guarantees may also be issued for the benefit of certain subsidiaries of the Group.

The off-balance sheet commitments above entitled “Guarantees and securities given by the parent company” are guarantees agreed by the parent company Faiveley Transport in favour of customers who have signed commercial contracts with subsidiaries of the Group. As for bank guarantees, these are issued for defined periods and for defined amounts and essentially relate to guarantees for the repayment of deposits and guarantees for the satisfactory completion of contracts.

Commitments received

Other guarantees from suppliers: EUR 2,480 thousand.

NOTE 38	CONSOLIDATION SCOPE AND METHOD

Faiveley Transport is the Group’s holding company.

The following companies, over which Faiveley Transport exercises direct or indirect control, are fully consolidated.

List of consolidated companies and consolidation method

Entity	Country	% control	% interest
Parent company:
FAIVELEY TRANSPORT
Full consolidation:
Faiveley Transport Leipzig GmbH & Co. KG(1)	Germany	100.00	100.00
Faiveley Transport Witten GmbH(1)	Germany	100.00	100.00
Faiveley Transport Verwaltungs GmbH(1)	Germany	100.00	100.00
Faiveley Transport Holding GmbH & Co. KG(1)	Germany	100.00	100.00
Faiveley Transport Nowe GmbH(1)	Germany	100.00	100.00
Faiveley Transport Australia Ltd.	Australia	100.00	100.00
Faiveley Transport Belgium Nv	Belgium	100.00	100.00
Faiveley Transport Do Brasil Ltda.	Brazil	100.00	100.00
Faiveley Transport Canada Ltd.	Canada	100.00	100.00
Faiveley Transport Chile Ltda.	Chile	100.00	99.99
Faiveley Transport Systems Technology (Beijing) Co. Ltd.	China	100.00	100.00
Faiveley Transport Far East Ltd.	China	100.00	100.00
Shanghai Faiveley Railway Technology Co. Ltd.	China	51.00	51.00
Faiveley Transport Metro Technology Shanghai Ltd.	China	100.00	100.00
Faiveley Transport Railway Trading (Shanghai) Co. Ltd.	China	100.00	100.00
Faiveley Transport Asia Pacific Co. Ltd.	China	100.00	100.00
Faiveley Transport Korea Ltd.	Korea	100.00	100.00
Faiveley Transport Ibérica SA	Spain	100.00	100.00
Faiveley Transport USA Inc.	United States	100.00	100.00
Faiveley Transport North America Inc.	United States	100.00	100.00
Ellcon Drive LLC.	United States	100.00	100.00
Amsted Rail - Faiveley LLC	United States	67.50	67.50
Graham-White Manufacturing Co.	United States	100.00	100.00
Omni Group Corporation	United States	100.00	100.00
Advanced Global Engineering LLC.	United States	100.00	55.00
ATR Investments LLC.	United States	100.00	100.00
Faiveley Transport Amiens	France	100.00	100.00
Faiveley Transport NSF	France	100.00	100.00
Faiveley Transport Tours	France	100.00	100.00
Faiveley Transport Gennevilliers	France	100.00	100.00
Faiveley Transport Birkenhead Ltd.	United Kingdom	100.00	100.00
Faiveley Transport Tamworth Ltd.	United Kingdom	100.00	100.00
Sab Wabco Ltd.	United Kingdom	100.00	100.00
Sab Wabco David & Metcalf Ltd.	United Kingdom	100.00	100.00
Sab Wabco David & Metcalf Products Ltd.	United Kingdom	100.00	100.00
Sab Wabco Investments Ltd.	United Kingdom	100.00	100.00
Sab Wabco Products Ltd.	United Kingdom	100.00	100.00
Sab Wabco UK Ltd.	United Kingdom	100.00	100.00
Faiveley Transport Rail Technologies India Ltd.	India	100.00	100.00
Faiveley Transport FMPR	Iran	51.00	51.00
Faiveley Transport Italia Spa	Italy	100.00	98.70
Faiveley Transport Polska z.o.o.	Poland	100.00	100.00
Faiveley Transport Plzen s.r.o.	Czech Republic	100.00	100.00
Faiveley Transport Tremosnice s.r.o.	Czech Republic	100.00	100.00
Faiveley Transport Czech a.s.(2)	Czech Republic	100.00	100.00

Entity	Country	% control	% interest
o.o.o Faiveley Transport	Russia	100.00	98.00
Faiveley Transport Metro Technology Singapore Ltd.	Singapore	100.00	100.00
Faiveley Transport Malmö AB	Sweden	100.00	100.00
Faiveley Transport Nordic AB	Sweden	100.00	100.00
Faiveley Transport Schweiz AG	Switzerland	90.00	90.00
Schwab Verkehrstechnik AG	Switzerland	100.00	100.00
Faiveley Transport Metro Technology Thailand Ltd.	Thailand	100.00	100.00
Faiveley Transport Metro Technology Taiwan Ltd.	Taiwan	100.00	100.00
Equity-accounted joint ventures
Qingdao Faiveley Sri Rail Brake Co. Ltd.	China	50.00	50.00
Datong Faiveley Railway Vehicle Equipment Co., Ltd	China	50.00	50.00
Shijiazhuang Jiaxiang Precision Machinery Co. Ltd.	China	50.00	50.00
Faiveley Rail Engineering Singapore Pte Ltd,	Singapore	50.00	50.00
Other equity-accounted entities:
Nil	—	—	—
Partnerships qualifying as joint arrangements:
Nil	—	—	—

(1)	Faiveley Transport Leipzig GmbH & Co. KG, Faiveley Transport Witten GmbH, Faiveley Transport Verwaltungs GmbH, Faiveley Transport Holding GmbH & Co. KG and Nowe GmbH, as subsidiaries of the Faiveley Transport Group responsible for the preparation of the consolidated financial statements, made use of the provisions of paragraph 264b and 264.3 of the German Commercial Code as regards the closing of accounts for the year ended 31 March 2016 and the related annual report, given that the financial statements and annual report will not be published.
(2)	Change of Faiveley Transport Lekov company name.

NOTE 39	STATUTORY AUDITORS’ FEES

Fees payable to the Statutory Auditors and members of their network as part of assignments relating to the financial statements at 31 March 2016 and 31 March 2015 were as follows:

	ECA		PWC
	2015/2016	2014/2015	2015/2016	2014/2015
Audit:
Statutory Audit, certification, review of individual and consolidated financial statements:	—	—	—	—
• Issuer	153	154	252	251
• Subsidiaries	107	106	722	634
Other assignments directly related to the audit assignment	—	—	4	—
SUB-TOTAL AUDIT FEES	260	260	978	885
Other services:
Legal, tax, corporate	—	—	4	—
Other	—	—	9	6
SUB-TOTAL OTHER SERVICES	—	—	13	6
TOTAL	260	260	991	891

NOTE 40	FINANCIAL COMMUNICATION

These consolidated financial statements are available in both French and English.

STATUTORY AUDITORS’ REPORT ON THE 2015/2016

CONSOLIDATED FINANCIAL STATEMENTS (PERIOD FROM 1 APRIL 2015 TO 31 MARCH 2016)

“This is a free translation into English of the Statutory Auditors’ report on the consolidated financial statements issued in French and is provided solely for the convenience of English speaking users. The Statutory Auditors’ report includes information specifically required by French law in such reports, whether modified or not. This information presented below is the audit opinion on the consolidated financial statements and includes an explanatory paragraph discussing the auditors’ assessments of certain significant accounting and auditing matters. These assessments were considered for the purpose of issuing an audit opinion on the consolidated financial statements taken as a whole and not to provide separate assurance on individual account balances, transactions or disclosures. This report should be read in conjunction with, and construed in accordance with, French law and professional auditing standards applicable in France.”

To the Shareholders,

In compliance with the assignment entrusted to us by the Annual General Meeting, we hereby report to you, for the year ended 31 March 2016, on:

•	the audit of the accompanying consolidated financial statements of Faiveley Transport SA;

•	the justification of our assessments;

•	the specific verification required by law.

These consolidated financial statements have been approved by the Management Board. Our role is to express an opinion on these consolidated financial statements based on our audit.

I - Opinion on the consolidated financial statements

We conducted our audit in accordance with professional standards applicable in France; those standards require that we plan and perform the audit to obtain reasonable assurance regarding whether the consolidated financial statements are free of material misstatement. An audit involves performing procedures, using sampling techniques or other methods of selection, to obtain audit evidence regarding the amounts and disclosures in the consolidated financial statements. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made, as well as the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

In our opinion, the consolidated financial statements give a true and fair view of the assets and liabilities and of the financial position of the Group as at 31 March 2016 and of the results of its operations for the year then ended in accordance with International Financial Reporting Standards as adopted by the European Union.

Without questioning the opinion expressed above, we draw your attention on Note 3 “Consolidation principles and methods—Principles of presentation” of the appendix in the consolidated financial statements which presents modalities and incidence of the standard IFRIC 21 first application.

II - Justification of our assessments

In accordance with the requirements of Article L. 823-9 of the French Commercial Code (Code de Commerce) relating to the justification of our assessments, we bring to your attention the following matters:

•	at the year-end, the Group performs impairment testing on goodwill and intangible assets with indefinite lives and assesses whether there is an indication of impairment of non-current assets, in accordance with the terms and conditions described in Note 3 “Consolidation principles and methods – Use of estimates & Impairment of asset values” and Note 5 “Goodwill”. We have reviewed the methods for implementing this impairment testing, the cash flow forecasts and assumptions used by the management, as well as estimates resulting from the latter. We have verified that above mentioned Notes provide appropriate disclosure;

•	the Group recognizes income generated on contracts using the percentage of completion method in accordance with the terms and conditions described in Note 3 “Consolidation principles and methods – Income statement presentation”. These results are determined based on costs and revenue associated with the contracts, as estimated by executive management. Based on the information provided to us, our work consisted in assessing the financial information and the assumptions on which these estimates have been based, in reviewing the calculations performed by the Company, in comparing estimates of revenue on completion from previous periods with actual results, and in examining the procedures used by executive management to approve these estimates;

•	the Group records provisions to cover miscellaneous liabilities and charges as described in Note 3 “Consolidation principles and methods – Provision for liabilities and charges, Other provisions for liabilities and charges” and Note 19 “Detail of provisions”. Based on the information available, our work consisted in examining, by sampling, the financial information and the assumptions on which theses estimates have been based, in reviewing the calculations performed by the Company, in comparing accounting estimates from previous periods with actual results and in examining the procedures used by executive management to approve these estimates. On this basis, we assessed the reasonableness of the management estimates.

These assessments were made as part of our audit of the consolidated financial statements taken as a whole, and therefore contributed to the opinion we have formed, which is expressed in the first part of this report.

III - Specific verification

As required by law, we also verified in accordance with professional standards applicable in France the information presented in the Group’s management report. We have no matters to report as to its fair presentation and its consistency with the consolidated financial statements.

Neuilly-sur-Seine and Dijon, 27 May 2016

The Statutory Auditors

PricewaterhouseCoopers Audit	Expertise Comptable et Audit

Philippe Vincent	Claude Cornuot

PARENT COMPANY

FINANCIAL STATEMENTS

BALANCE SHEET

ASSETS

		31 March 2016			31 March 2015
(EUR thousands)	Notes	Gross	Amort. depr. and	Net	Net
Non-current assets
Intangible assets
Other intangible assets	C.1	407,461	10,363	397,099	388,809
In progress	C.1	13,601	—	13,601	17,777
Property, plant and equipment
Buildings	C.1	—	—	—	—
Plant and machinery	C.1	—	—	—	—
Other property, plant and equipment	C.1	1,736	658	1,077	1,006
Financial assets
Equity investments	C.2	498,406		498,406	496,068
Loans and receivables from investments	C.2	86,948		86,948	105,562
Other financial investments	C.2	662		662	566
TOTAL (I)		1,008,814	11,021	997,793	1,009,789
Current assets
Receivables
Advances and prepayments paid on orders	C.3	381		381	117
Trade receivables	C.3	59,417		59,417	48,079
Other receivables (incl. tax consolidation)	C.3	29,613		29,613	38,574
Cash and cash equivalents
Marketable securities	C.4	9,427	—	9,427	13,421
Cash	C.4	227,546		227,546	187,878
Prepaid expenses	C.11	1,244		1,244	1,080
Translation difference - assets		496		496	424
TOTAL (II)		328,124	—	328,124	289,574
TOTAL ASSETS (I + II)		1,336,938	11,021	1,325,917	1,299,363

EQUITY AND LIABILITIES

(EUR thousands)	Notes	31 mars 2016 before allocation	31 mars 2015 before allocation
Equity
Share capital	C.5	14,614	14,614
Merger and contribution premiums	C.5	106,841	104,954
Legal reserve	C.5	1,461	1,461
Regulated reserves	C.5	—	—
Other reserves	C.5	(1,831)	—
Retained earnings	C.5	117,222	89,547
Net profit for the period	C.5	27,372	40,652
Regulated provisions	C.6	—	—
TOTAL EQUITY (I)		265,680	251,228
Provisions for liabilities and charges	C.6	20,178	7,337
TOTAL (II)		20,178	7,337
Liabilities
Loans and borrowings
Bond-type issues	C.7	58,453	58,523
Loans and borrowings from credit institutions	C.7	502,580	536,113
Other loans and borrowings	C.7	438,224	417,157
Other liabilities
Trade payables	C.8	24,567	17,276
Tax and social security liabilities	C.8	12,225	8,360
Other liabilities	C.8	3,460	2,543
Deferred income	C.11	—	—
Translation difference - liabilities		550	827
TOTAL (III)		1,040,059	1,040,798
TOTAL EQUITY AND LIABILITIES (I + II + III)		1,325,917	1,299,363

INCOME STATEMENT

(EUR thousands)	Notes	31 March 2016	31 March 2015
SALES (EX VAT)	C.12	79,563	67,360
Cost of sales		(70,633)	(58,663)
Gross profit		8,930	8,697
Non-productive fixed costs		(30,325)	(12,007)
Other operating income		2	511
Other expenses		(306)	(552)
Restructuring costs		—	—
OPERATING PROFIT		(21,699)	(3,352)
Amortisation and depreciation charges included in operating profit		2,678	1,675
Operating profit/(loss) before amortisation and depreciation charges		(19,021)	(1,677)
Net financial income	C.15	44,907	42,784
PROFIT FROM ORDINARY ACTIVITIES		23,208	39,432
NET EXCEPTIONAL INCOME/(EXPENSE)	C.16	(305)	—
Employee profit sharing		—	—
Income tax	C.17	4,469	1,220
NET PROFIT		27,372	40,652

CASH FLOW STATEMENT

(EUR thousands)	Notes	31 March 2016	31 March 2015
Change in cash flow from operating activities:
Net profit		27,372	40,652
Adjustments for non-cash items:		—	—
• Depreciation and amortisation charges on PPE and intangible assets		2,678	1,675
• Provision charges		14,691	4,970
• Provision reversals		(1,949)	(2,498)
• Net loss/(gain) on asset disposals		3	—
• Reversal of debt write-off		—	—
SELF-FINANCING CAPACITY		42,795	44,799
Gross change in current assets and liabilities:
• Decrease (+) increase (-) in trade and other receivables		(2,868)	(27,642)
• Increase (+) decrease (-) in trade and other payables		11,790	(2,716)
CASH FLOW FROM OPERATING ACTIVITIES		51,717	14,441
Investment activities
Purchase of PPE and intangible assets		(6,866)	(3,714)
Proceeds from disposal of PPE and intangible assets		—	—
Purchase of non-current financial assets		(1,281)	(1,993)
Proceeds from sale of non-current financial assets			75,885
Cash and cash equivalents of acquired subsidiaries		—	—
CASH FLOW FROM INVESTMENT ACTIVITIES		(8,147)	70,178
Share capital increase		—	—
Other movements in equity		—	—
Dividends paid		(12,977)	(11,454)
Proceeds from new borrowings		—	—
Repayment of borrowings		(33,860)	(31,676)
Short-term loans on acquisition of subsidiaries		—	—
Movement in Group current accounts		38,585	(103,426)
CASH FLOW FROM FINANCING ACTIVITIES		(8,252)	(146,556)
Net increase/(decrease) in total cash and cash equivalents		35,319	(61,937)
Cash and cash equivalents at beginning of the year		24,366	86,303
CASH AND CASH EQUIVALENTS AT END OF THE YEAR	C.4	59,684	24,366

NOTES TO THE PARENT COMPANY FINANCIAL STATEMENTS

Notes to the parent company financial statements at 31 March 2016, in which assets totalled EUR 1,325,917 thousand, and the income statement showed a net profit of EUR 27,372 thousand. The financial year was of 12 months and covered the period from 1 April 2015 to 31 March 2016.

A. FINANCIAL YEAR SIGNIFICANT EVENTS

Creating value 2018

On 28 May 2015, during the presentation of its 2014/2015 annual results, Faiveley Transport Group presented its strategic plan for the next three years: Creating Value 2018. A dedicated press release is available on the Group’s website.

Proposed combination with Wabtec Corporation

On 27 July 2015, Faiveley Transport announced it had begun exclusive negotiations with Wabtec Corporation. Following consultation with employee representative bodies, on 6 October 2015 the Faiveley family and Wabtec Corporation signed the share transfer agreement as well as a shareholder agreement; Faiveley Transport and Wabtec Corporation signed the agreement related to the public offering.

Wabtec’s firm offer relates to the acquisition of the entire Faiveley Transport share capital, valuing it at an enterprise value of approximately EUR 1.7 billion, and would give rise to one of the world’s leading rail equipment manufacturers with combined sales of approximately EUR 4 billion.

Finalisation of this project is subject to the fulfilment of standard closing conditions and specifically to the approval of the competent competition authorities (the European Commission and the US Department of Justice, as well as Russia’s Federal Antimonopoly Services).

The project has already been approved by the Russian competition authority. The process for applying to the European Commission for authorisation is ongoing. Following the formal notification submitted on 4 April 2016, on 12 May 2016 the European Commission opened an in-depth investigation (Phase 2) regarding certain segments which could be affected by the combination.

In the United States, the Department of Justice is continuing the additional information (“second request”) proceedings in relation to the planned acquisition.

In this context, the acquisition of a controlling interest from the Faiveley family by Wabtec is not expected before the fourth quarter of 2016 and the proposed public offer will be filed with the Autorité des Marchés Financiers (AMF – French financial markets authority) in the weeks following this change in control.

Decision of the AMF Enforcement Committee

The Autorité des Marchés Financiers (“AMF”), the French regulatory authority for listed companies, had launched an investigation at the end of 2011 into Faiveley Transport’s financial information and market price from 1 April 2011 onwards.

Following the investigative procedure, in March 2014 the Board of the AMF notified Faiveley Transport of certain complaints in respect of which Faiveley Transport may have failed in its obligation of public disclosure at the end of the 2011/12 financial year.

The Enforcement Committee issued its final decision on 27 July 2015, imposing a fine of EUR 300,000 on the Company. The only complaint upheld against the Company by the Committee was that of a late disclosure to the market between March and April 2012, the other complaints being deemed unfounded.

Liquidity contract

On 8 October 2015, Faiveley Transport ended the liquidity contract signed on 1 October 2012 with Exane BNP Paribas.

Free performance-based share allocation plan

On 1 October 2015, the Management Board decided to allocate free performance-based shares to certain employees pursuant to the authorisation granted at the Extraordinary General Meeting of 18 September 2015. This involved allocating a total of 140,275 shares to 356 beneficiaries. The allocation of free shares is subject to the beneficiary’s employment by the Group and the fulfilment of financial and operational performance criteria.

B. ACCOUNTING RULES AND METHODS

1. Application of accounting rules and methods

The financial statements at 31 March 2016 have been prepared in accordance with accounting rules applicable in France:

•	the Law of 30 April 1983 and its application decree of 29 November 1983;

•	the French General Chart of Accounts 2014 as described by Regulation 2014-03 of Autorité des Normes Comptables.

The financial statements and the analyses for the year ended 31 March 2016 have been prepared and presented in accordance with accounting rules and in compliance with the principles of:

•	prudence;

•	independence of financial years;

•	going concern;

•	consistency of methods.

The historical cost method was used to determine accounting values.

2. Change of methods during the year

No changes of methods have been introduced by the Company during the year.

3. Measurement methods

The measurement methods described below have been used for the various items included in the financial statements.

In preparing the financial statements, the following provisions applicable to financial years beginning on or after 1 January 2005 were taken into account:

•	CRC regulation n°2002-10 on asset amortisation and impairment;

•	CRC regulation n°2004-06 on the definition, recognition and measurement of assets.

3.1 PROPERTY, PLANT AND EQUIPMENT AND INTANGIBLE ASSETS

Property, plant and equipment and intangible assets are recognised at their acquisition cost, at their transfer value in the case of those related to restructuring operations of previous financial years or at cost for those developed internally. In order to recognise an unfavourable technical variance, the latter must be assessed at each year-end. If there is an indication of impairment, a writedown charge must be recognised in the financial statements.

3.2 AMORTISATION AND DEPRECIATION OF PROPERTY, PLANT AND EQUIPMENT AND INTANGIBLE ASSETS

Depreciation and amortisation of non-current assets are measured on a straight-line basis.

The principal periods of amortisation and depreciation are as follows:

Intangible assets:

• Software	1 to 10 years;
• Patents	9 to 15 years.

Property, plant and equipment:

• Buildings	15 to 20 years;
• Misc. equipment and fittings	10 years;
• Machinery and industrial equipment	3 to 8 years;
• Vehicles	4 years;
• Office equipment	3 to 10 years;
• IT hardware	3 to 5 years;
• Furniture	5 to 10 years.

3.3 EQUITY INVESTMENTS

Equity investments are measured at their purchase and/or contribution value. At the end of the financial year, a provision for impairment is established when the realisable value is lower than the acquisition value. The realisable value is the value in use for the Company, measured on the basis of a multi-criteria analysis including future discounted cash flows.

3.4 RECEIVABLES FROM EQUITY INVESTMENTS

Receivables from equity investments correspond to loans provided to Group companies, as well as current accounts receivable from subsidiaries (excluding current tax receivables resulting from the Group’s tax consolidation). A provision is established whenever there is a risk of non-recovery.

3.5 ACCOUNTS RECEIVABLE AND PAYABLE

Accounts receivable and payable are recorded at nominal value. Provisions have been made for bad and doubtful debts according to the likelihood of non-recovery, as estimated at the end of the financial year. Old accounts for which non-recovery has become a certainty are written off as an expense and the corresponding provisions reversed through the income statement.

3.6 MARKETABLE SECURITIES

Marketable securities are valued at their fair value on the basis of their quoted price or at their liquidation value at the year-end. Marketable securities are subject to impairment when their liquidation value at the financial year-end is lower than their acquisition value.

Treasury shares are included under this heading in accordance with CRC Regulation 2008-15 on treasury shares.

The value of treasury shares unallocated to the various share purchase and subscription plans and free share allocation plans is written down based on the average share price noted over the last month of the financial year.

3.7 SHARE CAPITAL

All capital increases are registered at the nominal value of the shares issued. Should the issue price be greater than the nominal value, the difference is recorded in the share premium reserve.

3.8 PROVISIONS FOR LIABILITIES AND CHARGES

Provisions represent liabilities, the principle or amount of which have not been precisely determined, and the occurrence of which is considered probable. In particular, they include provisions for charges to cover share subscription option and free share allocation plans and provisions for litigation.

3.9 LOANS AND BORROWINGS

Loans and borrowings are valued at their nominal value.

3.10 FINANCIAL INSTRUMENTS

Foreign exchange risk

The Group operates in foreign countries and is therefore exposed to exchange risk as a result of various foreign currency exposures. Exchange risk is managed centrally by the parent company’s Treasury Department and comprises two parts:

•	exchange risk management relating to tenders in foreign currencies (uncertain risk);

•	exchange risk management relating to commercial contracts (certain risk).

The Group’s policy is to systematically hedge the full value of future transactions expected in every major currency.

Interest rate risk

The Group manages its interest rate cash flow risk through the use of swaps or options. From an economic point of view, the effect of these interest rate swaps or caps is to convert variable rate borrowings into fixed rate borrowings. The Group may also use structured instruments that do not qualify for hedge accounting.

A detailed description of the exchange and interest rate risks is provided in Paragraph 7.3 below:

Foreign exchange transactions

Income and expenses in foreign currencies are recorded at the exchange rate on the transaction date.

Foreign currency-denominated borrowings, receivables and cash are recorded in the balance sheet at face value at the hedged rate for hedged transactions and at the closing rate for non-hedged transactions. Any exchange difference arising from the revaluation of these items at these exchange rates is taken to “translation differences”.

The unrealised exchange loss resulting from the determination of an overall foreign exchange position on assets and liabilities held on the balance sheet date is subject to a provision for foreign exchange risk.

C. NOTES TO THE BALANCE SHEET AND INCOME STATEMENT

Figures are expressed in thousands of Euros unless indicated otherwise.

1. Property, plant and equipment and intangible assets

CHANGES IN THE PERIOD

	Gross 1 April 2015	Acquisitions developments	Disposals and reclassifications	Gross 31 March 2016
Intangible assets(1)	396,757	835	9,870	407,462
Intangible assets in progress	17,777	5,694	(9,870)	13,601
General fittings, fixtures and miscellaneous	825	45	—	870
Office equipment and computer hardware, furniture	624	293	(51)	866
Advances and prepayments on non-current assets	—	—	—	—
TOTAL	415,983	6,867	(51)	422,799

(1)	This includes the EUR 384.8 million unfavourable technical variance recognised as part of the transfer of all assets and liabilities of Faiveley Transport and Faiveley Management during the financial year ended 31 March 2009. This technical variance was subject to an impairment test at 31 March 2016, which did not highlight the need for a writedown charge to be recognised in the financial statements.
The remainder of this heading primarily includes IT software development costs.

AMORTISATION, DEPRECIATION AND WRITEDOWNS

	At 1 April 2015	Charges	Decreases	At 31 March 2016
Intangible assets	7,947	2,416	—	10,363
General fittings, fixtures and miscellaneous	217	86	—	303
Office equipment and computer hardware, furniture	226	176	(48)	354
TOTAL	8,390	2,678	(48)	11,020

2. Financial investments

CHANGES IN THE PERIOD

	Gross 1 April 2015	Acquisitions/ Increases		Disposals/ Decreases	Gross 31 March 2016
Equity investments	496,068	2,338	(1)	—	498,406
Loans and receivables from equity investments	105,562	4,852		(23,466)	86,948
Other financial investments	566	100		(4)	662
TOTAL	602,196	7,290		(23,470)	586,016

(1)	This increase is linked to both the purchase of minority interests in the company FT Schweiz for EUR 1,280 thousand and to an increase in the share capital of the company FT Asia Pacific for EUR 1,058 thousand.

MATURITY OF RECEIVABLES (EXCLUDING FINANCIAL INVESTMENTS)

	Less than 1 year	1 to 5 years	More than 5 years	Net at 31 March 2016
Loans and receivables from equity investments	86,482	466	—	86,948
Other financial investments	—	—	662	662
TOTAL	86,482	466	662	87,610

3. Receivables

	Less than 1 year	More than 1 year	Net at 31 March 2016	Net at 31 March 2015
Trade receivables	59,417	—	59,417	48,079
Other receivables – advances and prepayments(1)	23,411	—	23,411	34,073
Tax consolidation	6,202	—	6,202	4,619
TOTAL	89,030	—	89,030	86,771

(1)	Of which tax receivables of EUR 1.1 million in relation to Faiveley Transport Holding GmbH & Co KG and Faiveley Transport Leipzig GmbH & Co KG at 31 March 2016 and a portfolio of bank guarantees of EUR 17.8 million.

4. Cash and marketable securities

	31 March 2016	31 March 2015
Marketable securities(1)	9,427	13,421
Cash and cash equivalents	227,546	187,878
Bank overdrafts	(177,289)	(177,032)
TOTAL	59,684	24,267

(1)	Of which treasury shares of EUR 9,427 thousand.

5. Equity

	Share	Share		Retained	Profit/(loss)
	capital	premium	Reserves	earnings	for the year	Total
BALANCE AT 31 MARCH 2014	14,614	104,954	1,461	57,937	43,065	222,031
Allocation of 2013/2014 profit	—	—	—	43,065	(43,065)	—
Dividends paid	—	—	—	(11,455)	—	(11,455)
Profit/(loss) for the year	—	—	—	—	40,652	40,652
Other	—	—	—	—	—	—
BALANCE AT 31 MARCH 2015	14,614	104,954	1,461	89,547	40,652	251,228
Allocation of 2014/2015 profit	—	—	—	40,652	(40,652)	—
Dividends paid	—	—	—	(12,977)	—	(12,977)
Profit/(loss) for the year	—	—	—	—	27,372	27,372
Other(1)	—	1,887	(1,831)	—	—	56
BALANCE AT 31 MARCH 2016	14,614	106,841	(370)	117,222	27,372	265,679

(1)	35,000 options to subscribe to new shares have been exercised, resulting in a EUR 1,887 thousand increase in share premium. 35,000 shares have been cancelled, resulting in a EUR 1,831 thousand reduction in reserves (use by the Management Board of the authorisation granted at the Combined General Meeting).

5.1 SHARE CAPITAL

At 31 March 2016, the share capital of the Company was EUR 14,614,152, divided into 14,614,152 shares of EUR 1 each, fully paid up. Shares registered in the name of the same shareholder for at least two years (7,661,766 shares at 31 March 2016) have double voting rights.

Analysis of share capital

Shares	Nominal value	31 March 2015	Newly issued	Granted double voting rights	31 March 2016
Ordinary	1	6,893,152	—	59,234	6,952,386
Amortised	—	—	—	—	—
With priority dividends	—	—	—	—	—
With double voting rights	1	7,721,000	—	(59,234)	7,661,766
TOTAL	1	14,614,152	—	—	14,614,152

Treasury shares

At 31 March 2016, the Company directly or indirectly held 155,390 treasury shares. These shares accounted for 1.06% of the share capital. These 155,390 shares were earmarked for the various stock option and free share plans.

Employee shareholding

FCPE Faiveley Actions holds 13,280 shares (0.1%) in the Company.

Share purchase or subscription option plans

• PLAN FEATURES

Allocation	Share purchase option plan	Share subscription option plan
Date of Management Board meeting	16/07/2008	23/11/2009
Exercise price in EUR*	40.78	54.91
Date from which options can be exercised	16/07/2010	22/11/2013
Expiry date	16/07/2015	22/11/2017
Number of options remaining to be exercised at 31 March 2015	8,447	116,000
Options granted during the period
Options cancelled during the period		(7,000)
Options exercised during the period	(8,447)	(35,000)
Number of options remaining to be exercised at 31 March 2016	—	74,000

*	The exercise price is equal to the average price of the 20 trading days preceding the date of the Management Board meeting that decided to grant the options, less a discount of 5%.

Free performance-based share allocation plans and free share plans

FREE PERFORMANCE-BASED SHARE ALLOCATION PLAN OF 10 AUGUST 2015

On 10 August 2015, the Management Board decided to allocate free shares subject to performance criteria pursuant to the authorisation granted at the Extraordinary General Meeting of 12 September 2014. This involved allocating a total of 5,400 shares to 3 beneficiaries. This allocation is subject to the beneficiary remaining employed by the Group and to performance conditions identical to those of the free performance-based share allocation plan of 2 July 2014 (see Note 16 to the consolidated financial statements at 31 March 2015).

FREE PERFORMANCE-BASED SHARE ALLOCATION PLAN OF 1 OCTOBER 2015

On 1 October 2015, the Management Board decided to allocate free performance-based shares to certain employees pursuant to the authorisation granted at the Extraordinary General Meeting of 18 September 2015. This involved allocating a total of 140,275 shares to 356 beneficiaries. The delivery of these free shares is subject to the beneficiaries remaining employed by the Group and to performance criteria applicable over a one-year period. For reasons of confidentiality, the levels expected in relation to performance criteria are not disclosed, but are based on:

•	a profit from recurring operations target for the 2015/2016 financial year;

•	a cash flow generation target for the 2015/2016 financial year;

•	two specific targets as part of the rollout of the Group’s strategic plan.

FREE PERFORMANCE-BASED SHARE ALLOCATION PLAN OF 27 JANUARY 2016

On 27 January 2016, the Management Board decided to allocate free shares subject to performance criteria pursuant to the authorisation granted at the Extraordinary General Meeting of 18 September 2015. This involved allocating a total of 4,500 shares to 3 beneficiaries. This allocation is subject to the beneficiary remaining employed by the Group and to performance conditions identical to those of the free performance-based share allocation plan of 1 October 2015 (see above).

• PLAN FEATURES

Allocation	Free performance-based shares					Free shares
Date of authorisation by the AGM	12/09/2013	12/09/2014	12/09/2014	18/09/2015	18/09/2015	14/09/2011	14/09/2012
Date of Management Board	02/07/2014	27/03/2015	10/08/2015	01/10/2015	27/01/2016	05/03/2012	15/01/2013
Date ownership of free shares transferred to French tax residents	02/07/2016	27/03/2017	10/08/2017	01/10/2016	27/01/2017	05/03/2014	15/01/2015
Date ownership of free shares transferred to non-French tax residents	02/07/2018	27/03/2019	N/A	01/10/2016	27/01/2017	05/03/2016	15/01/2017
Vesting date of free shares	02/07/2018	27/03/2019	10/08/2019	01/10/2017	27/01/2018	05/03/2016	15/01/2017
Total number of shares allocated at 31 March 2015	132,406	4,000	—	—	—	25,042	30,640
Number of shares allocated during the period	—	—	5,400	140,275	4,500	—	—
Number of shares cancelled during the period	(7,360)	—	—	(1,000)	—	(260)	(136)
Total number of shares vested during the period under this plan	—	—	—	—	—	(24,782)	—
Total number of shares allocated at 31 March 2016	125,046	4,000	5,400	139,275	4,500	—	30,504
Terms and conditions of share allocation under the plan	Determination of % of shares vested at 02/07/2016	Determination of % of shares vested at 27/03/2017	Determination of % of shares vested at 10/08/2017	Determination of % of shares vested at 01/10/2016	Determination of % of shares vested at 27/01/2017	Allocation subject to personal investment by beneficiaries, with two free shares granted for every share bought	Allocation subject to personal investment by beneficiaries, with two free shares granted for every share bought

5.2 SHARE PREMIUM

The share premium represents the difference between the nominal value of securities and the amount, net of costs, received in cash or kind at the time of the issue.

6. Regulated provisions and provisions for liabilities and charges

	At 1 April 2015	Charges	Used reversals	Unused reversals	At 31 March 2016
Accelerated depreciation	—	—	—	—	—
REGULATED PROVISIONS	—	—	—	—	—
Provision for exchange risk	424	496	(424)		496
Provisions for liabilities and charges(1)	—	5,000	—	—	5,000
Provisions for litigation	813	237	(260)	—	790
Provisions for option plans(2)	6,077	8,947	(1,166)	—	13,858
Provisions for employee compensation	23	10	—	—	33
PROVISIONS FOR LIABILITIES AND CHARGES	7,337	14,690	(1,850)	—	20,177

(1)	This item includes professional fees related to the Wabtec transaction.
(2)	This item includes provisions for option plans of EUR 13,858 thousand. This provision consists of EUR 1,838 thousand for the subscription plan of 15 January 2013, EUR 6,117 thousand for the free performance-based share plan of 2 July 2014, EUR 143 thousand for the free performance-based share plan of 27 March 2015, EUR 115 thousand for the free performance-based share plan of 10 August 2015, EUR 5,586 thousand for the free performance-based share plan of 1 October 2015 and EUR 60 thousand for the free performance-based share plan of 27 January 2016.

7. Loans and borrowings

	Less than 1 year	More than 1 year	At 31 March 2016	At 31 March 2015
Bond-type borrowings(1)	1,525	56,927	58,452	58,522
Loans and borrowings from credit institutions(2)	207,580	295,000	502,580	536,114
Employee profit-sharing	—	65	65	65
Other financial liabilities	—	—	—	—
Credit current accounts(3)	438,158	—	438,158	417,092
TOTAL	647,263	351,992	999,255	1,011,793

(1)	Bond-type issue (US private placement).
(2)	Of which EUR 130 million Schuldschein-type loan (private placement under German law), EUR 195 million loan granted by the bank pool, EUR 0.3 million in interest due in respect of financial debt and bank overdrafts of EUR 177.3 million.
(3)	Of which cash advances of EUR 258.9 million received from subsidiaries and cash pooling advances of EUR 179.2 million.

In respect of all its sources of financing and following the renegotiation of the syndicated loan, Faiveley Transport Group must now comply with the following three financial conditions:

•	leverage ratio “Consolidated Net Debt/Consolidated EBITDA”, which must not exceed 3;

•	gearing ratio “Consolidated Net Debt/Equity”, which must not exceed 1.5;

•	“Consolidated EBITDA/Cost of Consolidated Net Financial Debt” ratio, which must exceed 3.5.

Non-compliance with one of these covenants may result in the debt becoming immediately repayable.

The calculation of banking ratios for the “USPP” and “Schuldschein” loans is based on accounting standards applicable at the balance sheet date. The calculation of banking ratios for the Syndicated Credit loan is based on accounting standards applicable at the date the contract was signed.

At 31 March 2016, ratios were as follows for the various sources of financing:

At 31 March 2016	Syndicated credit	US private placement	Schuldschein loan
“Consolidated Net Debt/Consolidated EBITDA” ratio	1.32	1.42	1.38
“Net Financial Debt/Equity” ratio	n/a	0.23	0.23
“Consolidated EBITDA/Cost of Consolidated Net Financial Debt” ratio	11.98	11.42	11.42

8. Other liabilities

	Less than 1 year	More than 1 year	At 31 March 2016	At 31 March 2015
Trade payables	24,567	—	24,567	17,276
Tax and social security liabilities	12,225	—	12,225	8,360
Tax consolidation	2,838	—	2,838	1,857
Other liabilities	622	—	622	686
TOTAL	40,252	—	40,252	28,179

9. Deferred expenses

Nil.

10. Accrued expenses and accrued income

10.1	ACCRUED EXPENSES

Accrued expenses included in the following balance sheet headings	2015/2016	2014/2015
Borrowings and financial debt	1,817	1,908
Trade payables	8,164	4,081
Tax and social security liabilities	8,769	5,476
Liabilities for non-current assets	8	8
Other liabilities	507	570
TOTAL	19,265	12,043

10.2 ACCRUED INCOME

Accrued income included in the following balance sheet headings	2015/2016	2014/2015
Receivables from equity investments	372	334
Trade receivables	51,746	36,543
Other receivables(1)	1,298	—
Trade payables	—	—
Tax and social security receivables	403	392
Cash and cash equivalents	—	—
TOTAL	53,819	37,269

(1)	Of which EUR 1,298 thousand in dividends at 31 March 2016.

11. Prepaid expenses and deferred income

	2015/2016	2014/2015
Operating expenses	1,244	1,080
Financial expenses	—	—
Exceptional expenses	—	—
PREPAID EXPENSES	1,244	1,080
Operating income	—	—
Financial income	—	—
Exceptional income	—	—
DEFERRED INCOME	—	—

12. Comments on the income statement

Faiveley Transport continues its activities of providing services to the Group as the holding company. Sales in 2015/2016 increased by EUR 12.2 million compared with the previous financial year, namely EUR 79.6 million vs. EUR 67.4 million.

Costs incurred by Faiveley Transport for services provided to subsidiaries were rebilled. The operating loss was nevertheless EUR 21.7 million, compared with a loss of EUR 3.4 million in 2014/2015. This increase in operating loss was primarily due to costs related to the planned transaction with Wabtec, recorded under “non-productive fixed costs” for EUR 14.7 million, and which have not been rebilled to the subsidiaries.

The net financial income was EUR 44.9 million, against EUR 42.8 million in the previous year.

Over the 2015/2016 financial year, Faiveley Transport recorded an income tax gain of EUR 4.5 million. This gain includes the tax consolidation income of EUR 5.9 million, offset by the EUR 1.0 million corporate tax charge of the German subsidiaries, Faiveley Transport Holding GmbH & Co. KG and Faiveley Transport Leipzig GmbH & Co. KG, as well as miscellaneous taxes of EUR 0.4 million.

As a result, Faiveley Transport’s net profit for the 2015/2016 financial year totalled EUR 27.4 million, down EUR 13.3 million compared with the previous financial year.

13. Analysis of sales by segment and geographic area

Segment	2015/2016	2014/2015
Provision of services	79,560	67,358
Leases	3	2
TOTAL	79,563	67,360

Geographic area	2015/2016	2014/2015
France	21,740	19,001
EU	38,735	33,878
Non-EU	19,088	14,481
TOTAL	79,563	67,360

14. Research and development costs

None in Faiveley Transport’s parent company financial statements.

15. Personnel costs

	2015/2016	2014/2015
Salaries(1)	26,264	15,251
Social security charges	7,269	5,357
TOTAL	33,533	20,608

(1)	Of which net charges related to share subscription and free share allocation plans of EUR 10,392 thousand and EUR 3,255 thousand at 31 March 2016 and 31 March 2015 respectively.

16. Net financial income

	2015/2016	2014/2015
Dividends received	52,528	51,675
Income from marketable securities	20	392
Interest on current accounts, loans, borrowings and overdrafts	(8,110)	(10,076)
Realised foreign exchange gains and losses	(160)	(111)
Charges and reversals on financial investments	28	317
Other financial income and charges	601	587
NET FINANCIAL INCOME	44,907	42,784

Excluding dividends, net financial income increased by EUR 1.3 million, mainly due to a EUR 1.2 million reduction in the financial debt.

17. Net exceptional income/(expense)

	2015/2016	2014/2015
Income/(expense) on exercise of options	—	—
Miscellaneous(1)	(305)	—
NET EXCEPTIONAL INCOME/(EXPENSE)	(305)	—

(1)	Primarily including the financial penalty of EUR 300 thousand imposed by the AMF mentioned in the section “Highlights of the Financial Year”.

18. Income tax

18.1 ANALYSIS OF INCOME TAX BETWEEN THE CURRENT TAX CHARGE, EXCEPTIONAL INCOME AND ACCOUNTING PROFIT

	Before tax	Income tax	After tax
Profit from ordinary activities	23,208	—	23,208
Net exceptional income/(expense)	(305)	—	(305)
Foreign tax and miscellaneous	—	(1,435)	(1,435)
Tax consolidation gains	—	5,904	5,904
ACCOUNTING PROFIT/(LOSS)	22,903	4,469	27,372

18.2 TAX CONSOLIDATION

Faiveley Transport heads a tax consolidation group that comprises Faiveley Transport Tours, Faiveley Transport Amiens, Faiveley Transport Gennevilliers and Faiveley Transport NSF.

Each member of the tax group books its own tax charge as a standalone company. Tax savings or charges achieved as part of this tax consolidation are recognised and retained by the parent company.

The French tax consolidation income of EUR 5.9 million comprises EUR 5.0 million paid to Faiveley Transport by its consolidated French subsidiaries, and EUR 0.9 million tax receivable related to claiming the share of the costs and charges in respect of the dividend received from European subsidiaries between 2013 and 2015.

Without the tax consolidation, the tax charge of Faiveley Transport alone would have been EUR 24.1 million.

At 31 March 2016, tax losses carried forward of EUR 13.6 million remained (of which EUR 1.2 million pre-dated the merger of the companies Faiveley SA and Faiveley Transport; these losses may only be used on against Faiveley Transport’s profits).

18.3 IMPACT OF EXCEPTIONAL TAX ASSESSMENTS

Nil.

18.4 DEFERRED AND UNREALISED TAX POSITION

Description	Amount
Payable on:
Regulated provisions:	—
Provisions for price increases	—
TOTAL INCREASE	—
Prepaid on non-deductible timing differences (deductible the following year):
Paid holidays	1,692
Charge to non-deductible provisions	—
Liability translation adjustment	550
Organic contribution	—
TOTAL DECREASE	2,242
NET DEFERRED TAX POSITION	2,242

19. Translation differences

Positive and negative translation differences arise on the translation of trade receivables and payables and on borrowings, loans and foreign currency denominated bank accounts at balance sheet date exchange rates.

Type of translation difference	Unrealised losses (assets)	Provision for exchange loss	Unrealised gains (liabilities)
Subsidiary loans	—	—	—
Subsidiary borrowings	—	—	—
Bank borrowings	—	—	—
Foreign currency-denominated current accounts	—	—	—
Foreign currency-denominated trade receivables	448	448	486
Foreign currency-denominated trade payables	48	48	64
TOTAL	496	496	550

D. OTHER INFORMATION

1. Post-balance sheet events

In application of the terms and conditions of the agreement of 23 December 2014 between Faiveley Transport and the minority shareholders in Faiveley Transport Schweiz AG, the legal and financial transfer of the remaining 10% of shares held by minority shareholders to Faiveley Transport took place in April 2016 financial year for EUR 1.3 million.

The process for applying to the European Commission for authorisation is ongoing. Following the formal notification submitted on 4 April 2016, on 12 May 2016 the European Commission opened an in-depth investigation (Phase 2) regarding certain segments which could be affected by the combination.

In the United States, the Department of Justice is continuing the additional information (“second request”) proceedings in relation to the planned acquisition.

In this context, the acquisition of a controlling interest from the Faiveley family by Wabtec is not expected before the fourth quarter of 2016 and the proposed public offer will be filed with the Autorité des Marchés Financiers (AMF – French financial markets authority) in the weeks following this change in control.

2. Information on non-tax deductible charges

Non-tax deductible expenses were EUR 105,752 at 31 March 2016.

3. Average workforce

The average workforce includes employees allocated to international offices.

	2015/2016	2014/2015
Managers and executives	122	92
Supervisors	1	1
Employees	12	9
TOTAL WORKFORCE	135	102

4. Directors’ remuneration and fees

During the 2015/2016 financial year, members of the Group’s management bodies (Management Board) received a total of EUR 1,181,286 in direct and indirect remuneration of any nature. The total amount of Directors’ fees paid to Supervisory Board members was EUR 211,012.

5. Transactions with related companies and parties

WITH RELATED COMPANIES

Share of financial investments, receivables, payables, income and expenses concerning related parties:

Related companies	2015/2016	2014/2015
Equity investments	498,406	496,068
Receivables from equity investments	86,948	105,562
Trade receivables	59,417	48,079
Other receivables	1,298	—
Loans and other borrowings	438,158	417,091
Trade payables	16,890	14,258
Other liabilities	2,838	1,857
Provision of services	79,430	67,294
Operating expenses	34,120	30,326
Financial expenses	733	1,095
Financial income	54,182	53,812

WITH RELATED PARTIES

Apart from the transactions carried out with related parties not covered by law, all significant transactions were concluded at arm’s length.

Agreements with related parties are set out in a note to the consolidated financial statements (Note 33 – Transactions with related parties).

6. Off-balance sheet commitments

6.1 COMMITMENTS GIVEN

	2015/2016	2014/2015
Deposits, securities and guarantees given to financial institutions	62,278	50,859
Retirement benefits(1)	1,563	1,127
Parent company guarantees	585,926	540,694

(1)	Retirement assumptions:

The discount rates are determined by reference to the yields on AAA bonds for the equivalent periods to the commitments at the date of valuation.

The assumptions adopted in the calculation of the retirement commitments are disclosed in the table below:

	2015/2016	2014/2015
Discount rate	1.45%	1.30%
Inflation rate	2.00%	2.00%
Average rate of salary increase	2% -2.50%	2.50%

6.2 LONG-TERM LEASE COMMITMENTS

Leases	Amounts
Lease payments for the financial year	829
TOTAL	829
Lease payments due:
• less than 1 year	846
• 1 to 5 years	3,384
• more than 5 years	1,692
TOTAL	5,922

6.3 HEDGING COMMITMENTS

Interest rate risk

The syndicated debt, excluding the revolving facility, is indexed on Euribor variable rates. The “SSD Schuldschein” private placement includes several maturities, some of which are indexed on a variable rate, others bearing a fixed rate. This debt may be hedged in accordance with the Group’s interest rate risk policy. All revolving facilities, drawn or undrawn, bear a variable rate and are not subject to interest hedges. The same applies to the US private placement bond issue, which bears a fixed rate.

To manage its risk, the Treasury Department has implemented a hedging strategy using interest rate swaps and options.

The exposure to interest rates on loans in Euros is hedged for between 70% and 74%, depending on interest rate fluctuations for the period 2016/2017.

The US dollar denominated debt comprising the “US Private Placement” bond issue exclusively bears fixed rates.

The estimated cost of the Euro-denominated syndicated debt and “Schuldschein” loan is 1.58% for the 2016/2017 period, hedges and spreads included. The estimated cost of the US-denominated debt is estimated at 4.85% . The total cost of the Group’s debt for 2016/2017 is therefore estimated at 2.15% .

Considering the amortisation profile of the syndicated facility, the “Schuldschein” loan and interest rate hedges, the net exposure of the Euro-denominated debt at 31 March 2016 was as follows:

					Net hedged variable
	Financial liabilities		Hedge instruments		rate exposure
Euro-denominated debt	Fixed rate	Variable rate	Fixed rate	Variable rate	Fixed rate	Variable rate
Under 1 year	—	30,000	30,000	—	30,000	—
1 to 2 years	—	30,000	30,000	—	30,000	—
2 to 3 years	8,500	55,000	50,000	—	58,500	5,000
More than 3 years	59,000	142,500	50,000	—	109,000	92,500
TOTAL EUR	67,500	257,500	160,000	—	227,500	97,500	(1)

(1)	Sensitivity analysis of net exposure (EUR 97.5 million): A 100 basis points increase in both the reference “Euribor 1 months” and “Euribor 6 months” interest rates would result in a full-year increase of EUR 1.0 million in the interest expense.

Given the amortisation profile of the syndicated credit, the US private placement and interest rate hedges, the net exposure of the US dollar-denominated debt at 31 March 2016 was as follows:

					Net hedged variable
	Financial liabilities		Hedge instruments		rate exposure
USD-denominated debt	Fixed rate	Variable rate	Fixed rate	Variable rate	Fixed rate	Variable rate
Under 1 year	—	—	—	—	—	—
1 to 2 years	3,600	—	—	—	3,600	—
2 to 3 years	3,600	—	—	—	3,600	—
More than 3 years	67,800	—	—	—	67,800	—
TOTAL USD	75,000	—	—	—	75,000	—

The following table summarises the interest rate risk exposure for the 2016/2017 period:

Amount of debt (EUR thousands)	Currency	Maximum exposure	Estimated cost of debt
325,000	EUR	30%	1.58%
75,000	USD	0%	4.85%

Exchange risks

The Group operates in foreign countries and is therefore exposed to exchange risk as a result of various foreign currency exposures.

The main currencies concerned are the US Dollar, the Hong Kong Dollar, the Czech Koruna, the Swedish Krona, the Pound Sterling and the Chinese Yuan.

The management of the exchange risk of commercial contracts is centralised in the Faiveley SA Treasury Department and comprises two parts: certain and uncertain risk.

EXCHANGE RISK MANAGEMENT RELATING TO TENDERS IN FOREIGN CURRENCIES (UNCERTAIN RISK)

Faiveley Transport Group is required to submit tenders denominated in foreign currencies. The Group’s hedging policy is not to use hedge instruments during the offer phase, unless when specifically decided by Management. The aim is to manage the exchange risk through normal commercially available means. If necessary, the Group Treasury Department would mainly use exchange options.

EXCHANGE RISK MANAGEMENT RELATING TO COMMERCIAL CONTRACTS (CERTAIN RISK)

Commercial contracts in foreign currencies (most often successful tenders) are hedged by the Group Treasury Department from contractual commitment. Instruments used mainly include forward purchases and sales and exchange swaps. Group Treasury may also use options.

The Group’s policy is to systematically hedge the full value of future transactions expected in every major currency. The minimum trigger threshold for a foreign exchange hedge is EUR 250 thousand.

Various cash flows are hedged for a minimum of 80% of the annual budget.

In addition to commercial contracts, all financial positions and management fees deemed significant are hedged.

• GROUP EXPOSURE RESULTING FROM COMMERCIAL CONTRACTS AT 31 MARCH 2016

Amounts in currency thousands	Trade receivables [a]	Trade payables [b]	Commitments [c]	Net position before hedging [d] = [a]-[b]-[c]	Hedge instruments [e]	Net unhedged position [f] = [d]-[e]
Australian Dollar	549	—	2,947	3,496	3,487	9
Canadian Dollar	—	—	(7,730)	(7,730)	(7,729)	(1)
Swiss Franc	—	(151)	(2,266)	(2,416)	(2,412)	(4)
Chinese Yuan	32,731	(8,094)	(47,662)	(23,025)	(28,416)	5,392
Czech Koruna	—	(57,971)	(505,931)	(563,902)	(559,963)	(3,939)
Pound Sterling	626	(268)	(2,003)	(1,646)	(1,623)	(23)
Hong Kong Dollar	16,983	(36,328)	57,510	38,165	37,327	838
Norwegian Krone	—	—	1,360	1,360	1,360	(0)
Polish Zloty	564	—	1,986	2,550	2,549	1
Russian Rouble	—	—	42,169	42,169	42,169	(0)
Swedish Krona	8,974	(37,159)	(32,451)	(60,636)	(61,390)	754
Singapore Dollar	992	(554)	68,468	68,906	68,906	—
US Dollar	7,909	(8,057)	(5,026)	(5,174)	1,961	(7,135)

• FORWARD SALES USED TO HEDGE FINANCIAL AND BUSINESS TRANSACTIONS AT 31 MARCH 2016

	EUR thousands	Currency thousands	Fair value
Norwegian Krone	289	2,720	—
Swedish Krona	19,900	185,174	(180,521)
Czech Koruna	8,562	231,462	13,273
Australian Dollar	22,615	34,027	(1,509,613)
Hong Kong Dollar	150,381	1,306,793	3,822,338
Singapore Dollar	46,077	70,516	—
US Dollar	335,828	370,164	11,393,168
Swiss Franc	458	495	5,084
Pound Sterling	19,038	14,544	668,330
Indian Rupee	14,663	1,230,968	551,559
Russian Rouble	1,399	106,756	—
Chinese Yuan	51,989	394,720	1,825,372
Polish Zloty	849	3,661	(7,054)
TOTAL	672,048		16,581,936

• FORWARD PURCHASES USED TO HEDGE FINANCIAL AND BUSINESS TRANSACTIONS AT 31 MARCH 2016

	EUR thousands	Currency thousands	Fair value
Norwegian Krone	144	1,360	—
Swedish Krona	57,356	535,774	771,309
Czech Koruna	36,954	998,563	175,652
Australian Dollar	10,987	17,076	561,447
Hong Kong Dollar	186,359	1,632,356	(2,684,497)
Singapore Dollar	1,051	1,608	—
US Dollar	174,408	194,835	(3,584,402)
Swiss Franc	2,972	3,194	(45,721)
Canadian Dollar	5,244	7,729	—
Pound Sterling	58,766	45,387	(1,486,931)
Indian Rupee	26,206	1,979,170	25,871
Russian Rouble	846	64,587	—
Korean Won	2,600	3,326,604	55,336
Chinese Yuan	106,532	783,748	11,269
Polish Zloty	3,236	13,988	39,738
TOTAL	673,661		(6,160,929)

Derivative instruments

The fair value of derivative instruments used to hedge against foreign exchange, interest rate and raw material risks was as follows:

At 31 March 2016	Financial instruments assets	Financial instruments liabilities	Unrealised gains/ (losses) equity
Interest rate hedges(1)	793	1,564	(731)
Raw material hedges(1)	12	—	12
Foreign exchange hedges	24,005	13,649	(482)
• fair value hedges	9,501	6,683	—
• cash flow hedges	673	1,158	(482)
• not eligible for hedge accounting	13,831	5,808	—
TOTAL	24,810	15,213	(1,201)

(1)	Cash flow hedges.

At 31 March 2015	Financial instruments assets	Financial instruments liabilities	Unrealised gains/ (losses) equity
Interest rate hedges(1)	—	849	(566)
Raw material hedges(1)	41	—	41
Foreign exchange hedges	35,965	16,998	112
• fair value hedges	17,685	10,190	—
• cash flow hedges	363	263	112
• not eligible for hedge accounting	17,917	6,545	—
TOTAL	36,006	17,847	(413)

(1)	Cash flow hedges.

6.4 COMMITMENTS RECEIVED

Nil.

7. Statutory Auditors’ fees

Statutory Auditors’ fees are included in Note 39 to the 2015/2016 consolidated financial statements.

8. List of subsidiaries and equity investments (EUR thousands)

Subsidiary	Share capital	Equity (other than share capital)	% of share capital held	Value of shares held	Net value of shares held	Loans and advances	Guarantees and commitments issued	Sales excluding tax	Dividends received
Faiveley Transport Amiens	8,100	52,507	100	20,000	20,000	—	9,489	99,319	9,990
Faiveley Transport NSF	983	9,989	100	12,758	12,758	—	1,081	23,667	3,001
Faiveley Transport Tours	39,965	54,416	100	39,422	39,422	—	12,841	158,562	7,513
Faiveley Transport Gennevilliers	5,000	(98)	100	5,000	5,000	14,343	—	11,600	—
Sofaport	96	(74)	60	36	36	—	—	—	—
Faiveley Transport Pilzen	7	885	100	6	6	—	—	2,351	—
Faiveley Transport Usa Inc.	1	107,041	100	36,706	36,706	5,280	11,188	—	—
Qingdao Faiveley Sri Rail Brake Co. Ltd.	4,081	26,261	50	1,486	1,486	—	8,564	66,698	2,726
Datong Faiveley Couplers Systems Co. Ltd.	680	681	50	237	237	—	—	2,577	—
Faiveley Transport Asia Pacific Co. Ltd.	1,037	(16)	100	1,057	1,057	—	—	—	—
Leipzig GmbH & Co KG	16,000	25,872	100	23,111	23,111	—	97,788	91,788	8,000
Nowe GmbH	125	2,517	75	3,887	3,887	212	401	6,963	—
Faiveley Transport Holding GmbH & Co KG	10	129,565	100	90,010	90,010	—	—	—	10,000
Shijiazhuang Jiaxiang Precision Machinery Co. Ltd	4,897	6,038	50	1,892	1,892	—	2,040	19,227	1,298
Faiveley Transport Ibérica SA	871	32,211	100	1,390	1,390	20,231	3,496	50,220	—
Faiveley Transport Do Brasil Ltda.	5,060	10,294	100	4,258	4,258	—	—	17,080	—
Faiveley Transport Italia Spa.	1,424	108,233	98.70	48,365	48,365	8,715	24,507	148,817	—
Faiveley Transport Tamworth Ltd.	63	10,078	100	66	66	—	1,179	15,929	—
Faiveley Transport Far East Ltd.	9,798	(17,002)	100	8,503	8,503	13,613	66,090	34,604	—
Lekov a.s.	1,974	10,753	100	5,884	5,884	—	1,310	26,152	—
FMRP	—	488	48	486	486	—	664	1,891	—
Faiveley Transport Canada Ltd.	—	(2,049)	100	—	—	7,383	60,089	13,613	—
Faiveley Transport Schwab	1,372	11,945	100	29,711	29,711	—	—	21,348	—
Faiveley Transport Schweiz AG	91	6,170	100	4,207	4,207	—	—	9,388	—
Faiveley Transport Systems Technology (Beijing) Co. Ltd.	4,320	(3,561)	100	3,500	3,500	—	30,102	14,442	—
Faiveley Transport Belgium NV	248	1,135	100	—	—	—	—	9,276	—
Faiveley Transport Malmo AB	11,195	156,252	100	156,409	156,409	—	—	—	10,000
Faiveley Transport Russia	—	504	100	8	8	—	726	1,522	—
Faiveley Transport Maroc	9	(1)	100	9	9		—	699	—
Faiveley Transport South Afric(1)	—	—	100	—	—		—	—	—

(1)	Dormant company.

STATUTORY AUDITORS’ REPORT ON THE PARENT COMPANY FINANCIAL STATEMENTS

“This is a free translation into English of the Statutory Auditors’ report issued in French and is provided solely for the convenience of English speaking users. The Statutory Auditors’ report includes information specifically required by French law in such reports, whether modified or not. This information is presented below in the opinion on the financial statements and includes an explanatory paragraph discussing the auditors’ assessments of certain significant accounting and auditing matters. These assessments were considered for the purpose of issuing an audit opinion on the financial statements taken as a whole and not to provide separate assurance on individual account captions or on information taken outside of the financial statements. This report should be read in conjunction with, and construed in accordance with, French law and professional auditing standards applicable in France.”

To the Shareholders,

In compliance with the assignment entrusted to us by the Annual General Meeting, we hereby report to you, for the year ended 31 March 2016, on:

•	the audit of the accompanying financial statements of Faiveley Transport;

•	the justification of our assessments;

•	the specific verifications and information required by law.

These financial statements have been approved by the Management Board. Our role is to express an opinion on these financial statements based on our audit.

I - Opinion on the financial statements

We conducted our audit in accordance with professional standards applicable in France; those standards require that we plan and perform the audit to obtain reasonable assurance regarding whether the financial statements are free of material misstatement. An audit involves performing procedures, using sampling techniques or other methods of selection, to obtain audit evidence regarding the figures and disclosures in the financial statements. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made as well as the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

In our opinion, the financial statements provide a true and fair view of the assets and liabilities and of the financial position of the Company and the results of its operation for the year then ended in accordance with French accounting principles.

II - Justification of our assessments

In accordance with the requirement of Article L. 823-9 of the French Commercial Code relating to the justification of our assessments, we bring to your attention the following matters:

The Notes B.3.1 and B.3.3 to the financial statements present accounting rules and methods used by your Company in order to value and depreciate the technical loss as well as equity securities. We have assessed the relevance of these methods. We also assessed approaches and assumptions used by the Company, as described in the financial statements, in order to estimate book values on the basis of the latest available information. We conducted tests of implementation to assess the application of these methods.

These assessments were made as part of our audit of the financial statements taken as a whole, and therefore contributed to the opinion we formed, which is expressed in the first part of this report.

III - Specific verifications and information

We have also performed, in accordance with professional standards applicable in France, the specific verifications required by French law.

We have no matters to report as to the fair presentation and the consistency with the financial statements of the information given in the management report of the Management Board and in the documents addressed to shareholders with respect to the financial position and the financial statements.

Concerning the information given in accordance with the requirements of Article L. 225-102-1 of the French Commercial Code relating to remunerations and benefits received by the Directors and any other commitments made in their favour, we have verified its consistency with the financial statements, or with the underlying information used to prepare these financial statements and, where applicable, with the information obtained by your Company from companies controlling your company or controlled by it. Based on this work, we attest to the accuracy and fair presentation of this information.

In accordance with the French law, we have verified that the required information concerning the identity of shareholders and holders of the voting rights has been properly disclosed in the management report.

Neuilly-sur-Seine and Dijon, 27 May 2016

The Statutory Auditors

PricewaterhouseCoopers Audit	Expertise Comptable et Audit

Philippe Vincent	Claude Cornuot

ADDITIONAL ITEMS FOR APPROVAL OF THE FINANCIAL STATEMENTS

PARENT COMPANY SALES AND RESULTS

For the year to 31 March 2016, the Company reported sales of EUR 79,562,940, compared with EUR 67,359,553 for the year ended 31 March 2015.

The 2015/2016 operating loss was EUR 21,699,177 compared with a loss of EUR 3,352,157 in the previous financial year.

For the year to 31 March 2016, net exceptional expense was EUR 304,928, while it was nil for the year ended 31 March 2015.

Faiveley Transport SA’s 2015/2016 net profit totalled EUR 27,372,178.14, in comparison with EUR 40,651,829.63 in 2014/2015.

Shareholders’ equity was EUR 265,679,657.48, compared with EUR 251,228,422.51 at the end of the previous financial year.

The presentation rules and valuation methods used for the preparation of the parent company’s financial statements are unchanged from those adopted in previous financial years.

PROPOSED ALLOCATION OF NET PROFIT

The Supervisory Board informs the shareholders that at 31 March 2016:

•	the legal reserve was EUR 1,461,415.20 with share capital of EUR 14,614,152 and represented one tenth of the share capital at 31 March 2016;

•	the 14,614,152 shares comprising the share capital have all been fully paid up;

•	the net profit for the financial year ended 31 March 2016 was EUR 27,372,178.14;

•	“Retained earnings” totalled EUR 117,221,862.89;

•	“Other reserves” was a negative EUR 1,831,211.57;

•	and that as a result, the Company’s distributable profits amounted to EUR 142,762,829.46.

The Management Board will propose to the Annual General Meeting that no dividend be paid and that this net profit of EUR 27,372,178.14 be carried over to “Retained Earnings”.

DIVIDENDS PAID IN RESPECT OF THE LAST THREE YEARS

Pursuant to the provisions of Article 243(ii) of the General Tax Code, the General Meeting notes that the following dividends were paid in respect of the last three financial years:

		Number of shares
FY	Total distributed	concerned	Dividend per share
2014/2015	EUR 12,977 K	14,418,424	EUR 0.90
2013/2014	EUR 11,454 K	14,317,669	EUR 0.80
2012/2013	EUR 13,541 K	14,255,145	EUR 0.95

Where, upon payment of these dividends, the Company holds any treasury shares, the distributable profit corresponding to the unpaid dividend due to the holding of the said shares will be allocated to “retained earnings”.

INFORMATION ON NON-TAX DEDUCTIBLE CHARGES

Non-tax deductible charges at 31 March 2016 amounted to EUR 105,752. They generated a tax charge of EUR 36,410.

SUBSIDIARIES AND EQUITY INVESTMENTS

The table of subsidiaries and equity investments is shown in Paragraph 3.7 (Note D, section 8) – Parent company financial statements of this Registration Document.

INFORMATION ON PAYMENT TERMS

At 31 March 2016, trade payables in the balance sheet totalled EUR 16,395 thousand, of which EUR 14,167 thousand related to Group entities.

The ageing analysis was as follows:

	30 days	60 days	60 days +	Total
Trade payables at 31 March 2015	1,412	11,163	612	13,187
TRADE PAYABLES AT 31 MARCH 2016	2,054	12,780	1,561	16,395

FAIVELEY TRANSPORT FIVE-YEAR FINANCIAL SUMMARY

	2011/2012	2012/2013	2013/2014	2014/2015	2015/2016
Share capital at year-end
Share capital	14,614,152	14,614,152	14,614,152	14,614,152	14,614,152
Number of ordinary shares in issue	14,614,152	14,614,152	14,614,152	14,614,152	14,614,152
Share par value	1	1	1	1	1
Number of preference dividend shares in issue	—	—	—	—	—
Maximum number of shares to be issued	—	—	—	—	—
Operations and results for the financial year
Sales (ex VAT)	52,681,294	56,747,369	62,210,981	67,359,553	79,562,940
Profit before tax, amortisation, depreciation and provision charges and profit-sharing	(10,825,972)	32,222,843	47,591,107	40,177,813	30,549,740
Income tax	(834,864)	4,534,414	3,497,043	(1,219,946)	(4,469,379)
Employee profit-sharing for the period	—	—	—	—	—
Profit after tax, amortisation, depreciation and provision charges and profit-sharing	(10,998,977)	26,762,496	43,065,385	40,651,830	27,372,178
Cash dividends paid*	12,422,029	13,883,444	11,691,322	13,152,737	—
Earnings per share
Earnings per share after tax, but before amortisation, depreciation and provision charges	(0.68)	1.89	3.02	2.75	2.40
Earnings per share after tax and amortisation, depreciation and provision charges	(0.75)	1.83	2.95	2.78	1.87
Cash dividend per share	0.85	0.95	0.80	0.90	—
Workforce
Average workforce for the period	78	89	105	102	135
Total payroll for the period	11,694,975	12,258,214	15,582,418	15,251,069	26,264,236
Total sums paid as employee benefits over the period (social security contributions, charities, etc.)	3,982,742	4,174,993	4,966,252	5,356,613	7,268,921

*	Subject to approval at the Ordinary General Meeting.